    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1996
                                                     REGISTRATION NO. 333-6819


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1
                                      TO
                                   FORM S-1


                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                       CONSOLIDATED CIGAR HOLDINGS INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              2121                      13-3694743
   (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)       IDENTIFICATION NO.)

                          5900 NORTH ANDREWS AVENUE
                                  SUITE 700
                     FORT LAUDERDALE, FLORIDA 33309-2369
                                (954) 772-9000
                 (Address, including zip code, and telephone
                       number, including area code, of
                  Registrant's principal executive offices)

                           BARRY F. SCHWARTZ, ESQ.
                       CONSOLIDATED CIGAR HOLDINGS INC.
                             35 EAST 62ND STREET
                           NEW YORK, NEW YORK 10021
                                (212) 572-8600
                   (Name, address, including zip code, and
                       telephone number, including area
                         code, of agent for service)

                       Copies of all communications to:

       PTION>
          Stacy J. Kanter, Esq.              Kris F. Heinzelman, Esq.
  Skadden, Arps, Slate, Meagher & Flom       Cravath, Swaine & Moore
             919 Third Avenue                   825 Eighth Avenue
         New York, New York 10022            New York, New York 10019
              (212) 735-3000                      (212) 474-1000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]


   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------





                                      PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES   AGGREGATE OFFERING     AMOUNT OF
    TO BE REGISTERED                      PRICE(1)       REGISTRATION FEE
- ----------------------------------  ------------------  ------------------
Class A Common Stock, par value
 $0.01 per share                        $108,675,000         $37,475(2)
- ----------------------------------  ------------------  ------------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.


(2)    $36,208 of the fee was previously paid.


   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTE

   This Registration Statement contains two forms of prospectus: one to be used in connection with an offering in the United States and Canada (the "U.S. Prospectus") and one to be used in a concurrent offering outside the United States and Canada (the "International Prospectus"). The two prospectuses are identical except for the front and back cover pages, the inside front cover page, and the section entitled "Underwriting." The form of U.S. Prospectus is included herein and is followed by the alternate pages to be used in the International Prospectus. Each of the alternate pages for the International Prospectus included herein is labeled "Alternate Page for International Prospectus." Final forms of each Prospectus will be filed with the Securities and Exchange Commission under Rule 424(b).

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JULY 30, 1996

                               4,500,000 SHARES


                       CONSOLIDATED CIGAR HOLDINGS INC.


                             CLASS A COMMON STOCK


                         (PAR VALUE $0.01 PER SHARE)


   All of the 4,500,000 shares of Class A Common Stock offered hereby are being sold by the Company. Of the 4,500,000 shares of Class A Common Stock offered, 3,500,000 shares are being offered hereby in the United States and 1,000,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

   Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of the Company entitles its holder to ten votes. All of the shares of Class B Common Stock are owned by Mafco Consolidated Group Inc. (NYSE:MFO) ("Mafco Consolidated Group"), a corporation 85% owned by Ronald O. Perelman, through his ownership of Mafco Holdings Inc. Immediately after consummation of the Offerings (assuming no exercise of the over-allotment options granted to the Underwriters), Mafco Consolidated Group will beneficially own shares of Class B Common Stock representing approximately 98.3% of the combined voting power of the outstanding shares of Common Stock. The net proceeds from the Offerings will be paid as a dividend to Mafco Consolidated Group. See "Use of Proceeds."

   Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $18.00 and $21.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

   SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

   The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "CIG," subject to official notice of issuance.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                   INITIAL PUBLIC      UNDERWRITING      PROCEEDS TO
                   OFFERING PRICE      DISCOUNT(1)       COMPANY(2)
                ------------------  ----------------  ---------------
Per Share .....          $                  $                 $
Total(3) ...... $                   $                 $

- ------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


(2)    Before deducting estimated expenses of $      payable by the Company.

(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 525,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 150,000 shares as part of the concurrent International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds
       to Company will be $    , $     and $    , respectively. See



       "Underwriting."


   The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New York,
on or about          , 1996, against payment therefor in immediately
available funds.

GOLDMAN, SACHS & CO.
                 MERRILL LYNCH & CO.
                                MORGAN STANLEY & CO.
                                            INCORPORATED
                                                      CHASE SECURITIES INC.

                   The date of this Prospectus is       , 1996.

               [GRAPHIC OF HAND HOLDING H. UPMANN CIGAR OMITTED]

   IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the Consolidated Financial Statements of the Company contained elsewhere in this Prospectus. Unless otherwise indicated or unless the context otherwise requires, the information contained in this Prospectus (i) gives effect to the amendment to the Company's certificate of incorporation to change the Company's authorized capital stock to Class A Common Stock, Class B Common Stock and preferred stock, par value $0.01 per share, to be effected simultaneously with the consummation of the Offerings; (ii) gives effect to the conversion of each outstanding share of the Company's current common stock, par value $1.00 per share, into approximately 25,500 shares of its newly created Class B Common Stock (totaling 25,500,000 shares of Class B Common Stock) (see "Description of Capital Stock"); and (iii) assumes the Underwriters' over-allotment options are not exercised. Simultaneously with or prior to consummation of the Offerings, the Company intends to issue a promissory note in the aggregate principal amount of $70.0 million (the "Promissory Note") to Mafco Consolidated Group and to pay to Mafco Consolidated Group a cash dividend of approximately $5.6 million funded by borrowings under the Credit Agreement (as defined herein). See "Certain Relationships and Related Transactions." Unless the context otherwise requires, all references in this Prospectus to the Company mean Consolidated Cigar Holdings Inc. and its subsidiaries.


                                 THE COMPANY

   Consolidated Cigar Holdings Inc. is the largest manufacturer and marketer of cigars sold in the United States in terms of dollar sales, with a 1995 market share of approximately 23% according to the Company's estimates. The Company markets its cigar products under a number of well-known brand names at all price levels and in all segments of the growing cigar market, including premium large cigars, mass market large cigars and mass market little cigars. The Company attributes its leading market position to the following competitive strengths: (i) well-known brand names, many of which are the leading brands in their category; (ii) broad range of product offerings within both the premium and mass market segments of the United States cigar market; (iii) commitment to and reputation for manufacturing quality cigars; (iv) marketing expertise and close attention to customer service; (v) efficient manufacturing operations; and (vi) an experienced management team. The Company is also a leading producer of pipe tobacco and is the largest supplier of private label and branded generic pipe tobacco to mass market retailers. In addition, the Company distributes a variety of pipe and cigar smokers' accessories.


   The Company's cigars and pipe tobacco products are marketed under a number of well-known brand names. The Company's premium cigars include the H. UPMANN, MONTECRISTO, DON DIEGO, DUNHILL, TE-AMO, SANTA DAMIANA, ROYAL JAMAICA, PRIMO DEL REY and MONTECRUZ brands. The Company's mass market large cigars include the ANTONIO Y CLEOPATRA (also known as AYC), DUTCH MASTERS, EL PRODUCTO, MURIEL, BACKWOODS, SUPER VALUE and SUPRE SWEETS brands. The Company's mass market little cigars include the DUTCH TREATS, SUPER VALUE and SUPRE SWEETS brands. The Company's pipe tobacco products include the MIXTURE NO. 79 and CHINA BLACK brands.


   The Company believes that the growing cigar market and increased demand for cigars continue to offer the Company substantial growth opportunities. Recently, cigar smoking has gained popularity in the United States, resulting in a significant increase in consumption and retail sales of cigars, particularly for premium cigars. Management believes that this increase in cigar consumption and retail sales is the result of a number of factors, including: (i) the increase in the number of adults over the age of 50 (a demographic group believed to smoke more cigars than any other demographic segment) and (ii) the emergence of an expanding base of younger affluent adults who have recently started smoking cigars and who tend to smoke premium cigars. The Company believes the increase in cigar smoking is in large part attributable to a positive and improving image of cigar smoking resulting from increased publicity, including the success of Cigar Aficionado magazine, the increased visibility of use by celebrities and the proliferation of "Cigar Smokers" dinners and other special events for cigar smokers.


   Consumption of cigars is currently increasing following a decline in consumption at a compound annual rate of 3.6% from 1964 to 1993. Consumption of cigars increased to 4.0 billion units in 1995 from 3.4 billion units in 1993, with substantial growth in premium cigars. Consumption of premium cigars increased at a compound annual unit growth rate of 2.4% from 1976 to 1991, at a compound annual unit growth rate of 8.9% from 1991 to 1994 and at a unit growth rate of 30.6% from 1994 to 163.9 million units in 1995. Growth in the premium segment has continued to accelerate in 1996. The mass market segment of the industry has also experienced increased consumption with a compound annual unit growth rate of 7.2% from 1993 to 3.8 billion units in 1995. Retail sales of cigars, which generally declined from 1964 to 1987 and grew modestly from 1987 to 1993, experienced significant growth from 1993 to 1995 with retail sales of cigars outpacing unit growth since 1991. This growth in retail sales of cigars was primarily the result of a combination of increased prices and a shift in the sales mix to more expensive cigars. Total retail sales have increased at a compound annual growth rate of 9.3% from 1991 to $1.0 billion in 1995, while the corresponding compound annual unit growth rate was only 3.6%. There can be no assurance that unit consumption and retail sales of cigars will continue to increase in the future. See "Risk Factors--Declining Market for Cigars through 1993" and "--Extensive and Increasing Regulation of Tobacco Products."

   The Company's financial results reflect the strength of the cigar industry and the Company's leadership position in that industry. In 1995, the Company had net sales of $158.2 million, operating income of $31.4 million and net income of $13.9 million, representing increases of 20.3%, 35.1%, and 81.3%, respectively, from 1994 results. For the first twenty-six weeks of 1996, the Company had net sales of $92.2 million, operating income of $21.2 million and net income of $11.2 million, representing increases of 29.0%, 51.6%, and 100.0%, respectively, from the first twenty-six weeks of 1995. Further, because of the high demand for the Company's cigars, especially its premium cigars, the Company's backorders increased from 3.2 million cigars at December 31, 1994 to 4.3 million cigars at December 31, 1995, and further increased to 12.0 million cigars at June 29, 1996. For the year ended December 31, 1995 and the twenty-six week period ended June 29, 1996, cigars accounted for approximately 90% of the Company's net sales.


   The Company believes that its competitive strengths, together with the following initiatives, will enable the Company to accelerate its growth, increase its profitability and enhance its market share:


   CAPITALIZE ON GROWTH OPPORTUNITIES IN THE PREMIUM MARKET SEGMENT. The Company intends to capitalize on the rapidly growing premium cigar market by
(i) increasing the Company's production capabilities through its planned expansion of its existing facilities in the Dominican Republic and Honduras and the construction of new facilities in Jamaica, (ii) improving the market's awareness and recognition of its premium cigars through targeted marketing programs and (iii) expanding its premium cigar product offerings through the introduction of super-premium cigars, such as H. UPMANN CHAIRMAN'S RESERVE and PLAYBOY by DON DIEGO, and the extension of its existing brands.

   EXPAND MASS MARKET CIGAR BUSINESS. The Company will seek to expand further its mass market cigar business by leveraging its well-known brand names and capitalizing on the growth in the premium segment with brand extensions in higher priced categories within the mass market segment. In addition, the Company intends to introduce new flavors, sizes, packaging and other new features and improvements to its existing mass market cigar products.


   BROADEN MASS MARKET CIGAR DISTRIBUTION CHANNELS. The Company intends to broaden its existing relationships and actively develop new relationships with mass market retailers. The Company is also pursuing opportunities in other distribution channels, including marketing its mass market cigars to convenience stores to take advantage of the increase in consumer demand for mass market cigars in such locations.


   IMPROVE MANUFACTURING PROCESSES AND RAW MATERIAL PROCUREMENT. The Company continually seeks ways to improve further the efficiency of its manufacturing operations in order to ensure quality and realize cost savings. To ensure the quality of its raw materials while also maximizing cost savings, the Company will (i) continue to develop long-term relationships with tobacco suppliers,
(ii) expand its commercial and technical ties with local growers, (iii) obtain its tobacco raw materials from a variety of suppliers and growers and
(iv) take advantage of its large purchasing requirements to negotiate favorable terms from suppliers.

   PURSUE SELECTIVELY STRATEGIC ACQUISITIONS. The Company intends to pursue selectively strategic acquisitions in the cigar and pipe tobacco products industry to expand its market share and product lines and benefit from synergies.

   The following chart sets forth in simplified form the ownership structure of the Company immediately prior to consummation of the Offerings.

                              Ronald O. Perelman
                                     100%

                             Mafco Holdings Inc.
                              ("Mafco Holdings")
                                      85%

                        Mafco Consolidated Group Inc.
                         ("Mafco Consolidated Group")
                                     100%

                              CONSOLIDATED CIGAR
                                HOLDINGS INC.
                               (THE "COMPANY")
                                     100%

                        Consolidated Cigar Corporation
                            ("Consolidated Cigar")

   The Company is a holding company with no business operations of its own. The Company's only material asset is all of the outstanding capital stock of Consolidated Cigar Corporation ("Consolidated Cigar"), through which the Company conducts its business operations.


   Immediately after consummation of the Offerings, Mafco Consolidated Group will beneficially own all of the 25,500,000 outstanding shares of Class B Common Stock, which will represent approximately 98.3% of the combined voting power of the outstanding shares of Common Stock (approximately 98.0% if the Underwriters' over-allotment options are exercised in full). Mafco Consolidated Group is 85% owned through Mafco Holdings Inc. ("Mafco Holdings") by Ronald O. Perelman. See "Ownership of Common Stock" and "Certain Relationships and Related Transactions."


   The Company was incorporated on January 6, 1993 under the laws of the state of Delaware. The Company's principal executive offices are located at 5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309-2369 and its telephone number is (954) 772-9000.

                                THE OFFERINGS


   The offering of 3,500,000 shares of Class A Common Stock initially being offered in the United States (the "U.S. Offering") and the offering of 1,000,000 shares of Class A Common Stock initially being offered in a concurrent international offering outside the United States (the "International Offering") are collectively referred to as the "Offerings." The closing of each of the Offerings is conditioned upon the closing of the other Offering.



 Class A Common Stock offered by the Company:

 U.S. Offering ...................... 3,500,000 shares

 International Offering ............. 1,000,000 shares

Common Stock to be outstanding
 after the Offerings ................  4,500,000 shares of Class A Common Stock (a)
                                      25,500,000 shares of Class B Common Stock (b)
                                      30,000,000 shares of Common Stock (a)

Voting rights ....................... The Class A Common Stock and Class B Common Stock vote as a single class on all matters, except as otherwise required by law, with each share of Class A Common Stock entitling its holder to one vote and each share of Class B Common Stock entitling its holder to ten votes. All of the shares of Class B Common
                                      Stock are owned by Mafco Consolidated Group, an indirect 85%
                                      owned subsidiary of Mafco Holdings. Immediately after
                                      consummation of the Offerings, Mafco Consolidated Group will beneficially own shares of Class B Common Stock representing approximately 98.3% of the combined voting power of the outstanding shares of Common Stock (approximately 98.0% if the Underwriters'
                                      over-allotment options are exercised in full).

Use of Proceeds ..................... The net proceeds from the Offerings will be paid as a dividend to Mafco Consolidated Group. See "Use of Proceeds."

Proposed New York Stock Exchange
 symbol ............................. CIG


- ------------


(a) Excludes 3,000,000 shares of Class A Common Stock reserved for issuance under the Consolidated Cigar Holdings Inc. 1996 Stock Plan (the "Stock Plan"), including 1,150,000 shares of Class A Common Stock subject to outstanding options granted at the initial public offering price of the Class A Common Stock. See "Management --Stock Plan."


(b) Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and converts automatically into one share of Class A Common Stock upon a transfer to any person other than a Permitted Transferee (as defined herein) of Mafco Consolidated Group. See "Description of Capital Stock --Class A Common Stock and Class B Common Stock."

                                 RISK FACTORS


   See "Risk Factors" beginning on page 9 for a discussion of certain risks that should be considered in connection with an investment in the Class A Common Stock offered hereby.

               SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


   The following table presents summary historical financial data of the Company for the years ended December 31, 1994 and 1995, which were derived from the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The summary historical data for the twenty-six week periods ended July 1, 1995 and June 29, 1996 and as of June 29, 1996 have been derived from the unaudited Consolidated Financial Statements of the Company, included elsewhere in this Prospectus, which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results of such interim periods are not necessarily indicative of the results for the full fiscal year. The summary unaudited pro forma balance sheet data as of June 29, 1996 give pro forma effect to the (i) Offerings, (ii) the payment to Mafco Consolidated Group of the net proceeds from the Offerings, (iii) the payment to Mafco Consolidated Group of the $5.6 million dividend funded by borrowings under the Credit Agreement and (iv) the issuance of the Promissory Note, assuming that the Offerings, the payment to Mafco Consolidated Group of the net proceeds from the Offerings and the payment to Mafco Consolidated Group of the $5.6 million dividend funded by borrowings under the Credit Agreement had been consummated and the Promissory Note had been issued on June 29, 1996. The pro forma adjustments are based upon available information and certain assumptions that the management of the Company believes are reasonable. The summary unaudited pro forma data do not purport to represent the results of operations or the financial position of the Company that actually would have occurred had the Offerings, the payment to Mafco Consolidated Group of the net proceeds from the Offerings and the payment to Mafco Consolidated Group of the $5.6 million dividend funded by borrowings under the Credit Agreement been consummated and the Promissory Note been issued on June 29, 1996, or project the results of operations or financial position of the Company and its subsidiaries for any future date.


   The Company's only material asset is all of the outstanding capital stock of Consolidated Cigar, through which the Company conducts its business operations. The summary historical and pro forma financial data therefore reflect the consolidated results of Consolidated Cigar.


   The following summary historical financial data should be read in conjunction with "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                YEAR ENDED DECEMBER
                                                        31,               TWENTY-SIX WEEKS ENDED
                                              ----------------------  -----------------------------
                                                  1994        1995     JULY 1, 1995   JUNE 29, 1996
                                              ----------  ----------  -------------  --------------
STATEMENT OF OPERATIONS DATA:
Net sales ...................................   $131,510    $158,166      $71,449        $92,200
Cost of sales ...............................     78,836      94,347       42,166         53,416
                                              ----------  ----------  -------------  --------------
Gross profit ................................     52,674      63,819       29,283         38,784
Selling, general and administrative expenses      29,413      32,393       15,295         17,578
                                              ----------  ----------  -------------  --------------
Operating income ............................     23,261      31,426       13,988         21,206
Other (expenses) income:
Interest expense, net .......................    (12,838)    (12,635)      (6,650)        (5,301)
Minority interest ...........................         78        (262)         (45)          (141)
Miscellaneous, net ..........................       (828)     (1,000)        (438)          (444)
                                              ----------  ----------  -------------  --------------
Income before provision for income taxes  ...      9,673      17,529        6,855         15,320
Provision for income taxes ..................      1,989       3,599        1,266          4,143
                                              ----------  ----------  -------------  --------------
Net income ..................................   $  7,684    $ 13,930      $ 5,589        $11,177
                                              ==========  ==========  =============  ==============
Pro forma earnings per share(a) .............               $   0.45                     $  0.37
                                                          ==========                 ==============



                                                                         JUNE 29, 1996
                                                                   -----------------------
                                                                      ACTUAL     PRO FORMA
                                                                   ----------  -----------
BALANCE SHEET DATA (AT PERIOD END):
Total assets .....................................................   $200,518    $200,518
Long-term debt (including current portion and the Promissory
 Note) ...........................................................    111,500     187,088



Total stockholder's equity (deficit) .............................     58,325     (17,263)



                                                      YEAR ENDED DECEMBER
                                                              31,                TWENTY-SIX WEEKS ENDED
                                                    ----------------------  -------------------------------
OTHER DATA:                                             1994        1995      JULY 1, 1995    JUNE 29, 1996
                                                    ----------  ----------  --------------  ---------------
Gross margin (b) ..................................       40.1%       40.3%        41.0%            42.1%
Operating margin (b) ..............................       17.7        19.9         19.6             23.0
Cash flows provided by operating activities  ......   $ 14,259    $ 19,801      $ 6,328          $10,668
Cash flows provided by (used for) investing
 activities .......................................      5,036        (989)        (170)          (3,538)
Cash flows used for financing activities  .........    (18,810)    (19,367)      (6,084)          (7,328)
Capital expenditures ..............................        788         983          370            3,170
Amortization of goodwill ..........................      1,771       1,771          886              826
EBITDA (c) ........................................     30,046      38,125       17,292           24,409
EBITDA margin (c) .................................       22.8%       24.1%        24.2%            26.5%



                                                 (footnotes on following page)

- ------------


(a) The pro forma per share data give effect to the consummation of the Offerings and the $5.6 million dividend funded by borrowings under the Credit Agreement and are calculated assuming that 30,000,000 shares of Common Stock had been outstanding for each period presented as a result of the conversion of the outstanding shares of the Company's current common stock into approximately 25,500,000 shares of its newly created Class B Common Stock and the issuance of 4,500,000 shares of its newly created Class A Common Stock in the Offerings. On a pro forma basis, net income would have been $13.5 million and $11.0 million for the year ended December 31, 1995 and the twenty-six weeks ended June 29, 1996, respectively.


(b) Gross margin is defined as gross profit as a percentage of net sales and operating margin is defined as operating income as a percentage of net sales.


(c) EBITDA is defined as earnings before interest expense, net, taxes, extraordinary items, depreciation and amortization and minority interest. The Company believes that EBITDA is a measure commonly used by analysts, investors and others interested in the cigar industry. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA margin is defined as EBITDA as a percentage of net sales.

                                 RISK FACTORS

   Prospective purchasers of the Class A Common Stock offered hereby should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks in connection with an investment in the Class A Common Stock.


SIGNIFICANT LEVEL OF INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS

   The Company has a significant amount of outstanding indebtedness. As of June 29, 1996, after giving effect to (i) the consummation of the Offerings,
(ii) the payment to Mafco Consolidated Group of the net proceeds from the Offerings, (iii) the payment to Mafco Consolidated Group of the $5.6 million dividend funded by borrowings under the Credit Agreement and (iv) the issuance of the Promissory Note, the outstanding indebtedness of the Company would have been $187.1 million and the Company would have had a stockholders' deficit of $17.3 million. The Company and, subject to certain limitations contained in their outstanding debt instruments, the subsidiaries of the Company may incur additional indebtedness to finance working capital needs, capital expenditures, acquisitions or for other purposes. See "Description of Certain Indebtedness."

   The Company's level of consolidated indebtedness could have important consequences to the holders of Class A Common Stock, including the following:
(i) a substantial portion of the Company's consolidated cash flows from operations must be dedicated to the payment of the interest on and principal of its outstanding indebtedness and will not be available for other purposes, including payment of dividends; (ii) the ability of the Company to obtain financing in the future for working capital needs, capital expenditures, acquisitions or other purposes may be materially limited or impaired; (iii) the Company's level of indebtedness may reduce the Company's flexibility to respond to changing business and economic conditions; and (iv) certain of the Company's borrowings are and will continue to be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   The Company intends to satisfy anticipated cash requirements, including for debt service, through cash flows from operations and funds from borrowings under credit facilities. There can be no assurance, however, that cash flows from operations and funds from available borrowings under the Company's existing credit facilities will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company is unable to satisfy such cash requirements, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, refinancing or restructuring its indebtedness, selling assets or operations, seeking capital contributions or loans from affiliates of the Company or issuing additional shares of capital stock. There can be no assurance that any of such actions could be effected, that they would enable the Company to continue to satisfy its capital requirements or that they would be permitted under the terms of the Company's various debt instruments then in effect. See "--Impact of Holding Company Structure."


RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS; CONSEQUENCES OF FAILURE TO COMPLY


   The terms and conditions of the debt instruments of Consolidated Cigar, including its credit agreement (the "Credit Agreement") and its 10 1/2% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes"), impose restrictions on Consolidated Cigar and its subsidiaries that affect, among other things, their ability to incur debt, pay dividends or make distributions, make acquisitions, create liens, sell assets, create restrictions on the payment of dividends and other payments and make certain investments. The terms of the Credit Agreement also require Consolidated Cigar to maintain specified financial ratios and satisfy certain tests, including maximum leverage ratios and minimum interest coverage ratios. As of June 29, 1996, there was approximately $21.5 million outstanding and $17.4 million available under the Credit Agreement and $90.0 million aggregate principal amount of Senior Subordinated Notes outstanding. After giving effect to the borrowings under the Credit Agreement to fund the $5.6 million dividend to Mafco Consolidated Group, there would have been approximately $27.1 million outstanding and $11.8 million available under the Credit Agreement as of June 29, 1996.

   Consolidated Cigar's obligations under the Credit Agreement are guaranteed by the Company and by all of the domestic subsidiaries of Consolidated Cigar. Such guarantees and borrowings under the Credit Agreement are, and following consummation of the Offerings will continue to be, secured by first priority liens on all of the material assets of Consolidated Cigar and its domestic subsidiaries and pledges of the capital stock of all of Consolidated Cigar's subsidiaries (with certain exceptions for the capital stock of foreign subsidiaries) and a pledge of all of the shares of common stock of Consolidated Cigar owned by the Company (collectively, the "Collateral"). The occurrence of a change of control of the Company would be an event of default under the Credit Agreement and would permit the lenders under the Credit Agreement to accelerate the debt outstanding thereunder and, if the debt is not paid, to proceed to realize on the Collateral. Moreover, such event would permit the holders of outstanding Senior Subordinated Notes to require the repurchase of their notes.


   The ability of the Company and its subsidiaries to comply with the terms of their respective debt instruments can be affected by events beyond their control, including events such as changes in prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, which could have the effect of impairing the Company's operating performance, and there can be no assurance that the Company and its subsidiaries will be able to comply with the provisions of their respective debt instruments, including compliance by Consolidated Cigar with the financial ratios and tests contained in the Credit Agreement. Breach of any of these covenants or the failure to fulfill the obligations thereunder and the lapse of any applicable grace periods would result in an event of default under the applicable debt instruments, and the holders of such indebtedness could declare all amounts outstanding under their debt instruments to be due and payable immediately. Any such declaration under a debt instrument is likely to result in an event of default under one of the other debt instruments of the Company and its subsidiaries. There can be no assurance that the assets or cash flows of the Company or its subsidiaries would be sufficient to repay in full borrowings under their respective outstanding debt instruments, whether upon maturity or if such indebtedness were to be accelerated upon an event of default, or upon a required repurchase in the event of a change of control, or that the Company would be able to refinance or restructure the payments on such indebtedness. In the case of the Credit Agreement, if such indebtedness were not so repaid, refinanced or restructured, the lenders could proceed to realize on the Collateral. See "--Significant Level of Indebtedness; Ability to Service Indebtedness," "--Impact of Holding Company Structure" and "Description of Certain Indebtedness."

IMPACT OF HOLDING COMPANY STRUCTURE

   The Company is a holding company with no business operations of its own. The Company's only material asset is all the outstanding capital stock of Consolidated Cigar, through which the Company conducts its business operations. Accordingly, the Company will be dependent upon the earnings and cash flows of, and dividends and distributions from, Consolidated Cigar to pay its expenses and meet its obligations, including principal payments on the $70.0 million Promissory Note, and to pay any cash dividends or distributions on the Common Stock that may be authorized by the Board of Directors of the Company. There can be no assurance that Consolidated Cigar will generate sufficient earnings and cash flows to pay dividends or distribute funds to the Company to enable the Company to pay its expenses and meet its obligations, including principal payments on the Promissory Note, or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of the Company's subsidiaries, including Consolidated Cigar, then in effect, will permit such dividends or distributions. The terms of the Credit Agreement currently prohibit, and the terms of the Senior Subordinated Notes currently restrict, Consolidated Cigar from paying dividends or making distributions to the Company, each subject to certain limited exceptions. See "--Significant Level of Indebtedness; Ability to Service Indebtedness" and "--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply."

DECLINING MARKET FOR CIGARS THROUGH 1993

   According to industry sources, the cigar industry experienced declining consumption between 1964 and 1993 at a compound annual rate of 3.6% (and, with respect to large cigar consumption, at a compound annual rate of 5.0%). The Company experienced similar trends in the unit volume of its cigars during such period. While the cigar industry has experienced significantly better trends in unit consumption since 1993 compared to this historical trend, there can be no assurance that the recent positive trends will continue or that the Company would be able to offset any future decline in consumption. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Market Overview."

EXTENSIVE AND INCREASING REGULATION OF TOBACCO PRODUCTS

   Cigar manufacturers, like other producers of tobacco products, are subject to regulation in the United States at the federal, state and local levels. Federal law has required health warnings on cigarettes since 1965 and has recently required states, in order to receive full funding for federal substance abuse block grants, to establish a minimum age of 18 years for the sale of tobacco products, together with an appropriate enforcement program. The recent trend is toward increasing regulation of the tobacco industry. A variety of bills relating to tobacco issues have been recently introduced in the Congress of the United States, including bills that would have (i) prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of such advertising expenses; (ii) increased labeling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; (iii) modified federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; (iv) shifted regulatory control of tobacco products and advertisements from the U.S. Federal Trade Commission (the "FTC") to the U.S. Food and Drug Administration (the "FDA"); (v) increased tobacco excise taxes; and (vi) required tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been passed by Congress. In addition, various federal agencies, including the FDA, have recently proposed to regulate the tobacco industry. Under the FDA proposal, the FDA would, among other things, regulate the marketing, promotion and advertisement of certain tobacco products. The FDA has indicated that it expects to adopt a final rule during the summer of 1996. The regulation of the tobacco industry by the FDA could have a material adverse effect on the Company's business. Numerous proposals have also been considered at the state and local legislative level and by regulatory bodies, including requiring little cigars to be "fire-safe" (i.e., cigars that extinguish themselves if not continuously smoked), restricting smoking in certain public areas and requiring cigar or pipe tobacco to carry health warnings. There can be no assurance as to the ultimate content, timing or effect of any additional regulation of tobacco products by any federal, state, local or regulatory body, and there can be no assurance that any such legislation or regulation would not have a material adverse affect on the Company's business. See "Business--The Tobacco Industry--Regulation."

TOBACCO INDUSTRY LITIGATION

   The cigarette and smokeless tobacco industries have experienced and are experiencing significant health-related litigation involving tobacco and health issues. Plaintiffs in such litigation have and are seeking compensation and, in some cases, punitive damages, for various injuries resulting from the use of tobacco products or exposure to tobacco smoke, including health care costs. Although, to date, the Company has not been the subject of any such material health-related litigation and the cigar industry has not experienced material health-related litigation, there can be no assurance that there will not be an increase in health-related litigation against the cigarette and smokeless tobacco industries or similar litigation in the future against cigar manufacturers. The costs to the Company of defending prolonged litigation and any settlement or successful prosecution of any material health-related litigation against manufacturers of cigars, cigarettes or smokeless tobacco or suppliers to the tobacco industry could have a material adverse effect on the Company's business. See "Business--The Tobacco Industry--Litigation."

EFFECTS OF INCREASES IN EXCISE TAXES


   Cigars and pipe tobacco have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. In particular, there have been proposals by the federal government in the past to reform health care through a national program to be funded principally through increases in federal excise taxes on tobacco products. Enactment of new or significant increases in existing federal, state or local excise taxes would result in decreased unit sales of cigars and pipe tobacco, which could have a material adverse effect on the Company's business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Taxation and Regulation--Excise Taxes" and "Business--The Tobacco Industry--Excise Taxes."

SUBSTANTIAL EFFECTS OF FAILURE TO RECEIVE POSSESSIONS TAX CREDIT

   The Company derives a significant amount of its income from its Puerto Rico operations. Prior to December 31, 1993, income earned by the Company from its Puerto Rico operations was generally exempt from United States federal income tax. Section 936 of the Internal Revenue Code of 1986, as amended (the "Code"), allows a "possessions tax credit" against United States federal income tax for the amount of United States federal income tax attributable to the Puerto Rico taxable earnings. As part of the Omnibus Budget Reconciliation Act of 1993 ("OBRA 93"), the possessions tax credit has been limited based upon a percentage of qualified wages in Puerto Rico, plus certain amounts of depreciation (the "Current Limitation"). While the Company believes that it qualified for the possessions tax credit during 1995, 1994 and 1993, the future eligibility and the amounts of the credit will depend on the facts and circumstances of the Company's Puerto Rico operations during each of the taxable years subsequent to 1995. Failure to receive the Section 936 exemption or possessions tax credit attributable to the Company's Puerto Rico operations would have a material adverse effect on the Company.

   The Small Business Job Protection Act of 1996 (the "SBJPA Bill"), passed by the House on May 22, 1996, and by the Senate on July 9, 1996, contains proposed amendments to Section 936 of the Code. Under the current version of the SBJPA Bill, as passed by the Senate, the Section 936 "possessions tax credit" would be repealed, subject to special grandfather rules for which the Company would be eligible, provided that the Company does not add a "substantial new line of business." Under the grandfather rules, for the Company's taxable years beginning after December 31, 2001, the Company's business income from its Puerto Rico operations eligible for the possessions tax credit would, in addition to the Current Limitation, generally be limited to its average annual income from its Puerto Rico operations, adjusted for inflation, computed during the Company's five most recent taxable years ending before October 14, 1995 and excluding the highest and lowest years. The repeal of Section 936 in the manner described above could have a material adverse effect on the Company for taxable years beginning on or after January 1, 2002 to the extent that the Company's annual income from its Puerto Rico operations exceeds its average annual income from its Puerto Rico operations (as computed in the manner described in the preceding sentence). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Taxation and Regulation--Possessions Tax Credit."

SUBSTANTIAL EFFECTS OF ELIMINATION OF PUERTO RICO TAX EXEMPTION


   Pursuant to a grant of industrial tax exemption which expires in 2002, income earned by Congar International Corporation, a wholly owned subsidiary of the Company ("CIC"), from the manufacture of cigars in Puerto Rico enjoys a 90% income tax exemption from Puerto Rican income taxes. The remaining 10% of such income is taxed at a maximum surtax rate of 45%, resulting in an effective income tax rate for such income of approximately 4.5% under current tax rates. Funds repatriated to the Company are subject to a maximum Puerto Rican tollgate tax of 10%. Legislation enacted in Puerto Rico in 1993 included a provision for prepaying a portion of these tollgate taxes effective for the 1993 fiscal year and subsequent periods. There can be no assurance that the Puerto Rico tax exemption will not be limited or eliminated in the future. Any significant limitation on or elimination of the Puerto Rico tax exemption would have a material adverse effect on the Company. See Note I of the Notes to the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


CONSTRAINTS ON ABILITY TO SATISFY DEMAND

   As a result of the increased demand for its hand made premium cigars, the Company had backorders at the end of 1994 and 1995 of 3.2 million and 4.3 million cigars, respectively, and 12.0 million cigars at June 29, 1996. The Company's ability to increase its production of premium cigars and decrease its backorders is constrained by a shortage of experienced skilled laborers. Although the Company is hiring and training new skilled laborers, the training process averages up to one year and not all trainees are able to successfully complete the Company's training program. While the Company is pursuing measures to increase its production of premium cigars, there can be no assurance that these measures will be successful or that they will enable the Company to meet any future level of demand for its premium cigars. Any material inability of the Company to fill its premium cigar backorders in a timely manner could have a material adverse effect on the Company's business, including the loss of sales by the Company.

   The Company's ability to manufacture premium and mass market cigars may also be constrained by the ability of tobacco growers and suppliers to meet the Company's demands for its raw materials in a timely manner. Tobacco, as a crop that is harvested annually, restricts the ability of tobacco growers to adjust acreage grown in any given year to meet changes in market demands. In addition, increases in acreage of tobacco grown requires significant capital, which growers may be unable or unwilling to invest. If the rate of escalation in consumption of cigars and other tobacco products continues, but the supply of tobacco remains constant or increases at a lower rate than demand, the Company's ability to increase its production of cigars, and thereby reduce its backlog, could be inhibited. See "--Social, Political and Economic Risks Associated with Foreign Operations and International Trade" and "Business--Backorders."

SOCIAL, POLITICAL AND ECONOMIC RISKS ASSOCIATED WITH FOREIGN OPERATIONS AND INTERNATIONAL TRADE

   A substantial portion of the manufacturing operations of the Company are located in territories and countries outside of the United States, including Puerto Rico, the Dominican Republic, Jamaica and Honduras, and the manufacturer and supplier of the Company's TE-AMO cigars is located in Mexico. In addition, the Company buys tobacco directly from a large number of suppliers located in territories and countries outside the United States, including Brazil, Cameroon, the Central African Republic, Costa Rica, Germany, Italy, the Dominican Republic, Paraguay, the Philippines, Indonesia, Honduras and Mexico. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and international trade, including changes in the laws and policies that govern foreign investment and international trade in territories and countries where it currently has operations and conducts international trade, as well as, to a lesser extent, changes in United States laws and regulations relating to foreign investment and trade. Any such social, political or economic changes could pose, among other things, the risk of finished product and raw material supply interruption or significant increases in finished product and raw material prices. Accordingly, there can be no assurance that any such changes in social, political or economic conditions will not have a material adverse effect on the Company's business.

CONTROL BY MAFCO CONSOLIDATED GROUP

   Holders of the Company's Class A Common Stock are entitled to one vote per share and holders of the Company's Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and converts automatically into one share of Class A Common Stock upon a transfer to any person other than a Permitted Transferee, which generally consists of affiliates of Mafco Consolidated Group. Immediately after consummation of the Offerings, Mafco Consolidated Group will beneficially own all of the 25,500,000 outstanding shares of Class B Common Stock, which will represent approximately 98.3% of the combined voting power of the outstanding shares of Common Stock (approximately 98.0% if the Underwriters' over-allotment options are exercised in full). Accordingly, Mafco Consolidated Group will be able to elect the entire Board of Directors of the Company and control the vote on all matters submitted to a vote of the Company's stockholders. Mafco Consolidated Group is 85% owned through Mafco Holdings by Ronald O. Perelman.


   All of the shares of common stock of Mafco Consolidated Group owned by Mafco Holdings are, and will continue to be, pledged by Mafco Holdings to secure the obligations of certain of its affiliates under outstanding indebtedness. Subject to applicable law and the terms of such indebtedness, Mafco Holdings could sell any or all of the shares of common stock of Mafco Consolidated Group owned by it from time to time for any reason. In addition, such shares may be sold in the event that Mafco Holdings or its affiliates fail to comply with their obligations under the indebtedness which is secured by the pledge of such shares and the lenders thereunder proceed to realize on such security. A sale of a sufficient number of shares of Class A Common Stock held by Mafco Consolidated Group or acquired upon conversion of its shares of Class B Common Stock or a sale of a sufficient number of shares of Mafco Consolidated Group owned by Mafco Holdings would result in a change of control of the Company. The occurrence of a change of control of the Company would be an event of default under the Credit Agreement and would give the holders of the Senior Subordinated Notes the right to require the repurchase of their Notes, which could require a potential acquiror to either repay or refinance such indebtedness. See "--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply" and "--Anti-Takeover Effects of Dual Classes of Stock" and "Ownership of Common Stock," "Certain Relationships and Related Transactions--Relationship with Mafco Consolidated Group and Mafco Holdings."

ANTI-TAKEOVER EFFECTS OF DUAL CLASSES OF STOCK

   Following consummation of the Offerings, through its ownership of all the outstanding shares of Class B Common Stock, Mafco Consolidated Group will be able to control the vote on all matters submitted to a vote of the Company's stockholders, including extraordinary transactions such as mergers, sales of all or substantially all of the Company's assets or going private transactions. Such control by Mafco Consolidated Group may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over prevailing market prices. See "--Control by Mafco Consolidated Group" and "Description of Capital Stock."

POSSIBLE FUTURE SALES OF SHARES BY MAFCO CONSOLIDATED GROUP

   Immediately after consummation of the Offerings, the Company will have outstanding 4,500,000 shares of Class A Common Stock and 25,500,000 shares of Class B Common Stock. Subject to the restrictions described under "Shares Eligible for Future Sale" and applicable law, Mafco Consolidated Group could sell any or all of the shares of Common Stock owned by it from time to time for any reason. Pursuant to a Registration Rights Agreement between the Company and Mafco Consolidated Group (the "Registration Rights Agreement"), Mafco Consolidated Group has the right to require the Company to register the shares of Class A Common Stock acquired upon conversion of its shares of Class B Common Stock to facilitate their possible sale. Although the Company can make no prediction as to the effect, if any, that sales of shares of Class A Common Stock by Mafco Consolidated Group would have on the market price prevailing from time to time, sales of substantial amounts of Class A Common Stock or the availability of such shares for sale could adversely affect prevailing market prices. See "Shares Eligible for Future Sale."


NO PRIOR MARKET FOR CLASS A COMMON STOCK; DETERMINATION OF PUBLIC OFFERING
PRICE


   Prior to the Offerings, there has been no public market for the Class A Common Stock. Although the Class A Common Stock has been approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, there can be no assurance as to the development or liquidity of any trading market for the Class A Common Stock following the Offerings or that investors in the Class A Common Stock will be able to resell their shares at or above the initial public offering price. The initial public offering price for the shares of Class A Common Stock will be determined through negotiations between the Company and the representatives of the Underwriters, and may not be indicative of the market price of the Class A Common Stock after the Offerings. See "Underwriting."


DILUTION

   Purchasers of the Class A Common Stock will experience immediate and substantial dilution in net tangible book value per share of Common Stock from the initial public offering price. To the extent outstanding options to purchase Class A Common Stock are exercised, there will be further dilution. See "Dilution."

USE OF PROCEEDS TO PAY DIVIDEND


   The net proceeds from the Offerings will be paid as a dividend to Mafco Consolidated Group. Accordingly, none of the proceeds from the Offerings will be available for use in the Company's business. See "Use of Proceeds."

                               USE OF PROCEEDS


   The net proceeds to the Company from the sale of shares of Class A Common Stock offered by the Company hereby are estimated to be $79.6 million ($92.0 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and estimated offering expenses payable by the Company, assuming an initial public offering price of $19.50 per share. All the net proceeds of the Offerings will be paid as a dividend to Mafco Consolidated Group. Accordingly, none of the proceeds from the Offerings will be available for use in the Company's business.


                               DIVIDEND POLICY


   The net proceeds from the Offerings will be paid as a dividend to Mafco Consolidated Group. The Company does not anticipate that, after the Offerings, any dividends will be declared on the Class A Common Stock in the foreseeable future. The Company intends to retain earnings to finance the expansion of its business. In the year ended December 31, 1995 and the twenty-six week period ended June 29, 1996, the Company paid cash dividends of $5.0 million and $7.2 million, respectively. Simultaneously with or prior to consummation of the Offerings, the Company intends to pay to Mafco Consolidated Group a cash dividend of approximately $5.6 million funded by borrowings under the Credit Agreement.

   The Company, as a holding company with no business operations of its own, is dependent on dividends and distributions from Consolidated Cigar to pay any cash dividends or distributions on the Common Stock. The terms of the Credit Agreement currently prohibit Consolidated Cigar from paying dividends or making distributions to the Company, subject to certain limited exceptions. Moreover, the terms of the Senior Subordinated Notes limit the payment of dividends or distributions to the Company by Consolidated Cigar to an amount (based on a formula set forth in the indenture (the "Senior Subordinated Notes Indenture") pursuant to which the Senior Subordinated Notes were issued) equal to approximately $5.6 million as of June 29, 1996, which amount will be paid by Consolidated Cigar as a dividend to the Company in connection with the $5.6 million dividend described above. Accordingly, so long as the Credit Agreement is in effect and the Senior Subordinated Notes are outstanding, each in their current form, the Company's ability to obtain distributions from Consolidated Cigar to enable it to fund dividend payments will be limited. Subject to such restrictions, any future declaration of cash dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant by the Board of Directors of the Company. Prior to the consummation of the Offerings, the Company expects that Consolidated Cigar will enter into an amendment to the Credit Agreement, which would, among other things, permit Consolidated Cigar to pay the $5.6 million dividend to the Company and to pay dividends and make distributions on terms substantially similar to those contained in the Senior Subordinated Notes Indenture. See "Risk Factors--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply" and "Description of Certain Indebtedness."

                                   DILUTION


   As of June 29, 1996, the Company had a book value of approximately $58.3 million or $2.29 per share of Common Stock and a deficit in net tangible book value of approximately $(37.3) million or $(1.46) per share of Common Stock. "Net tangible book value" per share of Common Stock represents the total amount of tangible assets of the Company, less the total amount of liabilities of the Company, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in net tangible book value after June 29, 1996, other than to give effect to (i) the sale by the Company of the 4,500,000 shares of Class A Common Stock offered hereby (at an assumed initial public offering price of $19.50 per share), (ii) the payment to Mafco Consolidated Group of the net proceeds from the Offerings, (iii) the payment to Mafco Consolidated Group of the $5.6 million dividend funded by borrowings under the Credit Agreement and (iv) the issuance of the Promissory Note, the pro forma deficit in net tangible book value of the Common Stock as of June 29, 1996 would have been approximately $(112.8) million or $(3.76) per share. This represents an immediate dilution of $23.26 per share to new stockholders. "Dilution" per share represents the difference between the price per share to be paid by the new stockholders and the pro forma deficit in net tangible book value per share as of June 29, 1996. The following table illustrates this per share dilution.




INITIAL PUBLIC OFFERING PRICE PER SHARE ..................             $ 19.50
Deficit in net tangible book value per share as of
 June 29, 1996 ...........................................   $(1.46)
Decrease in net tangible book value per share
 attributable to the payment to Mafco Consolidated Group
 of the net proceeds from the Offerings, the payment to
 Mafco Consolidated Group of the $5.6 million dividend
 and the issuance of the Promissory Note .................    (6.08)
Increase in net tangible book value per share
 attributable to the Offerings ...........................     3.78
                                                           ---------
Pro forma deficit in net tangible book value per share as
 of June 29, 1996 after giving effect to the Offerings,
 the payment to Mafco Consolidated Group of the net
 proceeds from the Offerings, the payment to Mafco
 Consolidated Group of the $5.6 million dividend and the
 issuance of the Promissory Note .........................                (3.76)
                                                                      ---------
(Dilution) per share to new stockholders .................              $(23.26)
                                                                      =========



   The following table sets forth, on a pro forma basis as of June 29, 1996, the number of shares of Common Stock purchased from the Company, the effective cash cost to the existing stockholder and the average price per share paid by the existing stockholder and to be paid by new stockholders.



                         NUMBER OF                      AVERAGE
                           SHARES     CONSIDERATION      PRICE
                         PURCHASED         PAID        PER SHARE
                       ------------  --------------  -----------
Existing stockholder     25,500,000    $ 30,000,000(a)  $ 1.18
New stockholders  ....    4,500,000      87,750,000      19.50
                       ------------  --------------  -----------
 Total ...............   30,000,000    $117,750,000     $ 3.93
                       ============  ==============  ===========



- ------------

(a) Reflects the effective cash cost of the Common Stock of the Company less distributions from the Company to Mafco Consolidated Group that were not funded by retained earnings prior to the payment to Mafco Consolidated Group of the net proceeds from the Offerings, the payment to Mafco Consolidated Group of the $5.6 million dividend and the issuance of the Promissory Note. After giving effect to the payment to Mafco Consolidated Group of the net proceeds of the Offerings, the payment to Mafco Consolidated Group of the $5.6 million dividend and the issuance of the Promissory Note, the effective cash return would be ($101,744,250).







   The calculations in the tables set forth above do not reflect an aggregate of 3,000,000 shares of Class A Common Stock reserved for issuance under the Stock Plan, including 1,150,000 shares of Class A Common Stock subject to outstanding options granted at the initial public offering price of the Class A Common Stock. See "Management--Stock Plan."

                                CAPITALIZATION


   The following table sets forth the unaudited actual capitalization of the Company as of June 29, 1996 and the unaudited pro forma capitalization of the Company as of June 29, 1996, as adjusted to reflect (i) the sale by the Company of the 4,500,000 shares of Class A Common Stock offered hereby (at an assumed initial public offering price of $19.50 per share), (ii) the payment to Mafco Consolidated Group of the net proceeds from the Offerings, (iii) the payment to Mafco Consolidated Group of the $5.6 million dividend funded with borrowings under the Credit Agreement and (iv) the issuance of the Promissory Note. This table should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.



                                                                     JUNE 29, 1996
                                                              -------------------------
                                                                           PRO FORMA AS
                                                                 ACTUAL      ADJUSTED
                                                              ----------  -------------
                                                                (DOLLARS IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
Long-term debt:
 Credit Agreement ...........................................   $ 21,500     $ 27,088(a)
 Senior Subordinated Notes ..................................     90,000       90,000
 Promissory Note (including current portion) ................         --       70,000
                                                              ----------  -------------
  Total long-term debt ......................................    111,500      187,088
                                                              ----------  -------------
Stockholder's equity (deficit):
 Preferred stock, par value $0.01 per share, 20,000,000
 shares  authorized, no shares issued and outstanding  ......         --           --
 Common stock, par value $1.00 per share, 1,000 shares
  authorized, 1,000 shares issued and outstanding  ..........          1           --
 Class A Common Stock, par value $0.01 per share;
 300,000,000  shares authorized; 4,500,000 shares issued and outstanding,
  pro forma as adjusted(b) ..................................         --           45
 Class B Common Stock, par value $0.01 per share;
 250,000,000  shares authorized, 25,500,000 shares issued
 and outstanding,  pro forma as adjusted ....................         --          255
 Additional paid-in-capital (capital deficiency)  ...........     34,834      (17,563)
 Retained earnings ..........................................     23,490           --
                                                              ----------  -------------
  Total stockholder's equity (deficit) ......................     58,325      (17,263)
                                                              ----------  -------------
   Total capitalization .....................................   $169,825     $169,825
                                                              ==========  =============


- ------------


(a) Reflects borrowings under the Credit Agreement to fund the $5.6 million dividend to Mafco Consolidated Group.

(b) Excludes an aggregate of 3,000,000 shares of Class A Common Stock reserved for issuance under the Stock Plan, including 1,150,000 shares of Class A Common Stock subject to outstanding options granted at the initial public offering price of the Class A Common Stock. See "Management--Stock Plan."

                 SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


   The selected historical financial data of the Company for, and as of the end of, each of the periods indicated in the five-year period ended December 31, 1995 have been derived from the audited Consolidated Financial Statements of the Company. The selected historical financial data for each of the twenty-six week periods ended July 1, 1995 and June 29, 1996 and as of June 29, 1996 have been derived from the unaudited Consolidated Financial Statements of the Company, included elsewhere in this Prospectus, which reflect, in the opinion of management of the Company, all adjustments (which include only normal recurring adjustments) necessary for the fair presentation of the financial data for such periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year. The selected unaudited pro forma balance sheet data as of June 29, 1996 give pro forma effect to (i) the Offerings, (ii) the payment to Mafco Consolidated Group of the net proceeds from the Offerings, (iii) the payment to Mafco Consolidated Group of the $5.6 million dividend funded with borrowings under the Credit Agreement and (iv) the issuance of the Promissory Note, assuming that the Offerings, the payment to Mafco Consolidated Group of the net proceeds from the Offerings and the payment to Mafco Consolidated Group of the $5.6 million dividend funded with borrowings under the Credit Agreement had been consummated and the Promissory Note had been issued on June 29, 1996. The pro forma adjustments are based upon available information and certain assumptions that the management of the Company believes are reasonable. The selected unaudited pro forma data do not purport to represent the results of operations or the financial position of the Company that actually would have occurred had the Offerings, the payment to Mafco Consolidated Group of the net proceeds from the Offerings and the payment to Mafco Consolidated Group of the $5.6 million dividend funded with borrowings under the Credit Agreement been consummated and the Promissory Note been issued on June 29, 1996, or project the results of operations or financial position of the Company and its subsidiaries for any future date.


   The Company's only material asset is all of the outstanding capital stock of Consolidated Cigar, through which the Company conducts its business operations. The selected historical and pro forma financial data therefore reflect the consolidated results of Consolidated Cigar and its predecessors. Prior to March 3, 1993, Consolidated Cigar was a wholly owned subsidiary of Triple C Acquisition Corp. ("Triple C"). On March 3, 1993, Mafco Holdings acquired (the "Acquisition") all of the outstanding shares of Triple C and merged Triple C into Consolidated Cigar, with Consolidated Cigar being the surviving corporation. Accordingly, the selected historical financial data reflect for the periods (i) prior to March 3, 1993, the results of Triple C and (ii) subsequent to March 2, 1993, the consolidated results of Consolidated Cigar, as adjusted to account for the Acquisition under the purchase accounting method. The results of operations and financial condition of the Company subsequent to the Acquisition ("Post-Acquisition") have been significantly affected by adjustments resulting from the Acquisition, including adjustments for the substantial increase in debt associated with the Acquisition, the allocation of the purchase price and related amortization. As a result, the Post-Acquisition results of operations and financial position of the Company are not comparable with the results of operations and financial position of the Company prior to the Acquisition ("Pre-Acquisition").

   The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       PRE-ACQUISITION
                        --------------------------------------------
                           YEAR ENDED      YEAR ENDED     TWO MONTHS
                          DECEMBER 31,    DECEMBER 31,   ENDED MARCH
                              1991            1992         2, 1993
                        --------------  --------------  ------------
STATEMENT OF
 OPERATIONS DATA:
Net sales .............     $124,633        $127,107       $15,563
Cost of sales .........       78,853          77,852         9,088
                        --------------  --------------  ------------
Gross profit ..........       45,780          49,255         6,475
Selling, general and
 administrative
 expenses .............       26,116          27,836         4,580
                        --------------  --------------  ------------
Operating income ......       19,664          21,419         1,895
                        --------------  --------------  ------------
Other (expenses)
 income:
Interest expense, net        (13,192)        (10,527)       (1,660)
Gain on sale of
 trademarks ...........           --           6,830            --
Minority interest  ....           --          (3,345)            5
Miscellaneous, net  ...       (1,414)         (1,364)         (226)
                        --------------  --------------  ------------
Income before
 provision for income
 taxes and
 extraordinary items  .        5,058          13,013            14
Provision for income
 taxes ................          633           2,370            91
Extraordinary items  ..         (220)           (514)           --
                        --------------  --------------  ------------
Net income (loss)  ....     $  4,645        $ 11,157       $   (77)
                        ==============  ==============  ============
Pro forma earnings per
 share(a) .............

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                        POST-ACQUISITION
                        -------------------------------------------------------------------------------
                           TEN MONTHS      YEAR ENDED      YEAR ENDED      TWENTY-SIX      TWENTY-SIX
                         ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,    WEEKS ENDED      WEEKS ENDED
                            31, 1993          1994            1995        JULY 1, 1995    JUNE 29, 1996
                        --------------  --------------  --------------  --------------  ---------------
STATEMENT OF
 OPERATIONS DATA:
Net sales .............     $110,384        $131,510        $158,166        $71,449          $92,200
Cost of sales .........       69,871          78,836          94,347         42,166           53,416
                        --------------  --------------  --------------  --------------  ---------------
Gross profit ..........       40,513          52,674          63,819         29,283           38,784
Selling, general and
 administrative
 expenses .............       24,956          29,413          32,393         15,295           17,578
                        --------------  --------------  --------------  --------------  ---------------
Operating income ......       15,557          23,261          31,426         13,988           21,206
                        --------------  --------------  --------------  --------------  ---------------
Other (expenses)
 income:
Interest expense, net        (10,930)        (12,838)        (12,635)        (6,650)          (5,301)
Gain on sale of
 trademarks ...........           --              --              --             --               --
Minority interest  ....          209              78            (262)           (45)            (141)
Miscellaneous, net  ...         (690)           (828)         (1,000)          (438)            (444)
                        --------------  --------------  --------------  --------------  ---------------
Income before
 provision for income
 taxes and
 extraordinary items  .        4,146           9,673          17,529          6,855           15,320
Provision for income
 taxes ................        1,267           1,989           3,599          1,266            4,143
Extraordinary items  ..           --              --              --             --               --
                        --------------  --------------  --------------  --------------  ---------------
Net income (loss)  ....     $  2,879        $  7,684        $ 13,930        $ 5,589          $11,177
                        ==============  ==============  ==============  ==============  ===============
Pro forma earnings per
 share(a) .............                                     $   0.45                         $  0.37
                                                        ==============                  ===============






                                              PRE-ACQUISITION
                                      ------------------------------
                                        DECEMBER 31,    DECEMBER 31,
                                            1991            1992
                                      --------------  --------------
BALANCE SHEET DATA (AT PERIOD END):
Total assets ........................     $126,780        $110,725
Long-term debt (including current
 portion and the Promissory Note)  ..       98,984          79,416
Total stockholder's equity (deficit)         3,157          14,314



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                                  POST-ACQUISITION
                                      -----------------------------------------------------------------------
                                                                                                    PRO FORMA
                                        DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    JUNE 29,    JUNE 29,
                                            1993            1994            1995          1996        1996
                                      --------------  --------------  --------------  ----------  -----------
BALANCE SHEET DATA (AT PERIOD END):
Total assets ........................     $205,906        $196,909        $191,730      $200,518    $200,518
Long-term debt (including current
 portion and the Promissory Note)  ..      145,300         126,200         110,600       111,500     187,088
Total stockholder's equity (deficit)        32,879          40,563          54,328       158,325     (17,263)


                                       PRE-ACQUISITION
                        --------------------------------------------
                           YEAR ENDED      YEAR ENDED     TWO MONTHS
                          DECEMBER 31,    DECEMBER 31,   ENDED MARCH
                              1991            1992         2, 1993
                        --------------  --------------  ------------
OTHER DATA:
Gross margin(b) .......         36.7%           38.8%         41.6%
Operating margin(b)  ..         15.8            16.9          12.2
Cash flows provided by
 operating activities       $ 16,699        $ 20,638       $ 3,462
Cash flows provided by
 (used for) investing
 activities ...........         (528)           (701)         (247)
Cash flows used for
 financing activities        (15,901)        (19,574)       (2,078)
Capital expenditures  .          572             926           115
Amortization of
 goodwill .............          104             110            18
EBITDA(c) .............       28,817          29,330         2,792
EBITDA margin(c) ......         23.1%           23.1%         17.9%



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                                        POST-ACQUISITION
                        -------------------------------------------------------------------------------
                           TEN MONTHS      YEAR ENDED      YEAR ENDED      TWENTY-SIX      TWENTY-SIX
                         ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,    WEEKS ENDED      WEEKS ENDED
                            31, 1993          1994            1995        JULY 1, 1995    JUNE 29, 1996
                        --------------  --------------  --------------  --------------  ---------------
OTHER DATA:
Gross margin(b) .......         36.7%           40.1%           40.3%          41.0%            42.1%
Operating margin(b)  ..         14.1            17.7            19.9           19.6             23.0
Cash flows provided by
 operating activities       $  8,842        $ 14,259        $ 19,801        $ 6,328          $10,668
Cash flows provided by
 (used for) investing
 activities ...........         (611)          5,036            (989)          (170)          (3,538)
Cash flows used for
 financing activities        (12,143)        (18,810)        (19,367)        (6,084)          (7,328)
Capital expenditures  .          881             788             983            370            3,170
Amortization of
 goodwill .............        1,399           1,771           1,771            886              826
EBITDA(c) .............       25,156          30,046          38,125         17,292           24,409
EBITDA margin(c) ......         22.8%           22.8%           24.1%          24.2%            26.5%



                                                 (footnotes on following page)

(a) The pro forma per share data give effect to the consummation of the Offerings and the $5.6 million dividend funded by borrowings under the Credit Agreement and are calculated assuming that 30,000,000 shares of Common Stock had been outstanding for each period presented as a result of the conversion of the outstanding shares of the Company's current common stock into approximately 25,500,000 shares of its newly created Class B Common Stock and the issuance of 4,500,000 shares of its newly created Class A Common Stock in the Offerings. On a pro forma basis, net income would have been $13.5 million and $11.0 million for the year ended December 31, 1995 and for the twenty-six weeks ended June 29, 1996, respectively.


(b) Gross margin is defined as gross profit as a percentage of net sales and operating margin is defined as operating income as a percentage of net sales.


(c) EBITDA is defined as earnings before interest expense, net, taxes, extraordinary items, depreciation and amortization and minority interest. The Company believes that EBITDA is a measure commonly used by analysts, investors and others interested in the cigar industry. Accordingly, this information has been disclosed herein to permit a more complete analysis of the Company's operating performance. EBITDA should not be considered in isolation or as a substitute for net income or other consolidated statement of operations or cash flows data prepared in accordance with generally accepted accounting principles as a measure of the profitability or liquidity of the Company. EBITDA does not take into account the Company's debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA margin is defined as EBITDA as a percentage of net sales.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                     CONDITION AND RESULTS OF OPERATIONS

   The following should be read in conjunction with the Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

OVERVIEW


   The Company is the largest manufacturer and marketer of cigars sold in the United States in terms of dollar sales, with a 1995 market share of approximately 23% according to the Company's estimates. The Company markets its cigar products under a number of well-known brand names at all price levels and in all segments of the growing cigar market. The Company is also a leading producer of pipe tobacco and is the largest supplier of private label and branded generic pipe tobacco to mass market retailers. In addition, the Company distributes a variety of pipe and cigar smokers' accessories. For the year ended December 31, 1995 and the twenty-six week period ended June 29, 1996, cigars accounted for approximately 90% of the Company's net sales.

   The United States cigar industry experienced declining consumption between 1964 and 1993 at a compound annual rate of 3.6%. Recently, cigar smoking has gained popularity in the United States, resulting in a significant increase in consumption and retail sales of cigars, particularly for premium cigars. Management believes that this increase in cigar consumption and retail sales is the result of a number of factors, including: (i) the increase in the number of adults over the age of 50 (a demographic group believed to smoke more cigars than any other demographic segment) and (ii) the emergence of an expanding base of younger affluent adults who have recently started smoking cigars and who tend to smoke premium cigars. The growth in industry retail sales of cigars has outpaced unit growth since 1991 primarily as a result of a combination of increased prices and a shift in the sales mix to more expensive cigars. There can be no assurance that unit consumption and retail sales of cigars will continue to increase in the future. See "Risk Factors--Declining Market for Cigars through 1993" and "--Extensive and Increasing Regulation of Tobacco Products."

   The increased demand for cigars, especially premium cigars, and the shortage of experienced skilled laborers caused as a result thereof have resulted in the Company's backorders of premium cigars to increase from 3.2 million cigars at December 31, 1994 to 4.3 million cigars at December 31, 1995, and to further increase to 12.0 million cigars at June 29, 1996. The Company is hiring and training new rollers and bunchers and is building additional plant capacity to meet future growth in demand for its premium cigars. Although the Company believes that these measures will enable it to increase its production of premium cigars and that the backorders outstanding at June 29, 1996 will be filled during the second half of 1996, there can be no assurance that the Company will be able to meet any future level of demand for its premium cigars. The Company's ability to manufacture premium and mass market cigars may also be constrained by the ability of tobacco growers and suppliers to meet the Company's demands for its raw materials in a timely manner.

   As a result of the strong demand for the Company's products, the Company reported net sales of $158.2 million, operating income of $31.4 million and net income of $13.9 million in 1995 and for the first twenty-six weeks of 1996 net sales of $92.2 million, operating income of $21.2 million and net income of $11.2 million.


RESULTS OF OPERATIONS


   The discussion set forth below relates to the results of operations and financial condition of the Company for, and as of the end of, the twenty-six week periods ended June 29, 1996 and July 1, 1995 and the years ended December 31, 1995 and 1994, the ten months ended December 31, 1993 and the two months ended March 2, 1993.


   The Company is a holding company with no business operations of its own. The Company's only material asset is all of the outstanding capital stock of Consolidated Cigar, through which the Company conducts its business operations. The results of operations and financial position of the Company therefore reflect the consolidated results of operations and financial position of Consolidated Cigar and its predecessors. Prior to March 3, 1993, Consolidated Cigar was a wholly owned subsidiary of Triple C. On March 3, 1993, Mafco Holdings acquired all of the outstanding shares of Triple C and merged Triple C into Consolidated Cigar, with Consolidated Cigar being the surviving corporation. The Post-Acquisition results of operations and financial condition of the Company have been significantly affected by adjustments resulting from the Acquisition, including adjustments for the substantial increase in debt associated with the Acquisition, the allocation of the purchase price and related amortization. As a result, the Post-Acquisition results of operations and financial position of the Company are not comparable with the Pre-Acquisition results of operations and financial position of the Company. However, in order to facilitate the comparison of the results of operations of the Company for the year ended December 31, 1993 with the year ended December 31, 1994, the Pre-Acquisition (two months ended March 2, 1993) results of operations of Triple C have been combined with the Post-Acquisition (ten months ended December 31, 1993) results of operations of the Company.

   The following table sets forth certain statement of operations data and the related percentage of net sales (dollars in millions):


                          COMBINED TEN
                             MONTHS
                       ENDED DECEMBER 31,
                              1993               YEAR ENDED DECEMBER 31,               TWENTY-SIX WEEKS ENDED
                         AND TWO MONTHS   ------------------------------------- -----------------------------------
                         ENDED MARCH 2,
                              1993               1994               1995           JULY 1, 1995     JUNE 29, 1996
                       ------------------ ------------------ ------------------ ----------------- -----------------
Net sales ............  $125.9    100.0%   $131.5    100.0%   $158.2    100.0%   $71.4    100.0%    $92.2    100.0%
Cost of sales ........    78.9     62.7      78.8     59.9      94.4     59.7     42.1     59.0      53.4     57.9
                       -------- --------  -------- --------  -------- --------  ------- --------  -------  --------
Gross profit .........    47.0     37.3      52.7     40.1      63.8     40.3     29.3     41.0      38.8     42.1
Selling, general and
 administrative
 expenses ............    29.5     23.4      29.4     22.4      32.4     20.4     15.3     21.4      17.6     19.1
                       -------- --------  -------- --------  -------- --------  ------- --------  -------  --------
Operating income  ....    17.5     13.9      23.3     17.7      31.4     19.9     14.0     19.6      21.2     23.0
Interest expense, net     12.6     10.0      12.8      9.7      12.6      8.0      6.6      9.3       5.3      5.7
Minority interest and
 miscellaneous
 expense, net ........     0.7      0.6       0.8      0.6       1.3      0.8      0.5      0.7       0.6      0.7
Provision for income
 taxes ...............     1.4      1.1       2.0      1.5       3.6      2.3      1.3      1.8       4.1      4.5
                       -------- --------  -------- --------  -------- --------  ------- --------  -------  --------
Net income ...........  $  2.8      2.2%   $  7.7      5.9%   $ 13.9      8.8%   $ 5.6      7.8%    $11.2     12.1%
                       ======== ========  ======== ========  ======== ========  ======= ========  =======  ========



 TWENTY-SIX WEEKS ENDED JUNE 29, 1996 COMPARED TO TWENTY-SIX WEEKS ENDED JULY 1, 1995

   Net sales were $92.2 million and $71.4 million for the first twenty-six weeks of 1996 and 1995, respectively, an increase of $20.8 million or 29.0%. The increase in net sales was primarily due to higher sales of cigars. Cigar sales increased primarily as a result of both a shift in sales mix to higher priced cigars and price increases on certain cigar brands and, to a slightly lesser extent, an increase in cigar units, particularly in the premium market.

   Gross profit was $38.8 million and $29.3 million for the first twenty-six weeks of 1996 and 1995, respectively, an increase of $9.5 million or 32.4%. The increase in gross profit for the first twenty-six weeks of 1996 was due to the increase in sales, partially offset by increases in the costs of raw materials. As a percentage of net sales, gross profit increased to 42.1% for the first twenty-six weeks of 1996 from 41.0% for the first twenty-six weeks of 1995, primarily due to fixed manufacturing costs spread over increased net sales.

   Selling, general and administrative ("SG&A") expenses were $17.6 million and $15.3 million for the first twenty-six weeks of 1996 and 1995, respectively, an increase of $2.3 million or 14.9% primarily due to increased marketing and selling expenses. As a percentage of net sales, SG&A expenses decreased to 19.1% for the first twenty-six weeks of 1996 from 21.4% for the first twenty-six weeks of 1995. The decrease was primarily due to SG&A expenses increasing at a lower rate relative to the increase in net sales.

   Operating income was $21.2 million and $14.0 million for the first twenty-six weeks of 1996 and 1995, respectively, an increase of $7.2 million or 51.6%. As a percentage of net sales, operating income increased to 23.0% for the first twenty-six weeks of 1996 from 19.6% for the first twenty-six weeks of 1995, primarily due to higher gross profit margins and a decrease in SG&A expenses as a percentage of net sales.

   Interest expense, net, was $5.3 million and $6.6 million for the first twenty-six weeks of 1996 and 1995, respectively. The decrease of $1.3 million or 20.3% was primarily due to a lower amount of debt outstanding for the first twenty-six weeks of 1996.

   The provision for income taxes as a percentage of income before income taxes was 27.0% and 18.5% for the first twenty-six weeks of 1996 and 1995, respectively. The increase in the effective rate is primarily due to an increase in the provision for federal income taxes during the first twenty-six weeks of 1996 partially offset by tax benefits associated with the Company's operations in Puerto Rico. Income tax expense for the first twenty-six weeks of 1996 reflect provisions for federal income taxes, Puerto Rico tollgate taxes and taxes on Puerto Rico source income, together with state and franchise taxes. Income tax expense for the first twenty-six weeks of 1995 reflect provisions for federal income taxes, net of tax benefit resulting from the utilization of net operating loss carryforwards, Puerto Rico tollgate taxes and taxes on Puerto Rico source income, along with state and franchise taxes.

   As a result of the foregoing, the Company had net income of $11.2 million in the first twenty-six weeks of 1996, compared to $5.6 million in the first twenty-six weeks of 1995, an increase of $5.6 million or 100.0%.


 YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994


   Net sales were $158.2 million and $131.5 million in 1995 and 1994, respectively, an increase of $26.7 million or 20.3%. The increase in net sales was primarily due to higher sales of cigars. Cigar sales increased primarily as a result of an increase in cigar unit volume, particularly in the premium market, and, to a slightly lesser extent, a shift in sales mix to higher priced cigars and price increases on certain cigar brands.


   Gross profit was $63.8 million and $52.7 million in 1995 and 1994, respectively, an increase of $11.1 million or 21.2%. The increase in gross profit for 1995 was due to the increase in sales, partially offset by increases in the costs of raw materials. As a percentage of net sales, gross profit increased to 40.3% in 1995 from 40.1% in 1994, primarily due to fixed manufacturing costs spread over increased net sales.

   SG&A expenses were $32.4 million and $29.4 million in 1995 and 1994, respectively, an increase of $3.0 million or 10.1%, primarily due to increased marketing and selling expenses. As a percentage of net sales, SG&A expenses decreased to 20.4% in 1995 from 22.4% in 1994. The decrease was primarily due to SG&A expenses increasing at a lower rate relative to the increase in net sales.


   Operating income was $31.4 million and $23.3 million in 1995 and 1994, respectively, an increase of $8.1 million or 35.1%. As a percentage of net sales, operating income increased to 19.9% in 1995 from 17.7% in 1994, primarily due to higher gross profit margins and a decrease in SG&A expenses as a percentage of net sales.


   Interest expense, net, was $12.6 million and $12.8 million in 1995 and 1994, respectively. The decrease of $0.2 million was primarily due to a lower amount of debt outstanding in 1995, partially offset by higher interest rates.

   The provision for income taxes as a percentage of income before income taxes was 20.5% and 20.6% in 1995 and 1994, respectively. Income tax expense in 1995 and 1994 reflects provisions for federal income taxes, net of the tax benefit resulting from the utilization of net operating loss carryforwards, along with state income and franchise taxes. In addition, income tax expense includes a provision for Puerto Rico tollgate taxes and taxes on Puerto Rico source income.

   As a result of the foregoing, the Company had net income of $13.9 million in 1995, compared to $7.7 million in 1994, an increase of $6.2 million or 81.3%.

 YEAR ENDED DECEMBER 31, 1994 COMPARED TO COMBINED TEN MONTHS ENDED DECEMBER 31, 1993 AND TWO MONTHS ENDED MARCH 2, 1993

   Net sales were $131.5 million and $125.9 million in 1994 and 1993, respectively, an increase of $5.6 million or 4.4%. The increase in net sales was primarily due to an increase in cigar sales partially offset by a decrease in specialty product sales.

   Gross profit was $52.7 million and $47.0 million in 1994 and 1993, respectively, an increase of $5.7 million or 12.1%. The increase in gross profit for 1994 was primarily due to a decrease of $3.0 million in the amortization of the Acquisition purchase price allocated to inventory and also to the increase in sales. As a percentage of net sales, gross profit increased to 40.1% in 1994 from 37.3% in 1993.

   SG&A expenses were $29.4 million and $29.5 million in 1994 and 1993, respectively, a decrease of $0.1 million or 0.4%. As a percentage of net sales, SG&A expenses decreased to 22.4% in 1994 from 23.4% in 1993. The decrease was primarily due to SG&A expenses increasing at a lower rate relative to the increase in net sales.


   Operating income was $23.3 million and $17.5 million in 1994 and 1993, respectively, an increase of $5.8 million or 33.3%. As a percentage of net sales, operating income increased to 17.7% in 1994 from 13.9% in 1993, primarily due to higher gross profit margins and a decrease in SG&A expenses as a percentage of net sales.


   Interest expense, net, was $12.8 million and $12.6 million in 1994 and 1993, respectively, an increase of $0.2 million or 2.0%. The increase was primarily due to increased interest expense resulting from the debt incurred to finance the Acquisition.

   The provision for income taxes as a percentage of income before income taxes was 20.6% and 32.6% in 1994 and 1993, respectively. The decrease in the effective rate was primarily due to the realization of a valuation allowance related to deferred tax assets. Income tax expense in 1994 reflects provisions for federal income taxes, net of the tax benefit resulting from the utilization of net operating loss carryforward. In addition, income tax expense in 1994 and 1993 reflects provisions for state income and franchise taxes, Puerto Rico tollgate taxes as well as taxes on Puerto Rico source income.

   As a result of the foregoing, the Company had net income of $7.7 million in 1994, compared to $2.8 million in 1993, an increase of $4.9 million or 174.2%.

LIQUIDITY AND CAPITAL RESOURCES


   Net cash flows from operating activities were $19.8 million, $14.3 million and $12.3 million for 1995, 1994 and 1993, respectively, and $10.7 million and $6.3 million for the first twenty-six weeks of 1996 and 1995, respectively. The increase of $4.4 million from the first twenty-six weeks of 1995 to the first twenty-six weeks of 1996 was primarily due to an increase in net income partially offset by increased working capital requirements. The increase of $5.5 million from 1994 to 1995 was due primarily to the increase in net income for 1995. The increase of $2.0 million from 1993 to 1994 was due primarily to the increase in net income and the decrease in working capital during 1994.

   Cash flows used in investing in 1995 and 1993 and the first twenty-six weeks of 1996 and 1995 are primarily related to capital expenditures. In 1994, however, cash was provided by investing activities as a result of the sale of a building in Puerto Rico for $5.8 million. Capital expenditures were $1.0 million, $0.8 million and $1.0 million for the years ended December 31, 1995, 1994 and 1993, respectively, and $3.2 million and $0.4 million in the first twenty-six weeks of 1996 and 1995, respectively. The capital expenditures in 1993, 1994, and 1995 and the first twenty-six weeks of 1995 relate primarily to investments in cigar manufacturing equipment and are part of the continual maintenance and upgrading of the Company's manufacturing facilities. The capital expenditures in the first twenty-six weeks of 1996 primarily relate to investments in the Company's manufacturing facilities to meet the increased demand for the Company's premium cigars. The Company's premium cigar backorders have increased to approximately 12.0 million cigars at June 29, 1996 from 4.3 million cigars at December 31, 1995. To increase production to meet the increased demand, the Company is expanding its existing manufacturing facilities in the Dominican Republic and Honduras and is constructing, as part of a joint venture, new facilities in Jamaica. The Company currently expects that its facility expansion projects in the Dominican Republic and Honduras and the construction project in Jamaica will be completed by the end of 1996. Capital expenditures for the remainder of 1996 are expected to be approximately $1.9 million. For the first twenty-six weeks of 1996, $0.5 million of cash flows was also invested, as part of an equity investment, in the Jamaica joint venture.

   Cash flows used for financing activities in 1995, 1994 and 1993 were $19.4 million, $18.8 million and $14.2 million, respectively. Cash flows used for financing activities in the first twenty-six weeks of 1996 and 1995 were $7.3 million and $6.1 million, respectively. In each period, such cash flows were used to make net repayments of borrowings, primarily under a credit agreement and in 1996 and 1995 to pay dividends of $7.2 million and $5.0 million, respectively.

   In 1993 and 1994, Consolidated Cigar entered into two five-year interest rate swap agreements in an aggregate notional amount of $85.0 million. Under the terms of the agreements, Consolidated Cigar receives a fixed interest rate averaging approximately 5.8% and pays a variable interest rate equal to the six-month London interbank offered rate (LIBOR). Consolidated Cigar entered into such agreements to take advantage of the differential between long-term and short-term interest rates and effectively converted the interest rate on $85.0 million of fixed-rate indebtedness under the Senior Subordinated Notes to a variable rate. Had Consolidated Cigar terminated these agreements, which the Company considers to be held for other than trading purposes, on July 17, 1996, the Company would have realized a combined loss of approximately $2.1 million. Future positive or negative cash flows associated with these agreements will depend upon the trend of short-term interest rates during the remaining life of the agreements. In the event of non-performance of the counterparties at anytime during the remaining lives of these agreements, which expire at December 1998 and January 1999, the Company could lose some or all of any future positive cash flows. However, the Company does not anticipate non-performance by such counterparties. The Company does not currently anticipate terminating these agreements; however, the Company will from time to time continue to review its financing alternatives with respect to its fixed and floating rate debt.


   The Company intends to fund working capital requirements, capital expenditures and debt service requirements for the foreseeable future through cash flows from operations and borrowings under the Credit Agreement. The Company is dependent on the earnings and cash flows of, and dividends and distributions from, Consolidated Cigar to pay its expenses and meet its obligations, including principal payments on the Promissory Note, and to pay any cash dividends or distributions on the Common Stock that may be authorized by the Board of Directors of the Company. There can be no assurance that Consolidated Cigar will generate sufficient earnings and cash flows to pay dividends or distribute funds to the Company to enable the Company to pay its expenses and meet its obligations, including principal payments on the Promissory Note, or that applicable state law and contractual restrictions, including negative covenants contained in the debt instruments of the Company's subsidiaries, including Consolidated Cigar, then in effect, will permit such dividends or distributions. The terms of the Credit Agreement currently prohibit, and the terms of the Senior Subordinated Notes currently restrict, Consolidated Cigar from paying dividends or making distributions to the Company, each subject to certain limited exceptions. See "Risk Factors--Restrictions Imposed by the Terms of the Company's Indebtedness; Consequences of Failure to Comply."


   The Credit Agreement consists of a $60.0 million reducing revolving credit facility (the "Revolving Credit Facility") and a $20.0 million working capital facility (the "Working Capital Facility"). The Revolving Credit Facility and the Working Capital Facility have final maturities on April 3, 1999. The Revolving Credit Facility is subject to quarterly commitment reductions of $2.5 million during each year of the term of such facility. The Credit Agreement is secured by first priority liens on all of the material assets of Consolidated Cigar and its domestic subsidiaries and pledges of the capital stock of all of Consolidated Cigar's subsidiaries (with certain exceptions for the capital stock of foreign subsidiaries). The Credit Agreement is guaranteed by the Company, and by all of the domestic subsidiaries of Consolidated Cigar. The guarantee by the Company is, and following consummation of the Offerings will continue to be, secured by a pledge of all of the shares of common stock of Consolidated Cigar owned by the Company. The Credit Agreement also contains various restrictive covenants including, among other things, limitations on the ability of Consolidated Cigar and its subsidiaries to incur debt, create liens, pay dividends, sell assets and make investments, acquisitions and capital expenditures. In addition, the Credit Agreement requires Consolidated Cigar to maintain specified financial ratios and satisfy certain tests, including maximum leverage ratios and minimum interest coverage ratios. The Credit Agreement also contains customary events of default. As of June 29, 1996, there was approximately $17.4 million unused and available under the Credit Agreement, after taking into account approximately $1.0 million utilized to support letters of credit. Simultaneously with or prior to consummation of the Offerings, the Company intends to pay to Mafco Consolidated Group a cash dividend of approximately $5.6 million funded by borrowings under the Credit Agreement. As of June 29, 1996, after giving effect to the borrowings under the Credit Agreement to fund such dividend, there would have been approximately $11.8 million available under the Credit Agreement. See "Description of Certain Indebtedness--Credit Agreement."

   Prior to the consummation of the Offerings, the Company expects that Consolidated Cigar will enter into an amendment to the Credit Agreement, which would, among other things, permit Consolidated Cigar to pay a cash dividend to the Company in the amount of $5.6 million and pay dividends and make distributions on terms substantially similar to those contained in the Senior Subordinated Notes Indenture. See "Description of Certain Indebtedness--Senior Subordinated Notes." The Senior Subordinated Notes Indenture contains covenants that, among other things, limit the issuance of additional debt and redeemable stock by Consolidated Cigar, the issuance of debt and preferred stock by Consolidated Cigar's subsidiaries, the payment of dividends on and redemption of capital stock of Consolidated Cigar and its subsidiaries and the redemption of certain subordinated obligations of Consolidated Cigar, the sale of assets and stock of Consolidated Cigar's subsidiaries, transactions with affiliates and consolidations, mergers and transfers of all or substantially all of Consolidated Cigar's assets. The Senior Subordinated Notes Indenture also prohibits certain restrictions on distributions from subsidiaries of Consolidated Cigar and contains customary events of default.


   Simultaneously with or prior to consummation of the Offerings, the Company intends to issue the Promissory Note in an original principal amount of $70.0 million to Mafco Consolidated Group. The Promissory Note is expected to be noninterest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory Note is payable in quarterly installments of $2.5 million, beginning March 30, 1997 with the final installment payable on December 31, 2003. See "Description of Certain Indebtedness."

INFLATION

   The Company has historically been able to pass inflationary increases for raw materials and other costs onto its customers through price increases and anticipates that it will be able to do so in the future.

TAXATION AND REGULATION

 EXCISE TAXES

   Cigars and pipe tobacco have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives. In particular, there have been proposals by the federal government in the past to reform health care through a national program to be funded principally through increases in federal excise taxes on tobacco products. Enactment of significant increases in or new federal, state or local excise taxes would result in decreased unit sales of cigars and pipe tobacco, which would have a material adverse effect on the Company's business. See "Business--The Tobacco Industry--Excise Taxes."

 POSSESSIONS TAX CREDIT


   Prior to December 31, 1993, income earned by the Company from its Puerto Rico operations was generally exempt from United States federal income tax.
Section 936 of the Code allows a "possessions tax credit" against United States federal income tax for the amount of United States federal income tax attributable to the Puerto Rico taxable earnings. As part of OBRA 93, the possessions tax credit has been limited based upon a percentage of qualified wages in Puerto Rico, plus certain amounts of depreciation. The Company believes that it qualified for the possessions tax credit during 1995, 1994 and 1993. The Company expects that it will continue to qualify for the possessions tax credit in such amounts to offset the majority of any United States federal income tax related thereto, but eligibility and the amounts of the credit will depend on the facts and circumstances of the Company's Puerto Rico operations during each of the taxable years subsequent to 1995. Failure to receive the Section 936 exemption or possessions tax credit attributable to the Company's Puerto Rico operations would have a material adverse effect on the Company.

   The SBJPA Bill, passed by the House on May 22, 1996, and by the Senate on July 9, 1996, contains proposed amendments to Section 936 of the Code. Under the current version of the SBJPA Bill, as passed by the Senate, the Section 936 "possessions tax credit" would be repealed, subject to special grandfather rules (which do not apply for investment income earned on or after July 1, 1996) for which the Company would be eligible, provided that the Company does not add a "substantial new line of business." Under the grandfather rules, for the Company's taxable years beginning after December 31, 2001, the Company's business income from its Puerto Rico operations eligible for the possessions tax credit would, in addition to the Current Limitation, generally be limited to its average annual income from its Puerto Rico operations, adjusted for inflation, computed during the Company's five most recent taxable years ending before October 14, 1995 and excluding the highest and lowest years. The repeal of Section 936 in the manner described above could have a material adverse effect on the Company for taxable years beginning on or after January 1, 2002 to the extent that the Company's annual income from its Puerto Rico operations exceeds its average annual income from its Puerto Rico operations (as computed in the manner described in the preceding sentence). See "Risk Factors--Substantial Effects of Failure to Receive Possessions Tax Credit."


 PUERTO RICO TAX EXEMPTION


   Pursuant to a grant of industrial tax exemption which expires in 2002, income earned by CIC from the manufacture of cigars in Puerto Rico enjoys a 90% income tax exemption from Puerto Rican income taxes. The remaining 10% of such income is taxed at a maximum surtax rate of 45%, resulting in an effective income tax rate for such income of approximately 4.5% under current tax rates. Funds repatriated to the Company are subject to a maximum Puerto Rican tollgate tax of 10%. Legislation enacted in Puerto Rico in 1993 included a provision for prepaying a portion of these tollgate taxes effective for the 1993 fiscal year and subsequent periods. There can be no assurance that the Puerto Rico tax exemption will not be limited or eliminated in the future. Any significant limitation on or elimination of the Puerto Rico tax exemption would have a material adverse effect on the Company. See Note I of the Notes to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


 REGULATION


   Cigar manufacturers, like other producers of tobacco products, are subject to regulation in the United States at the federal, state and local levels. The recent trend is toward increasing regulation of the tobacco industry. There can be no assurance as to the ultimate content, timing or effect of any additional regulation of tobacco products by any federal, state, local or regulatory body, and there can be no assurance that any such legislation or regulation would not have a material adverse effect on the Company's business. See "Business--The Tobacco Industry--Regulation."


SEASONALITY

   The Company's business is generally non-seasonal. However, slight increases in cigar unit volume are experienced prior to Father's Day and the Christmas season.

                                   BUSINESS

GENERAL

   The Company is the largest manufacturer and marketer of cigars sold in the United States in terms of dollar sales, with a 1995 market share of approximately 23% according to the Company's estimates. The Company markets its cigar products under a number of well-known brand names at all price levels and in all segments of the growing cigar market, including premium large cigars, mass market large cigars and mass market little cigars. The Company attributes its leading market position to the following competitive strengths: (i) well-known brand names, many of which are the leading brands in their category; (ii) broad range of product offerings within both the premium and mass market segments of the United States cigar market; (iii) commitment to and reputation for manufacturing quality cigars; (iv) marketing expertise and close attention to customer service; (v) efficient manufacturing operations; and (vi) an experienced management team. The Company is also a leading producer of pipe tobacco and is the largest supplier of private label and branded generic pipe tobacco to mass market retailers. In addition, the Company distributes a variety of pipe and cigar smokers' accessories.


   The Company's cigars and pipe tobacco products are marketed under a number of well-known brand names. The Company's premium cigars include the H. UPMANN, MONTECRISTO, DON DIEGO, DUNHILL, TE-AMO, SANTA DAMIANA, ROYAL JAMAICA, PRIMO DEL REY and MONTECRUZ brands. The Company's mass market large cigars include the ANTONIO Y CLEOPATRA (also known as AYC), DUTCH MASTERS, EL PRODUCTO, MURIEL, BACKWOODS, SUPER VALUE and SUPRE SWEETS brands. The Company's mass market little cigars include the DUTCH TREATS, SUPER VALUE and SUPRE SWEETS brands. The Company's pipe tobacco products include the MIXTURE NO. 79 and CHINA BLACK brands.

   The Company's financial results reflect the strength of the cigar industry and the Company's leadership position in that industry. In 1995, the Company had net sales of $158.2 million, operating income of $31.4 million, and net income of $13.9 million, representing increases of 20.3%, 35.1%, and 81.3%, respectively, from 1994 results. For the first twenty-six weeks of 1996, the Company had net sales of $92.2 million, operating income of $21.2 million, and net income of $11.2 million, representing increases of 29.0%, 51.6%, and 100.0%, respectively, from the first twenty-six weeks of 1995. Further, because of the high demand for the Company's cigars, especially its premium cigars, the Company's backorders increased from 3.2 million cigars at December 31, 1994 to 4.3 million cigars at December 31, 1995, and further increased to 12.0 million cigars at June 29, 1996.


BUSINESS STRATEGY

   The Company believes that its competitive strengths, together with the following initiatives, will enable the Company to accelerate its growth, increase its profitability, and enhance its market share:

 CAPITALIZE ON GROWTH OPPORTUNITIES IN THE PREMIUM CIGAR SEGMENT


   The Company intends to capitalize on the rapidly growing premium cigar market by (i) increasing the Company's production capabilities through its planned expansion of its existing facilities in the Dominican Republic and Honduras and the construction of new facilities in Jamaica, (ii) improving the market's awareness and recognition of its premium cigars through targeted marketing programs and (iii) expanding its premium cigar product offerings through the introduction of new super-premium cigars, such as H. UPMANN CHAIRMAN'S RESERVE and PLAYBOY by DON DIEGO, and the extension of its existing brands.


   INCREASE PREMIUM CIGAR PRODUCTION. To increase production to meet existing and expected growth in demand for its premium cigars, the Company is (i) adding workers for second shifts at its manufacturing facilities in the Dominican Republic, (ii) actively hiring experienced, skilled rollers and bunchers, as well as training new rollers and bunchers, (iii) expanding its manufacturing facilities in the Dominican Republic and Honduras and building new manufacturing facilities in Jamaica, (iv) evaluating joint venture opportunities in countries where it may be advantageous to produce premium cigars and (v) continuing to improve manufacturing efficiencies.

   IMPROVE BRAND AWARENESS AND RECOGNITION. In order to further strengthen and broaden the brand recognition of its premium cigars and to support new product introductions, the Company is increasing its marketing and advertising expenditures for its premium cigar products. This advertising is designed to enhance the Company's image and to promote specific brands.

   EXPAND PREMIUM CIGAR BRANDS. As part of its strategy to capitalize on the significant growth in the premium cigar market and the increased demand for its premium cigars, the Company plans to continue to introduce new super-premium cigars. Recently the Company introduced H. UPMANN CHAIRMAN'S RESERVE, an super-premium cigar using high quality tobacco filler, binder and wrapper. In addition the Company plans to introduce, in August 1996, PLAYBOY by DON DIEGO and a limited edition, collectible "Leroy Neiman Selection" cigar box featuring a reproduction of an original painting by Mr. Neiman. The Company intends to extend its premium cigar lines, including the MONTECRISTO and SANTA DAMIANA brands, through the introduction of new sizes, shapes, packaging and other new features. As a result of increased demand for cigars by women, the Company plans to introduce into various of the Company's brands cigar shapes designed specifically for women. The Company believes that such introductions and extensions will enable it to increase sales by shifting its premium cigar mix to more expensive cigars.


 EXPAND MASS MARKET CIGAR AND PIPE PRODUCTS BUSINESSES


   The Company will seek to expand further its mass market cigar business and pipe tobacco products business by continuing to capitalize on its well-known brand names and introducing new products that extend the Company's existing product lines. The Company plans to expand its ANTONIO Y CLEOPATRA line by introducing CHURCHILL MADURO, a full size machine made, natural wrapper cigar with a band placed on each cigar resembling those on hand made cigars. In addition, the Company intends to introduce new flavors, sizes, packaging and other new features and improvements to its existing mass market cigar and pipe tobacco products. Since 1989, the Company has introduced new cigar brands that include DUTCH MASTERS COLLECTION, SUPRE SWEETS and RUSTLERS to the mass market and extended its existing brands with new cigar products that included ANTONIO Y CLEOPATRA MINIS, WHIFFS, CONNECTICUT SHADE WRAPPER and BACKWOODS SWEET AROMATIC. The Company has also introduced new pipe tobacco products that include MURIEL PIPE TOBACCO and BLACK'N NATURAL.


 BROADEN MASS MARKET CIGAR DISTRIBUTION CHANNELS


   As a result of its existing relationships with mass market retailers, the Company is well-positioned to take advantage of the increase in consumer demand for mass market cigars sold through that channel of distribution. The Company distributes certain of its cigar and pipe tobacco products to, and develops new private label brands for, mass market retailers, such as WONDER BLEND for Kmart and other such products for Wal-Mart, Eckerd Drug stores, CVS stores, Thrifty Drug Stores and numerous other retail chains. The Company intends to broaden its existing relationships and actively develop new relationships with other mass market retailers and is pursuing opportunities in other distribution channels, including actively marketing its mass market cigars to convenience stores to take advantage of the increase in consumer demand for mass market cigars at such locations.


 IMPROVE MANUFACTURING PROCESSES AND RAW MATERIAL PROCUREMENT


   The Company continually seeks ways to improve further the efficiency of its manufacturing operations in order to ensure quality and realize cost savings. To ensure the quality of its raw materials while also maximizing cost savings, the Company will (i) continue to develop long-term relationships with tobacco suppliers, (ii) expand its commercial and technical ties with local growers, (iii) obtain its tobacco raw materials from a variety of suppliers and growers and (iv) take advantage of its large purchasing requirements to negotiate favorable terms from suppliers.

 PURSUE SELECTIVELY STRATEGIC ACQUISITIONS

   The Company intends to pursue selectively strategic acquisitions in the cigar and pipe tobacco products industry to expand its market share and product lines and benefit from synergies. However, the

Company's ability to acquire additional tobacco businesses and brands is limited by, among other things, a dwindling number of potential acquisition candidates resulting from the consolidation in the tobacco industry as well as other economic, regulatory and industry factors. The Company also intends to pursue joint venture opportunities to enhance its overall cigar and pipe tobacco businesses.

MARKET OVERVIEW


   In recent years, cigar smoking has gained popularity in the United States, resulting in a significant increase in consumption and retail sales of cigars, particularly for premium cigars. Management believes that this increase in cigar consumption and retail sales is the result of a number of factors, including: (i) the increase in the number of adults over the age of 50 (a demographic group believed to smoke more cigars than any other demographic segment) and (ii) the emergence of an expanding base of younger affluent adults who have recently started smoking cigars and who tend to smoke premium cigars. The Company believes the increase in cigar smoking is in large part attributable to a positive and improving image of cigar smoking resulting from increased publicity, including the success of Cigar Aficionado magazine, the increased visibility of use by celebrities and the proliferation of "Cigar Smokers" dinners and other special events for cigar smokers.

   Consumption of cigars is currently increasing following a decline in consumption at a compound annual rate of 3.6% from 1964 to 1993. Consumption of cigars increased to 4.0 billion units in 1995 from 3.4 billion units in 1993, with substantial growth in premium cigars. Consumption of premium cigars increased at a compound annual unit growth rate of 2.4% from 1976 to 1991, at a compound annual unit growth rate of 8.9% from 1991 to 1994 and at a unit growth rate of 30.6% from 1994 to 163.9 million units in 1995. Growth in the premium segment has continued to accelerate in 1996. The mass market segment of the industry has also experienced increased consumption with a compound annual unit growth rate of 7.2% from 1993 to 3.8 billion units in 1995. Retail sales of cigars, which generally declined from 1964 to 1987 and grew modestly from 1987 to 1993, experienced significant growth from 1993 to 1995 with retail sales of cigars outpacing unit growth since 1991. This growth in retail sales of cigars was primarily the result of a combination of increased prices and a shift in the sales mix to more expensive cigars. Total retail sales have increased at a compound annual growth rate of 9.3% from 1991 to $1.0 billion in 1995, while the corresponding compound annual unit growth rate was only 3.6%. There can be no assurance that unit consumption and retail sales of cigars will continue to increase in the future. See "Risk Factors--Declining Market for Cigars through 1993" and "--Extensive and Increasing Regulation of Tobacco Products."


   The following table illustrates the trends in unit consumption and retail sales experienced by the premium and mass market segments of the U.S. cigar industry from 1991 to 1995.

                            U.S. CIGAR INDUSTRY(a)


                      1991       1992       1993       1994       1995
                   ---------  ---------  ---------  ---------  ---------
                                        (IN MILLIONS)
Unit Consumption:
 Premium(b) ......      97.2       98.9      109.6      125.5      163.9
 Mass market .....   3,433.3    3,419.2    3,313.8    3,592.6    3,806.4
                   ---------  ---------  ---------  ---------  ---------
  Total ..........   3,530.5    3,518.1    3,423.4    3,718.1    3,970.3
                   =========  =========  =========  =========  =========
Retail Sales .....  $   705.0  $   715.0  $   730.0  $   860.0  $1,005.0
                   =========  =========  =========  =========  =========


- ------------

(a)    Source: Cigar Association of America, Inc. ("CAA").

(b) CAA's premium cigar data includes cigars imported from seven leading supplier countries and does not include any premium cigars produced in other countries, including the United States. CAA includes such U.S. premium cigar production, which approximated 5.0 million units in 1995, in mass market cigar data.

PRODUCTS

 MASS MARKET CIGARS

   Mass market cigars are machine made and generally have a retail price point of $1.00 or less per cigar. Mass market cigars use less expensive tobacco than premium cigars. The Company uses a variety of techniques and grades of tobacco to produce mass market cigars which compete at all the price points in the mass cigar market. Mass market cigars include large cigars (weighing three pounds per 1,000 cigars or more) and little cigars (weighing less than three pounds per 1,000 cigars).


   Mass market large cigars generally consist of "filler" tobacco that is wrapped first with a "binder" and then with a "wrapper." The more expensive mass market large cigars combine natural leaf wrapper and man-made binder made from tobacco ingredients instead of natural binder, with filler threshed into short, uniform pieces. In less expensive mass market large cigars, man-made wrapper made primarily from tobacco ingredients replaces natural tobacco leaf. The Company adds flavors and/or plastic tips to certain of its popularly priced mass market large cigars. The Company's major mass market brands in the middle price range include ANTONIO Y CLEOPATRA, DUTCH MASTERS, EL PRODUCTO, BACKWOODS, SUPER VALUE and SUPRE SWEETS. The Company's MURIEL brand is in the less expensive range.


   Little cigars consist of filler tobacco wrapped only by a wrapper with a filter tip. Little cigars are made on a high-speed machine with man-made wrapper made from tobacco ingredients and no binder. Little cigars are flavored and produced with a filter. Generally, little cigars are the lowest priced segment of the mass market category. The Company's little cigar brands include DUTCH TREATS, SUPER VALUE and SUPRE SWEETS.

   The Company manufactures its own cigar boxes and man-made wrapper, filler and binder and little cigar filters.

 PREMIUM CIGARS


   Premium cigars are generally hand made and primarily sell at retail price points above $1.00 per cigar. The Company's premium cigars are primarily long-filler, large cigars that have high quality natural leaf wrappers and binders. The Company uses tobaccos of the best grades for its premium cigars. Such tobaccos are combined according to brand-specified formulas to create the filler of each cigar. In order to make hand made cigars, binder tobacco is hand-wrapped around filler to create the "bunch" which is placed into a mold. Then, "wrapper" tobacco is hand-wrapped around the bunch, creating a premium cigar. In the Company's premium cigars, the wrapper, binder and filler are natural tobacco leaf.

   The Company's premium cigars include the well-known H. UPMANN, MONTECRISTO, DON DIEGO, DUNHILL, TE-AMO, SANTA DAMIANA, ROYAL JAMAICA, PRIMO DEL REY and MONTECRUZ brands as well as other recognized brand names. The Company's premium cigars are manufactured in its Dominican Republic and Honduras facilities, except for TE-AMO, which is manufactured in Mexico and purchased from a third party. ROYAL JAMAICA, MONTECRUZ and DUNHILL brands are manufactured by the Company for sale by Lane Limited and Alfred Dunhill Ltd.


 PIPE TOBACCO AND ACCESSORIES

   In addition to its cigars, the Company manufactures pipe tobaccos for sale under its own brand names, such as MIXTURE NO. 79 and CHINA BLACK, and for sale in bulk to tobacconists, as well as private label brands for chain stores and wholesale distributors. The Company also distributes Rothman's International pipe tobaccos from Holland under the SAIL and FLYING DUTCHMAN brand names and smokers' accessories, such as lighters, tobacco pouches, pipe cleaners and cigar cutters.

   The Company uses tobaccos of various types, grades, countries of origin and crop years for its pipe tobacco, which are moisturized with steam and then blended according to specific formulas ("primary blends"). The primary blends are "cased" (sprayed or dipped) in liquids containing water, humectant, sugars, licorice, cocoa, fruit juices or other flavorings in order to keep the tobacco in pliable condition and to enhance its aroma and taste. The cased tobaccos are cut and dried and then held in bins to allow the casing and moisture to be distributed uniformly throughout the tobacco. Thereafter, the tobacco blends are flavored with natural and artificial flavors, herbs or spices, and blends are held for a short period of time prior to packaging into pouches, bags, cans or other selling containers.


 SPECIALTY AND OTHER PRODUCTS

   The Company's other products include various tobacco and non-tobacco related products manufactured by the Company in order to utilize excess manufacturing capacity at certain of its facilities and improve overall efficiency. See "Certain Relationships and Related Transactions--Specialty Products Division."

BACKORDERS


   The increased demand for cigars, especially premium cigars, has caused the Company's back orders of premium cigars to increase from 3.2 million cigars at December 31, 1994 to 4.3 million cigars at December 31, 1995, and to further increase to 12.0 million cigars at June 29, 1996. The Company's ability to increase its production of premium cigars and decrease its backorders is constrained by a shortage of experienced skilled laborers. Although the Company is hiring and training new rollers and bunchers, the training process averages up to one year and not all trainees are able to successfully complete the Company's training program. The Company is also building additional plant capacity to meet future growth in demand for its premium cigars. Although the Company believes that these measures will enable it to increase its production of premium cigars and that the backorders outstanding at June 29, 1996, which approximated 12.0 million cigars, will be filled during the second half of 1996, there can be no assurance that the Company will be able to meet any future level of demand for its premium cigars. There can be no assurance, however, that demand for the Company's premium cigars will continue to grow in the future.


   The Company's ability to manufacture premium and mass market cigars may also be constrained by the ability of tobacco growers and suppliers to meet the Company's demands for its raw materials in a timely manner. Tobacco, as a crop that is harvested annually, restricts the ability of tobacco growers to adjust acreage grown in any given year to meet changes in market demands. In addition, increases in acreage of tobacco grown requires significant capital, which growers may be unable or unwilling to invest. If the rate of escalation in consumption of cigars and other tobacco products continues, but the supply of tobacco remains constant or increases at a lower rate than demand, the Company's ability to increase its production of cigars, and thereby reduce its backlog, could be inhibited.

SALES AND MARKETING


   The Company sells its cigar and pipe tobacco products throughout the United States to over 2,500 customers, consisting of wholesale distributors, direct buying chains, including drug store chains and mass market retailers, and tobacconists. The Company employs a full-time in-house sales organization to develop and service its sales to wholesalers, distributors, direct buying chains and tobacconists. The Company's sales force is organized into two sales units: a mass market division and a premium division. The Company believes that the organization of its sales force into two divisions positions it to maintain a high degree of focus on each of its principal product categories. The mass market sales force calls on distributors and retail and chain store accounts, including Kmart, Wal-Mart, Eckerd Drug Stores, CVS stores and Thrifty Drug Stores, across the United States. Approximately 89% of the Company's mass market cigar products are sold through wholesale distributors while approximately 11% are sold to direct buying chains or independent retailers that warehouse for themselves. The premium cigar sales force calls directly on tobacconists and distributors. The Company's sales force operates regionally and locally from home and car, maintaining close familiarity with local customers. Most salesmen maintain a small stock of inventory which is used primarily to replace local distributors' old or damaged products and to display new product introductions or promotions.


   The Company supplies cigar merchandising fixtures to retailers at no cost and believes that it is the primary supplier of such fixtures to the United States retail trade. These fixtures help to maintain an attractive product display and to increase shelf space available for the Company's products.

   The Company advertises its mass market cigar products primarily through coupons and other promotions distributed at point of sale and through direct mail. The Company advertises its premium cigar products in magazines, such as Cigar Aficionado, Playboy and The New York Times Sunday Magazine, as well as in newspapers and on radio. In order to strengthen and broaden further the brand recognition of its premium cigars and to maximize the business opportunities created by the resurgence in popularity of and increased demand for premium cigars, the Company has increased its marketing and advertising expenditures in connection with its existing premium cigar brands. The increased advertising and marketing expenditures are being used to support new product introductions and increase awareness and recognition of the Company's premium brands.


   Sales of the Company's cigar products outside of the United States are currently not material, although the Company has begun to strengthen its presence in the international market for premium and mass market cigars, particularly in Europe, the Middle East, Latin America and Asia, by increasing management's focus on the Company's direct export business. The Company has hired an experienced international marketing manager to concentrate on foreign sales and promotions and currently has a total of 47 agents and distributors in Europe, the Middle East, Latin America and Asia.

TRADEMARKS

   Trademarks and brand name recognition are important to the Company's business. The Company generally owns the trademarks under which its products are sold. The Company has registered its trademarks in the United States and many other countries and will continue to do so as new trademarks are developed or acquired. The Company does not hold or own the right to use certain of its well-known trademarks and brand names in certain foreign markets. The Company's ability to expand into such markets by capitalizing on the strength of its brand names in the United States may be limited by its right to use or acquire such brand names in those foreign markets. Unless otherwise indicated, the Company owns the trademarks listed below:

                         MASS MARKET CIGAR TRADEMARKS

Antonio y Cleopatra      Henry Winterman's(a)
Backwoods                La Corona
Ben Franklin             Muriel
Dutch Masters            Roi-Tan
Dutch Treats             Super Value
El Producto              Supre Sweets
Harvester                Wonder Blend
Headline

             PREMIUM CIGAR TRADEMARKS
Cabanas                  Montecruz
Don Diego                Por Larranaga(b)
Don Marcos               Primo Del Rey
Don Miguel               Santa Damiana
Flor de Canarias         Santa Ynez
H. Upmann(b)             Super Value
Henry Clay               Te-Amo
Las Cabrillas            Wonder Blend
Malaguena
Montecristo(b)

              PIPE TOBACCO TRADEMARKS
China Black              Sail(a)
Dutch Masters            Super Value
Flying Dutchman(a)       Three Star Royal
Kriswill                 Wonder Blend
Mixture No. 79

   (a) Trademark is owned by Rothman's International and licensed to the Company.

   (b) Trademark is owned by Cuban Cigar Brands, N.V., a 51% owned subsidiary of the Company.

   While the Company does not believe that any single trademark is material to the vitality of its business, it believes that its trademarks taken as a whole are material to its business. Accordingly, the Company has taken, and will continue to take, action to protect its interests in all such trademarks.

RAW MATERIALS

   The Company has developed and is developing long-term relationships with tobacco suppliers and is expanding its commercial and technical ties with local growers to secure a variety of sources for raw materials, ensure the quality of its raw materials and maximize cost savings.


   The Company buys tobacco directly from a large number of suppliers in Brazil, Cameroon, the Central African Republic, Costa Rica, Germany, Italy, the Dominican Republic, Paraguay, the Philippines, Indonesia, the United States, Ecuador, Honduras, Mexico and other countries and does not believe that it is dependent on any single source for tobacco. The Company has recently experienced shortages in certain types of its natural wrapper and premium cigar tobaccos due to the increase in demand for high quality natural wrapped cigars. These shortages have caused the price of natural wrapper and premium cigar tobaccos to increase. The shortages of the tobacco have not yet impacted cigar manufacturing or the Company's profitability, but could if the Company is unable to purchase additional quantities of certain tobaccos in the future or is unable to pass increases for such raw materials onto its customers. See "Risk Factors--Social, Political and Economic Risks Associated with Foreign Operations and International Trade" and "--Backorders."


COMPETITION

   The Company is the largest manufacturer and marketer of cigars in the United States in terms of dollar sales and believes that it is the only participant in the cigar industry that is a major competitor in all subcategories of cigars at all price levels. The other three significant competitors in the cigar market in terms of market share, in order of size, are General Cigar Co. Inc., a division of Culbro Corporation, Havatampa/Phillies Cigar Corporation, a privately held corporation, and Swisher International, also a privately held corporation. In addition, Tobacco Exporters International Limited (a subsidiary of Rothman's International) is a significant competitor in the little cigar market. The Company believes that its leading market position in the cigar industry is due to its strong, well-known brand names, broad range of product offerings within both the mass market and premium segments of the United States cigar market, commitment to and reputation for manufacturing quality cigars, marketing expertise, close attention to customer service, efficient manufacturing operations and an experienced management team.

   Through its Allied Tobacco Division in Richmond, Virginia, the Company competes in all areas of the U.S. pipe tobacco business including branded, private label and bulk tobacco. The Company believes it is the fourth largest manufacturer in the U.S. of pipe tobacco, in terms of dollar sales, and its largest competitors in order of size are Lane Limited, John Middleton Inc. and UST Inc.

THE TOBACCO INDUSTRY

 REGULATION

   Cigar manufacturers, like other producers of tobacco products, are subject to regulation in the United States at federal, state and local levels. Together with changing public attitudes towards smoking, a constant expansion of smoking regulations since the early 1970's has been a major cause of the overall decline in consumption of tobacco products. Moreover, the trend is toward increasing regulation of the tobacco industry.


   Federal law has required health warnings on cigarettes since 1965 and has recently required states, in order to receive full funding for federal substance abuse block grants, to establish a minimum age of 18 years for the sale of tobacco products together with an appropriate enforcement program. In recent years, a variety of bills relating to tobacco issues have been introduced in the Congress of the United States, including bills that would have (i) prohibited the advertising and promotion of all tobacco products and/or restricted or eliminated the deductibility of such advertising expenses; (ii) increased labeling requirements on tobacco products to include, among other things, addiction warnings and lists of additives and toxins; (iii) modified federal preemption of state laws to allow state courts to hold tobacco manufacturers liable under common law or state statutes; (iv) shifted regulatory control of tobacco products and advertisements from the FTC to the FDA; (v) increased tobacco excise taxes; and required tobacco companies to pay for health care costs incurred by the federal government in connection with tobacco related diseases. Hearings have been held on certain of these proposals; however, to date, none of such proposals have been passed by Congress. Future enactment of such proposals or similar bills may have an adverse effect on the sales or operations of the Company. In addition, various federal agencies, including the FDA, have recently proposed to regulate the tobacco products industry. The regulation of the tobacco industry by the FDA could have a material adverse effect on the Company's business. As described more fully below, under the FDA proposal the FDA would, among other things, regulate the marketing, promotion and advertisement of certain tobacco products.

   In addition, the majority of states restrict or prohibit smoking in certain public places and restrict the sale of tobacco products to minors. Local legislative and regulatory bodies have also increasingly moved to curtail smoking by prohibiting smoking in certain buildings or areas or by requiring designated "smoking" areas. In a few states, legislation has been introduced, but has not yet passed, which would require all little cigars sold in those states to be "fire-safe" (i.e., cigars which extinguish themselves if not continuously smoked). Passage of this type of legislation could have a material adverse effect on the Company's little cigar sales because of the technological difficulties in complying with such legislation. There is currently an effort by the U.S. Consumer Product Safety Commission to establish such standards for cigarettes. The enabling legislation, as originally proposed, included little cigars; however, little cigars were deleted due to the lack of information on fires caused by these products.


   Although federal law has required health warnings on cigarettes since 1965, there is no federal law requiring that cigars or pipe tobacco carry such warnings. However, California requires "clear and reasonable" warnings to consumers who are exposed to chemicals known to the state to cause cancer or reproductive toxicity, including tobacco smoke and several of its constituent chemicals. Violations of this law, known as Proposition 65, can result in a civil penalty not to exceed $2,500 per day for each violation. Although similar legislation has been introduced in other states, no action has been taken.

   During 1988, the Company and 25 manufacturers of tobacco products entered into a settlement of legal proceedings filed against them pursuant to Proposition 65. Under the terms of the settlement, the Company and such other defendants agreed to label retail packages or containers of cigars, pipe tobaccos and other smoking tobaccos other than cigarettes manufactured or imported for sale in California with a specified warning label. To guarantee compliance with the California requirements, to eliminate errors in distribution and to maintain the efficiencies of the manufacturing process, the Company and most of its competitors have begun using the label on all of their tobacco products shipped to customers in all states, except for a few premium cigar customers.


   The U.S. Environmental Protection Agency (the "EPA") published a report in January 1993 with respect to the respiratory health effects of passive smoking, which concluded that widespread exposure to environmental tobacco smoke presents a serious and substantial public health concern. In June 1993, Philip Morris Companies Inc. and five other representatives of the tobacco manufacturing and distribution industries filed suit against the EPA seeking a declaration that the EPA does not have the statutory authority to regulate environmental tobacco smoke, and that, in view of the available scientific evidence and the EPA's failure to follow its own guidelines in making the determination, the EPA's final risk assessment was arbitrary and capricious. The court ruled in May 1995 that plaintiffs have standing to pursue this action. Whatever the outcome of this litigation, issuance of the report, which is based primarily on studies of passive cigarette smokers, may lead to further legislation designed to protect non-smokers.


   In February 1994, the FDA, in a letter to an anti-smoking group, claimed that it may be possible for the FDA to regulate cigarettes under the drug provisions of the Food, Drug, and Cosmetic Act (the "FDC Act"). The FDA's claim is based upon allegations that manufacturers may intend that their products contain nicotine to satisfy an alleged addiction on the part of some of their customers. The letter indicated that regulation of cigarettes under the FDC Act could ultimately result in the removal from the market of products containing nicotine at levels that cause or satisfy addiction. In March 1994, the FDA began investigating whether cigarettes should be regulated as a drug. In July 1995, the FDA announced that it has concluded for the first time that nicotine is a drug that should be regulated and proposed to regulate smokeless tobacco and cigarettes. The FDA definition of cigarettes would include little cigars. Both the CAA and the Bureau of Alcohol, Tobacco and Firearms oppose the inclusion of little cigars. The FDA recently published a proposal to regulate tobacco products, including the marketing, promotion and advertisement of such products. The initial comment period on the proposal ran through January 2, 1996 with an additional comment period ending on April 19, 1996. The FDA has indicated that it expects to adopt a final rule during the summer of 1996. A number of tobacco companies and other entities have filed legal proceedings challenging the FDA's assertion of jurisdiction to regulate tobacco products. One tobacco company has proposed, as an alternative to FDA regulation of tobacco products, a more limited set of restrictions on cigarette sales and advertising aimed at curbing youth smoking. The Company is unable to predict the effect on its business and profitability in the event that the FDA proposal is adopted but, if such proposal is adopted, it could have a material adverse effect on the operations of the Company.


 LITIGATION

   Historically, the cigar industry has not experienced material health-related litigation and, to date, the Company has not been the subject of any material health-related litigation. However, the cigarette and smokeless tobacco industries have experienced and are experiencing significant health-related litigation involving tobacco and health issues.

   Litigation against the cigarette industry has historically been brought by individual cigarette smokers. To date, such claims have been generally unsuccessful. In 1992, the United States Supreme Court in Cippollone v. Liggett Group, Inc. ruled that federal legislation relating to cigarette labeling requirements preempts claims based on failure to warn consumers about the health hazards of cigarette smoking, but does not preempt claims based on express warranty, misrepresentation, fraud or conspiracy.

   Current tobacco litigation generally falls within one of three categories: class actions, individual actions (which have been filed mainly in the State of Florida), or actions brought by individual states generally to recover Medicaid costs allegedly attributable to tobacco-related illnesses. The pending actions allege a broad range of injuries resulting from the use of tobacco products or exposure to tobacco smoke and seek various remedies, including compensatory and, in some cases, punitive damages together with certain types of equitable relief such as the establishment of medical monitoring funds and restitution. The major tobacco companies are vigorously defending these actions, including by challenging the authority of state attorney generals to bring Medicaid actions attributable to tobacco-related illnesses and, in some states, bringing preemptive lawsuits to enjoin the state attorney general from instituting litigation.

   In May 1996, the Fifth Circuit Court of Appeals in Castano v. American Tobacco, et al. reversed a Louisiana district court's certification of a nationwide class consisting essentially of nicotine dependent cigarette smokers. Notwithstanding the dismissal, new class actions asserting claims similar to those in Castano have recently been filed in certain states. To date, two pending class actions against major cigarette manufacturers have been certified. The first case is limited to Florida citizens allegedly injured by their addiction to cigarettes; the other is limited to flight attendants allegedly injured through exposure to secondhand smoke.

   There can be no assurance that there will not be an increase in health-related litigation involving tobacco and health issues against the cigarette industry or similar litigation in the future against cigar manufacturers. The costs to the Company of defending prolonged litigation and any settlement or successful prosecution of any material health-related litigation against manufacturers of cigars, cigarettes or smokeless tobacco or suppliers to the tobacco industry could have a material adverse effect on the Company's business.

 EXCISE TAXES

   Cigars and pipe tobacco have long been subject to federal, state and local excise taxes, and such taxes have frequently been increased or proposed to be increased, in some cases significantly, to fund various legislative initiatives.

   From 1977 until December 31, 1990, cigars were subject to a federal excise tax of 8.5% of wholesale list price, capped at $20.00 per thousand cigars. Effective January 1, 1991, the federal excise tax rate on large cigars (weighing more than three pounds per thousand cigars) increased to 10.625%, capped at $25.00 per thousand cigars, and increased to 12.75%, capped at $30.00 per thousand cigars, effective January 1, 1993. However, the base on which the federal excise tax is calculated was lowered effective January 1, 1991 to the manufacturer's selling price, net of the federal excise tax and certain other exclusions. In addition, the federal excise tax on pipe tobacco increased from $0.45 per pound to $0.5625 per pound effective January 1, 1991. The excise tax on pipe tobacco increased effective January 1, 1993, to $0.675 per pound. The federal excise tax on little cigars (weighing less than three pounds per thousand cigars) increased from $0.75 per thousand cigars to $0.9375 per thousand cigars effective January 1, 1991. The excise tax on little cigars increased to $1.125 per thousand cigars effective January 1, 1993. The increase in the federal excise tax rate in 1991 and again in 1993 did not have a material adverse effect on the Company's product sales.

   In the past, there have been various proposals by the federal government to fund legislative initiatives through increases in federal excise taxes on tobacco products. In 1993, the Clinton Administration proposed a significant increase in excise taxes on cigars, pipe tobacco, cigarettes and other tobacco products to fund the Clinton Administration's health care reform program. The Company believes that the volume of cigars and pipe tobacco sold would have been dramatically reduced if excise taxes were enacted as originally proposed as part of the Clinton Administration's health care reform program. Future enactment of significant increases in excise taxes, such as those initially proposed by the Clinton Administration or other proposals not linked specifically to health care reform, would have a material adverse effect on the business of the Company. The Company is unable to predict the likelihood of the passage or the enactment of future increases in tobacco excise taxes.

   Tobacco products are also subject to certain state and local taxes. Deficit concerns at the state level continue to exert pressure to increase tobacco taxes. Since 1964, the number of states that tax cigars has risen from six to forty-one. Since 1988, the following eleven states have enacted excise taxes on cigars, where no prior tax had been in effect: California, Connecticut, New Jersey, New York, North Carolina, Ohio, South Dakota, Rhode Island, Illinois, Missouri and Michigan. State excise taxes generally range from 2% to 75% of the wholesale purchase price. In addition, the following nine states have increased existing taxes on large cigars since 1988:
Arizona, Arkansas, Idaho, Iowa, Maine, New York, North Dakota, Vermont and Washington. The following five states tax little cigars at the same rates as cigarettes: California, Connecticut, Iowa, Oregon and Tennessee. Except for Tennessee, all of these states have increased their cigarette taxes since 1988.

   State cigar excise taxes are not subject to caps similar to the federal cigar excise tax. From time to time, the imposition of state and local taxes has had some impact on sales regionally. The enactment of new state excise taxes and the increase in existing state excise taxes are likely to have an adverse effect on regional sales as cigar consumption generally declines.

EMPLOYEES

   The Company employs approximately 4,000 persons. The Company believes that its relations with its employees are satisfactory. Union contracts, expiring at various dates, cover salesmen in New York and hourly employees in McAdoo, Pennsylvania and Richmond, Virginia. The McAdoo agreement with the Teamsters Local 401 expires in December 1998 and the Richmond agreement with the Warehouse Employees Local 322 expires in January 1999. The Company has experienced no work stoppages in the last ten years.

PROPERTIES


   As of June 29, 1996, the principal properties owned or leased by the Company for use in its business included:


                                                                                  APPROXIMATE
                                                                      OWNED OR    FLOOR SPACE
LOCATION                       PRINCIPAL USE                           LEASED      (SQ. FT.)
- -----------------------------  -----------------------------------  ----------  -------------
Cayey, Puerto Rico             Mass market cigar manufacturing         Owned        280,000
Comerio, Puerto Rico           Tobacco processing                      Owned        151,000
Danli, Honduras                Premium cigar manufacturing             Owned         25,000
Fort Lauderdale, Florida       Administrative office                   Leased        19,000
La Romana, Dominican Republic  Premium cigar manufacturing             Leased       133,000
Maypen, Jamaica(a)             Premium cigar manufacturing             Owned         25,000
McAdoo, Pennsylvania           Mass market cigar manufacturing and     Owned        369,000
                                distribution
Richmond, Virginia             Pipe tobacco manufacturing and          Leased        90,000
                                premium cigar distribution

- ------------

(a) Facility is under construction and is expected to be completed by the end of 1996.


   The Company believes that its existing and planned manufacturing facilities and distribution centers are adequate for the current level of the Company's operations. The Company believes that additional facilities, if necessary, would be readily available on a timely basis on commercially reasonable terms. Further, the Company believes that the leased space that houses its existing manufacturing and distribution facilities is not unique and could be readily replaced, if necessary, at the end of the terms of its existing leases on commercially reasonable terms. The Company's leases have expiration dates ranging from 1999 to 2000, many of which are renewable at the option of the Company.

   All of the principal properties owned by the Company are subject to first priority liens granted in favor of the lenders under the Credit Agreement. See "Description of Certain Indebtedness--Credit Agreement."

   The Company has excess capacity in all of its cigar and pipe tobacco plants. The Company's ability to take advantage of such excess capacity by increasing shift operations and the production of premium and mass market cigars may be limited by the availability of trained laborers and shortages in the supply of tobacco. See "--Backorders."

   The Company believes that its facilities are well maintained and in substantial compliance with environmental laws and regulations.

LEGAL PROCEEDINGS

   The Company is a party to lawsuits incidental to its business. The Company believes that the outcome of such pending legal proceedings in the aggregate will not have a material adverse effect on the Company's consolidated financial position. The Company carries general liability insurance but has no health hazard policy, which, to the best of the Company's knowledge, is consistent with industry practice. There can be no assurance, however, that the Company will not experience material health-related litigation in the future.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


 THE COMPANY

   The following table sets forth certain information (ages as of July 30, 1996) concerning the Directors and executive officers of the Company. All Directors serve terms of one year or until the election of their respective successors.



 NAME                            AGE  POSITION
- -----------------------------  -----  -----------------------------------------------------
Ronald O. Perelman . . . . .     53   Chairman of the Board of Directors and a Director
Howard Gittis . . . . . . .  .   62   Vice Chairman of the Board of Directors and a
                                      Director
Theo W. Folz . . . . . . . .     52   President, Chief Executive Officer and a Director
Barry F. Schwartz . . . . .  .   47   Executive Vice President and General Counsel
Gary R. Ellis . . . . . . .  .   43   Senior Vice President, Chief Financial Officer and
                                      Treasurer
James M. Parnofiello .........   47   Vice President and Controller



 CONSOLIDATED CIGAR


   The following table sets forth certain information (ages as of June 1, 1996) concerning the Directors and executive officers of Consolidated Cigar. All Directors serve terms of one year or until the election of their respective successors.


 NAME                     AGE  POSITION
- ----------------------  -----  -----------------------------------------------------
Ronald O. Perelman  ...   53   Chairman of the Board of Directors and a Director
Howard Gittis .........   62   Vice Chairman of the Board of Directors and a
                               Director
Theo W. Folz ..........   52   President, Chief Executive Officer and a Director
Richard L. DiMeola  ...   61   Executive Vice President and Chief Operating Officer
Gary R. Ellis .........   43   Senior Vice President and Chief Financial Officer,
                                Secretary and Treasurer
James L. Colucci ......   50   Senior Vice President --Sales and Marketing
George F. Gershel, Jr.    66   Senior Vice President --Tobacco
Denis F. McQuillen  ...   50   Senior Vice President --Manufacturing
James M. Parnofiello  .   47   Vice President and Controller



   Mr. Perelman has been Chairman of the Board and a Director of the Company and Consolidated Cigar since 1993. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Mafco Holdings and MacAndrews & Forbes Holdings Inc. ("MacAndrews & Forbes Holdings" and, together with Mafco Holdings, "MacAndrews & Forbes") and various of its affiliates since 1980. Mr. Perelman also is Chairman of the Board of Andrews Group Incorporated ("Andrews Group"), Mafco Consolidated Group, Mafco Worldwide Corporation ("Mafco Worldwide"), Marvel Entertainment Group, Inc. ("Marvel"), Meridian Sports Incorporated ("Meridian Sports"), New World Communications Group Incorporated ("New World"), New World Television Incorporated ("New World Television"), Power Control Technologies Inc. ("PCT") and Toy Biz, Inc. ("Toy Biz") and is the Chairman of the Executive Committee of the Boards of Directors of Revlon Consumer Products Corporation ("Revlon Products") and Revlon, Inc. ("Revlon"). Mr. Perelman is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, The Coleman Company, Inc. ("Coleman"), Coleman Holdings Inc., Coleman Worldwide Corporation, First Nationwide Bank, a Federal Savings Bank ("First Nationwide Bank"), First Nationwide Holdings, Inc. ("First Nationwide"), First Nationwide (Parent) Holdings Inc. ("First Nationwide Parent"), Mafco Consolidated Group, Mafco Worldwide, Marvel, Marvel Holdings Inc., Marvel (Parent) Holdings Inc., Marvel III Holdings Inc., Meridian Sports, New World, New World Television, NWCG Holdings Corporation ("NWCG Holdings"), PCT, Revlon, Revlon Products, Revlon Worldwide Corporation ("Revlon Worldwide") and Toy Biz.

   Mr. Gittis has been a Director of the Company and Consolidated Cigar since 1993 and Vice Chairman of the Board of Directors of the Company and Consolidated Cigar since July 1996. Mr. Gittis has been Vice Chairman and a Director of MacAndrews & Forbes and various of its affiliates since 1985. Mr. Gittis is a Director of the following corporations which file reports pursuant to the Exchange Act: Andrews Group, First Nationwide, First Nationwide Bank, First Nationwide Parent, Jones Apparel Group, Inc., Loral Space Communications Ltd., Mafco Consolidated Group, Mafco Worldwide, Rutherford-Moran Oil Corporation, New World, New World Television, NWCG Holdings, PCT, Revlon, Revlon Products and Revlon Worldwide.


   Mr. Folz has been President, Chief Executive Officer and a Director of the Company and Consolidated Cigar since June 1996 and August 1984, respectively. Mr. Folz has been a Director and President and Chief Executive Officer of the Tobacco Products Group of Mafco Consolidated Group since June 1995 and Vice Chairman, Director and Chief Executive Officer of Mafco Worldwide since January 1995. From January 1987 until June 1988, Mr. Folz was also Chairman and Chief Executive Officer of Brooks Drug, Inc. ("Brooks"). From June 1982 through July 1984, Mr. Folz was President, a Director and part owner of Phillies Cigar Company and a Director of Havatampa, Inc.

   Mr. Schwartz has been Executive Vice President and General Counsel of the Company since January 1993. He has been Executive Vice President and General Counsel of MacAndrews & Forbes and various of its affiliates since 1993. Mr. Schwartz was Senior Vice President of MacAndrews & Forbes from 1989 to 1993.

   Mr. Ellis has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since June 1996 and Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Consolidated Cigar since November 1988. Mr. Ellis has been Senior Vice President and Chief Financial Officer of the Tobacco Products Group of Mafco Consolidated Group since June 1995. From 1987 to 1988 Mr. Ellis was the Executive Vice President, Chief Financial Officer and Treasurer of Brooks and from 1985 to 1987 he was the Vice President and Controller of MacAndrews & Forbes Holdings.

   Mr. Parnofiello has been Vice President and Controller of the Company since June 1996. Mr. Parnofiello has been Vice President of Consolidated Cigar since January 1996 and Controller of Consolidated Cigar since September 1989. Mr. Parnofiello was Assistant Controller of Consolidated Cigar from March 1989 to September 1989.

   Mr. DiMeola has been Executive Vice President and Chief Operating Officer of Consolidated Cigar since November 1988. Mr. DiMeola joined Consolidated Cigar in January 1985 as President of the Premium Products Division.

   Mr. Colucci has been Senior Vice President of Sales and Marketing of Consolidated Cigar since November 1988. Mr. Colucci was Vice President of Sales and Marketing of Consolidated Cigar from 1985 to 1988. From 1982 to 1985, Mr. Colucci was Senior Vice President and General Manager of Design Wire, Inc. (a company selling wire racks to supermarkets). Prior to 1985, for eight years, Mr. Colucci held various sales and marketing positions with Consolidated Cigar.

   Mr. Gershel has been Senior Vice President --Tobacco of Consolidated Cigar since June 1977. Mr. Gershel joined Consolidated Cigar in 1961.

   Mr. McQuillen has been Senior Vice President of Manufacturing of Consolidated Cigar since December 1985. Mr. McQuillen joined Consolidated Cigar in 1981.

   After consummation of the Offerings, the Company intends to seek the election of at least two Directors who are neither officers nor employees of Mafco Consolidated Group or any of its affiliates.

COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors expects to establish an Audit Committee, a Compensation Committee and an Executive Committee.

   The Audit Committee will consist of two Directors who are neither officers nor employees of the Company. The Audit Committee will have the responsibility of reviewing and supervising the financial controls of the Company. The Audit Committee's responsibilities will include
(i) making recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, (ii) reviewing significant audit and accounting policies and practices of the Company, (iii) meeting with the Company's independent public accountants concerning, among other things, the scope of audits and reports and (iv) reviewing the performance of overall accounting and financial controls of the Company.


   The Compensation Committee will consist of at least two Directors who are "outside directors" within the meaning of Section 162(m) of the Code. The Compensation Committee will have the responsibility of reviewing the performance of the executive officers of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for all officers of the Company.


COMPENSATION OF DIRECTORS

   Directors who do not receive compensation as officers or employees of the Company or any of its affiliates will be paid an annual retainer fee of $25,000 and a fee of $1,000 for each meeting of the Board of Directors or any committee thereof they attend, plus reasonable out-of-pocket expenses.

EXECUTIVE COMPENSATION

   The Company, as a holding company with no business operations of its own, conducts its business through Consolidated Cigar. The executive officers of the Company receive no compensation for their services to the Company. Accordingly, the following table presents certain information concerning compensation paid or accrued for services rendered to Consolidated Cigar in all capacities during the three years ended December 31, 1995 for the Chief Executive Officer and the four other most highly compensated executive officers of Consolidated Cigar whose total annual salary and bonus in the last fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION
                                                 ----------------------
                                                                             ALL OTHER
                                           YEAR     SALARY      BONUS     COMPENSATION(a)
                                         ------  ----------  ----------  ---------------
Theo W. Folz
 President and Chief Executive Officer     1995    $700,000    $700,000       $3,000
                                           1994     675,000     400,000        3,000
                                           1993     638,000     300,000        4,717
Richard L. DiMeola
 Executive Vice President and Chief
 Operating Officer .....................   1995    $260,000    $260,000       $3,000
                                           1994     245,000     120,000        3,000
                                           1993     232,500      90,000        4,717
Gary R. Ellis
 Senior Vice President, Chief Financial
 Officer, Secretary and Treasurer  .....   1995    $200,000    $200,000       $3,000
                                           1994     185,000     100,000        3,000
                                           1993     175,000      75,000        4,717
James L. Colucci
 Senior Vice President of Sales and
 Marketing .............................   1995    $200,000    $200,000       $3,000
                                           1994     185,000     100,000        3,000
                                           1993     175,000      70,000        4,717
George F. Gershel, Jr.
 Senior Vice President Tobacco .........   1995    $230,000    $170,000       $3,000
                                           1994     214,000      75,000        3,000
                                           1993     203,000      57,500        4,717

- ------------

   (a) Represents the Company's matching contribution to the employee's account under Consolidated Cigar's 401(k) plan.


 EMPLOYMENT AGREEMENTS

   Mafco Consolidated Group entered into an employment agreement (the "MCG Employment Agreement") with Mr. Folz with respect to an employment term commencing on July 1, 1995 and ending on December 31, 1998 unless sooner terminated by Mr. Folz's death, disability, gross neglect or willful misconduct (in which case Mafco Consolidated Group may terminate Mr. Folz's employment immediately upon written notice), or breach by Mafco Consolidated Group of the agreement. In the event of Mr. Folz's death or disability, a pro-rated performance bonus and 60% of his base compensation is to be paid to Mr. Folz or his beneficiaries, as the case may be, for the longer of the remaining term of the agreement or twelve months. In the event that Mafco Consolidated Group breaches the MCG Employment Agreement, Mr. Folz is entitled to terminate his employment under the agreement; in that event, a pro-rated performance bonus and the remaining base compensation specified in the agreement is to be paid to Mr. Folz offset by any other compensation Mr. Folz receives during this period, and Mr. Folz is entitled to group life, health and pension plan coverage, for the longer of the remaining term of the agreement or twelve months. Mr. Folz currently serves the Company and Consolidated Cigar pursuant to the MCG Employment Agreement. The allocation of base compensation for the year ended December 31, 1995, to Consolidated Cigar, was $700,000. The MCG Employment Agreement also provides for a performance bonus under the Tobacco Products Group Performance Bonus Plan based on achievement of certain EBITDA targets. Prior to consummation of the Offerings, for the services to be rendered by Mr. Folz to the Company and Consolidated Cigar, Consolidated Cigar will assume the obligations of Mafco Consolidated Group under the MCG Employment Agreement with respect to a portion of the base salary and employee benefits to be provided to Mr. Folz under the MCG Employment Agreement and, simultaneously therewith, will enter into a new employment agreement with Mr. Folz containing such terms and expiring on December 31, 1999. Consolidated Cigar will assume 70% of the obligations of Mafco Consolidated Group under the MCG Employment Agreement with respect to any payments or benefits payable upon Mr. Folz's severance, death or disability. The base salary which will be paid by Consolidated Cigar to Mr. Folz will be $770,000 for the year ended December 31, 1996. In addition, Mr. Folz will be eligible to participate in the Consolidated Cigar Performance Bonus Plan, subject to stockholder approval of the plan. See "--Consolidated Cigar Performance Bonus Plan."

   Consolidated Cigar entered into an employment agreement with each of Messrs. DiMeola, Ellis, Colucci and Gershel, each of which commenced on July 1, 1995 and expires on December 31, 1998, unless sooner terminated by the employee's death, disability (in which case Consolidated Cigar may elect to terminate the employment agreement), gross neglect or willful misconduct (in which case Consolidated Cigar may terminate the employment agreement immediately upon written notice), the employee's willful and material failure to perform his contractual obligations or by Consolidated Cigar's material breach of the agreement. In the event of Consolidated Cigar's breach, the employee is entitled to terminate the employment agreement; in that event, full compensation and benefits are to be paid to the employee for the longer of the remaining term of the employment agreement or twelve months, offset by any other compensation the employee receives during this period. The employment agreements provide for initial annual base salaries of $260,000 for Mr. DiMeola, $200,000 for each of Messrs. Ellis and Colucci and $230,000 for Mr. Gershel. The employment agreements also provide for performance bonus payments, based on achievement by Consolidated Cigar of certain EBITDA targets. Following consummation of the Offerings, such bonus payments shall be made pursuant to the Consolidated Cigar Performance Bonus Plan, subject to stockholder approval of the plan. Prior to consummation of the Offerings, Consolidated Cigar will enter into new employment agreements with each of Messrs. DiMeola, Ellis, Colucci and Gershel having terms substantially similar to their existing employment agreements, but which will expire on December 31, 1999.

 CONSOLIDATED CIGAR PERFORMANCE BONUS PLAN

   The Company has adopted, subject to stockholder approval, the Consolidated Cigar Performance Bonus Plan. Compensation payable under the Consolidated Cigar Performance Bonus Plan is intended to qualify as "performance based compensation" under Section 162(m) of the Code. Senior executive officers of the Company and Consolidated Cigar, selected for participation in the Consolidated Cigar Performance Bonus Plan by the Compensation Committee, will be entitled to participate in the Consolidated Cigar Performance Bonus Plan. The performance goals under the Consolidated Cigar Performance Bonus Plan will be based on achievement of EBITDA targets established by the Compensation Committee with respect to each calendar year. The payments under the Consolidated Cigar Performance Bonus Plan to any one individual during any calendar year may not exceed $2,000,000.


 DEFINED BENEFIT PLAN

   Domestic (United States) salaried employees of Consolidated Cigar are eligible to participate in the Consolidated Cigar Domestic Salaried Employees' Defined Benefit Plan, a defined benefit pension plan (the "Plan"), which, effective as of the end of 1995, was merged into a defined benefit pension plan sponsored by a subsidiary of Mafco Consolidated Group. The merger of the Plan did not change the level of pension benefits provided to Consolidated Cigar employees. Plan benefits are a factor of service (employment) with Consolidated Cigar and "Average Final Compensation" (average monthly compensation during the 60 consecutive months in which compensation was highest in the ten years prior to termination of employment). Compensation includes total wages, overtime, bonuses and 401(k) salary deferrals, and excludes fringe benefits and employer contributions to other deferred compensation plans. Benefits in the Plan are reduced by (i) any annuity purchased under the Gulf Western Consumer Products Salaries Employees Retirement Plan (the "Gulf & Western Plan") as of March 8, 1983 and (ii) the actuarial equivalent of any Consolidated Cigar-provided benefits received under Consolidated Cigar's 401(k) plan.


   Consolidated Cigar established a benefit restoration plan effective January 1, 1994 (the "BRP") which was designed to restore retirement benefits to those employees whose eligible pension earnings were limited to $150,000 under regulations recently enacted by the Internal Revenue Service. The BRP is not funded and all other vesting and payment rules will follow the Plan.

   The monthly payment under the Plan and BRP, expressed as a straight life annuity, before adjustment for social security beginning at age 65 and before reduction for benefits payable under the Gulf & Western Plan or the Company's 401(k) plan, are as follows:


                                    YEARS OF SERVICE
                -------------------------------------------------------
 REMUNERATION       5       10       15        20        25        33
                -------  -------  -------  --------  --------  --------
    $ 50,000     $  315   $  631   $  946    $1,262    $1,575   $ 2,083
      75,000        473      946    1,419     1,893     2,365     3,124
     100,000        631    1,262    1,893     2,525     3,156     4,160
     250,000      1,578    3,156    4,734     6,313     7,891    10,416



   Benefits under the Plan are subject to the maximum limitations imposed by federal law on pension benefits. The annual limitation in 1995 was $120,000 or $10,000 per month, based on a maximum annual compensation of $150,000.The maximum annual remuneration considered for purposes of the Plan and the BRP will be increased to $500,000 in 1996.

   As of December 31, 1995, the credited years of service under the Plan were 12 years for Mr. Folz, 11 years for Mr. DiMeola, seven years for Mr. Ellis, 19 years for Mr. Colucci and 35 years for Mr. Gershel.


STOCK PLAN


   Prior to consummation of the Offerings, the Company expects to adopt the Stock Plan, subject to stockholder approval of the Stock Plan. A maximum of 3,000,000 shares of Class A Common Stock will be reserved for issuance under the Stock Plan, subject to equitable adjustment upon the occurrence of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, spin-off or other similar change in capitalization, any distribution to common stockholders, including a rights offering, other than cash dividends, or similar corporate transaction. The Stock Plan will be administered by the Compensation Committee, which will be appointed by the Company's Board of Directors. Grants of stock options, stock appreciation rights, restricted stock, unrestricted stock and performance awards (collectively, "Awards") may be made under the Stock Plan (subject to specified aggregate limits and annual individual limits on certain types of awards) to selected employees and Directors of the Company and its present or future affiliates.

   The Compensation Committee and the Board of Directors will each have authority, subject to the terms of the Stock Plan, to determine, among other things, when and to whom to grant Awards under the plan, the number of shares to be covered by Awards, the types and terms of options, stock appreciation rights, restricted stock, unrestricted stock and performance awards granted and the exercise price of the stock options and stock appreciation rights and to prescribe, amend and rescind the rules and regulations relating to the Stock Plan.


   Stock options granted under the Stock Plan may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of nonqualified stock options may be above, at or below the fair market value per share of Class A Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a "10% Stockholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Class A Common Stock on the date of the grant. The exercise price of incentive stock options for all other employees must be at or above the fair market value per share of Class A Common Stock on the date of the grant. The maximum term of any stock option granted under the Stock Plan is ten years (five years in the case of an incentive stock option granted to a 10% Stockholder).


   Stock appreciation rights may be granted alone or in tandem with stock options under the Stock Plan. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the stock appreciation right is exercised over either the fair market value of a share of Class A Common Stock on the date of grant (in the case of a free standing stock appreciation right) or the exercise price of the related stock option (in the case of a tandem stock appreciation right), with payment to be made in cash, Class A Common Stock, or both, as specified in the agreement granting the Award (the "Award Agreement") or as otherwise determined by the Compensation Committee or the Board of Directors.

   No person may be granted stock options or stock appreciation rights under the Stock Plan in any calendar year representing an aggregate of more than shares of Class A Common Stock. Stock options and stock appreciation rights shall be exercisable at the times and upon the conditions that the Compensation Committee or the Board of Directors may determine, as reflected in the applicable Award Agreement.

   Restricted or unrestricted stock awards, either alone or in tandem with other awards, may be granted under the Stock Plan. Vesting of restricted stock awards may be conditioned upon the completion of a specified period of service, the attainment of specific performance goals or such other factors as the Compensation Committee or the Board of Directors may determine. The Compensation Committee may, in its discretion, require a grantee to pay an amount to acquire any restricted or unrestricted stock, which amount may be refunded to such grantee upon such events as the Compensation Committee may determine. During the restricted period, the grantee may not transfer, assign or otherwise encumber or dispose of the restricted stock, except as permitted by the Compensation Committee or the Board of Directors. During the restricted period, the grantee will have the right to vote the restricted stock and to receive any dividends if and to the extent so provided by the Compensation Committee or the Board of Directors.

   Unless otherwise provided in a grantee's Award Agreement, (i) upon termination of such grantee's employment or service as a Director due to death or disability, any unvested options, stock appreciation rights and restricted stock shall vest in full, all options and stock appreciation rights shall remain exercisable for a period of one year and shall terminate thereafter and (ii) upon termination of such grantee's employment or service as a Director for any reason other than death or disability, any unvested options, stock appreciation rights and restricted stock shall terminate and all vested options and stock appreciation rights shall remain exercisable for a period of three months and shall terminate thereafter.

   Unless otherwise provided in a grantee's Award Agreement, awards granted under the Stock Plan may be transferred by the grantee only by will or by the laws of descent and distribution, and may be exercised only by the grantee during his or her lifetime. The Stock Plan may, at any time and from time to time, be altered, amended, suspended or terminated by the Board of Directors, in whole or in part; provided that no amendment which requires stockholder approval in order for the Stock Plan to continue to comply with Section 162(m) of the Code will be effective unless such amendment has received the requisite approval by the Company's stockholders. In addition, no amendment may be made which adversely affects any of the rights of the grantee under any Award theretofore granted without such grantee's consent. No awards will be made under the Stock Plan following the tenth anniversary of the effective date.

 NEW PLAN BENEFITS

   Immediately prior to the consummation of the Offerings and subject to stockholder approval of the Stock Plan, the Board of Directors will make initial grants under the Stock Plan of nonqualified options having terms of ten years to purchase Class A Common Stock at an exercise price equal to the initial public offering price, of which options to purchase 250,000, 55,000, 50,000, 50,000, 50,000, 455,000 and 650,000 shares of Class A Common Stock will be granted to Messrs. Folz, DiMeola, Ellis, Colucci and Gershel, all executive officers as a group, and all employees as a group, respectively. These initial grants will vest one-third each year beginning on the first anniversary of the date of grant and will become 100% vested on the third anniversary of the date of grant. Immediately prior to consummation of the Offerings and on the same terms as the options granted to executive officers of the Company, the Board of Directors will grant options to purchase 500,000 shares of Class A Common Stock to Mr. Perelman. See "Certain Relationships and Related Transactions--Relationship with Mafco Consolidated Group." In addition, on June 25, 1996, Mafco Consolidated Group granted to Mr. Folz options to purchase 100,000 shares of its common stock at an exercise price of $22.00 per share. These options have a term of ten years and vest 25% upon the date of grant and 25% on each of the first, second and third anniversaries of the date of grant.

 FEDERAL INCOME TAX CONSEQUENCES

   The following sets forth a summary of federal income tax consequences of participation in the Stock Plan.

   A holder of an incentive stock option will generally realize taxable income only upon disposition of shares acquired upon exercise of the incentive stock option rather than upon the grant or timely exercise of the incentive stock option. Tax consequences of an untimely exercise of an incentive stock option are determined in accordance with the rules applicable to nonqualified stock options. The amount by which the fair market value of the Class A Common Stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the option holder's "alternative minimum taxable income."

   A holder of a nonqualified stock option generally will not be subject to tax at the time of the grant of the nonqualified stock option. Rather, upon exercise of a nonqualified stock option, the optionee generally will include in ordinary income the excess, if any, of the fair market value of the Class A Common Stock purchased over the exercise price. The Company generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.

   The grant of stock appreciation rights has no federal income tax consequences at the time of grant. Upon the exercise of stock appreciation rights, the amount received is generally taxable as ordinary income, and the Company is entitled to a corresponding deduction.


   Generally, the grant of restricted stock has no federal income tax consequences at the time of grant. Rather, at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code) the holder will recognize income in an amount equal to the fair market value of such shares. A holder may, however, elect to be taxed at the time of the grant in accordance with Section 83(b) of the Code. The Company generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.


   The foregoing constitutes a brief summary of the principal federal income tax consequences of the transactions based on current federal income tax laws. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences. Participants in the Stock Plan are urged to consult their own tax advisors with respect to the consequences of their participation in the Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company and Consolidated Cigar did not have a Compensation Committee during 1995. Officers' compensation during 1995 was determined by the Compensation Committee of Mafco Consolidated Group, comprised of Mr. Howard Gittis, Ms. Jewel S. Lafontant-Mankarious and Mr. Robert Sargent Shriver III.

                          OWNERSHIP OF COMMON STOCK


   Ronald O. Perelman, 35 East 62nd Street, New York, New York 10021, through Mafco Holdings' ownership of Mafco Consolidated Group, beneficially owns 85% of the outstanding shares of Common Stock of the Company. Immediately after consummation of the Offerings, Mafco Consolidated Group will beneficially own all of the 25,500,000 outstanding shares of Class B Common Stock, which represent approximately 98.3% of the combined voting power of the outstanding shares of Common Stock (approximately 98.0% if the Underwriters' over-allotment option is exercised in full). Accordingly, Mr. Perelman will beneficially own approximately 83.5% of the combined voting power of the outstanding shares of Common Stock immediately following consummation of the Offerings. No other director, executive officer or other person beneficially owns any shares of Common Stock.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH MAFCO CONSOLIDATED GROUP AND MAFCO HOLDINGS

   As a result of Mafco Consolidated Group's stock ownership, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Mafco Consolidated Group, and Mafco Consolidated Group is, and is expected to continue to be, able to direct and control the policies of the Company and its subsidiaries, including with respect to mergers, sales of assets and similar transactions.

   Mafco Consolidated Group is 85% owned through Mafco Holdings by Ronald O. Perelman, who is Chairman of the Board of Directors of the Company. Mafco Holdings is a diversified holding company with interests in several industries. Through its 85% ownership of the Company, Mafco Holdings is engaged in the manufacture and distribution of cigars and pipe tobacco. Mafco Holdings is engaged in the cosmetics and skin care, fragrance and personal care products business through its 83% ownership of Revlon. Mafco Holdings owns 83% of Coleman, which is engaged in the manufacture and marketing of recreational outdoor products, portable generators, power-washing equipment, spas and hot tubs and 65% of Meridian Sports, a manufacturer and marketer of specialized boats and water sports equipment. Marvel, a youth entertainment company, is 80% owned by Mafco Holdings. Mafco Holdings is also engaged in the television broadcast and programming production business through its approximate 42% ownership of New World Communications, and, through its 85% ownership of Mafco Worldwide, in the processing and distribution of licorice and other flavoring agents. Mafco Holdings also is in the financial services business through its 80% ownership of First Nationwide. The principal executive offices of Mafco Holdings are located at 35 East 62nd Street, New York, New York 10021.

   The Company is insured under policies maintained by Mafco Holdings, and the Company reimburses Mafco Holdings for the portion of the cost of such policies attributable to the Company. Management of the Company believes that such cost is lower than would be incurred were such entities to be separately insured. In addition, the Company reimburses Mafco Holdings for the Company's allocable portion of certain costs such as legal, accounting and other professional fees and other services and related expenses.


   Immediately prior to the consummation of the Offerings, the Board of Directors will grant options to purchase 500,000 shares of Class A Common Stock to Mr. Perelman as compensation for services rendered and to be rendered to the Company by Mr. Perelman in his capacity as Chairman of the Board of Directors. Such options will be granted pursuant to the Stock Plan on the same terms as the initial grants made by the Board of Directors to the Company's executive officers. See "Management--Stock Plan--New Plan Benefits."

TAX SHARING AGREEMENT

   The Company, Consolidated Cigar and Mafco Consolidated Group have been, for federal income tax purposes, members of an affiliated group of corporations of which Mafco Holdings is the common parent (the "Tax Group"). As a result of such affiliation, the Company, Consolidated Cigar, and Mafco

Consolidated Group have been included in the consolidated federal income tax returns and, to the extent permitted by applicable law, included in combined state or local income tax returns filed on behalf of the Tax Group. Pursuant to a tax sharing agreement among the Company, Consolidated Cigar, and Mafco Consolidated Group and a tax sharing agreement between Mafco Consolidated Group and Mafco Holdings (collectively, the "Tax Sharing Agreements"), the Company has been required to pay to Mafco Consolidated Group with respect to each taxable year an amount equal to the consolidated federal and state and local income taxes that would have been incurred by the Company had it not been included in the consolidated federal and any combined state or local income tax returns filed by the Tax Group. The net amounts paid by Consolidated Cigar, through the Company, during the years ended December 31, 1993, 1994 and 1995 were approximately $0, $383,710 and $345,467, respectively. After consummation of the Offerings, the Company, Consolidated Cigar and Mafco Consolidated Group will continue to be included in the Tax Group.

   Under existing federal income tax regulations the Company, Consolidated Cigar and Mafco Consolidated Group are liable for the consolidated federal income taxes of the Tax Group for any taxable year in which they are a member of the Tax Group. Pursuant to the Tax Sharing Agreements, Mafco Holdings has agreed to indemnify the Company and Consolidated Cigar for any such federal income tax liability.

PROMISSORY NOTE

   Simultaneously with or prior to the consummation of the Offerings, the Company intends to issue the Promissory Note in an original principal amount of $70 million to Mafco Consolidated Group. The Promissory Note is expected to be noninterest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory Note is payable in quarterly installments of $2.5 million beginning March 30, 1997 with the final installment payable on December 31, 2003. See "Description of Certain Indebtedness."

PURCHASE OF LICORICE EXTRACT

   The Company purchases all of the licorice extract used as flavoring and moistening agents in its manufacturing processes from Mafco Worldwide, an indirect wholly owned subsidiary of Mafco Consolidated Group. During the years ended December 31, 1993, 1994 and 1995, the Company purchased approximately $110,000, $265,000 and $269,000 of licorice extract from Mafco Worldwide. The Company believes that the licorice extract purchased from Mafco Worldwide was purchased on terms no less favorable to the Company than those obtainable in an arm's length transaction with an independent third party.

SPECIALTY PRODUCTS DIVISION

   The Company's Specialty Products Division assembles lipstick containers for Revlon Products, an 83% owned subsidiary of Mafco Holdings. Revlon Products purchased lipstick containers from the Company for approximately $481,000, $763,000 and $874,000 for the ten months ended December 31, 1993 and the years ended December 31, 1994 and 1995, respectively. The Company believes that the terms of such arrangements with Revlon Products were no less favorable to the Company than those obtainable in an arm's length transaction with an independent third party.

REGISTRATION RIGHTS AGREEMENT


   Prior to the consummation of the Offerings, the Company and Mafco Consolidated Group will enter into the Registration Rights Agreement pursuant to which Mafco Consolidated Group and certain transferees of Common Stock held by Mafco Consolidated Group (the "Holders") will have the right to require the Company to register (a "Demand Registration") all or part of the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Holders under the Securities Act of 1933, as amended (the "Securities Act"); provided that the Company (i) will not be obligated to effect a Demand Registration within 180 days of the closing date of the Offerings unless Goldman, Sachs & Co. has given its consent and (ii) may postpone giving effect to a Demand Registration for up to a period of 30 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. Mafco Consolidated Group has advised the Company that it does not have any present intention to request any such registration. In addition, the Holders will have the right to participate in registrations by the Company of its Class A Common Stock (a "Piggyback Registration"). The Holders will pay all out-of-pocket expenses incurred in connection with any Demand Registration. The Company will pay any expenses incurred in connection with a Piggyback Registration, except for underwriting discounts, commissions and certain expenses attributable to the shares of Class A Common Stock sold by such Holders.

                         DESCRIPTION OF CAPITAL STOCK


   Immediately prior to the closing of the Offerings, the Company will amend its Certificate of Incorporation to change its authorized capital stock to 300,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), and to convert each outstanding share of its current common stock into 25,500 shares of its newly created Class B Common Stock (totaling 25,500,000 shares of Class B Common Stock). The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Amended and Restated Certificate of Incorporation of the Company (the "Amended Certificate") and Amended and Restated By-Laws of the Company (the "By-Laws"), a copy of each of which is filed as an exhibit to the Registration Statement (as defined herein) of which this Prospectus forms a part.


CLASS A COMMON STOCK AND CLASS B COMMON STOCK


   The Amended Certificate provides for two classes of common stock, Class A Common Stock and Class B Common Stock, the two classes of which are substantially identical, except for disparity in voting power. See "Risk Factors--Control by Mafco Consolidated Group."


   Each share of Class A Common Stock entitles the holder of record to one vote and each share of Class B Common Stock entitles the holder of record to ten votes at each annual or special meeting of stockholders, in the case of any written consent of stockholders, and for all other purposes. The holders of Class A Common Stock and Class B Common Stock will vote as a single class on all matters submitted to a vote of the stockholders, except as otherwise provided by law. Neither the holders of Class A Common Stock nor the holders of Class B Common Stock have cumulative voting or preemptive rights. The Company may, as a condition to counting the votes cast by any holder of Class B Common Stock at any annual or special meeting of stockholders, in the case of any written consent of stockholders, or for any other purpose, require the furnishing of such affidavits or other proof as it may reasonably request to establish that the Class B Common Stock held by such holder has not, by virtue of the provisions of the Amended Certificate, been converted into Class A Common Stock.


   The holders of the Class A Common Stock and Class B Common Stock will be entitled to receive dividends and other distributions as may be declared thereon by the Board of Directors of the Company out of assets or funds of the Company legally available therefor, subject to the rights of the holders of any series of Preferred Stock and any other provision of the Amended Certificate. The Amended Certificate provides that if at any time a dividend or other distribution in cash or other property is paid on Class A Common Stock or Class B Common Stock, a like dividend or other distribution in cash or other property will also be paid on Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount of shares. The Amended Certificate provides that if shares of Class A Common Stock are paid on Class A Common Stock and shares of Class B Common Stock are paid on Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such payment will be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of Class A Common Stock or Class B Common Stock, the shares of Class B Common

Stock or Class A Common Stock, as the case may be, will also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification will bear the same relationship to each other as that which existed immediately prior thereto.

   In the event of any liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock and the holders of Class B Common Stock will be entitled to receive the assets and funds of the Company available for distribution after payments to creditors and to the holders of any Preferred Stock of the Company that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

   In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock).

   The Amended Certificate provides that no person holding record or beneficial ownership of shares of Class B Common Stock (a "Class B Holder") may transfer (as defined in the Amended Certificate), and the Company will not register the transfer of, such shares of Class B Common Stock, except to a Permitted Transferee. A Permitted Transferee generally means an affiliate of the Class B Holder. In certain circumstances set forth in the Amended Certificate, the change in ownership or control of a record or beneficial holder of Class B Common Stock will also result in the conversion of such holder's Class B Common Stock into Class A Common Stock. The Amended Certificate also provides that the Company will not register the transfer of any shares of Class B Common Stock unless the transferee and the transferor of such Class B Common Stock have furnished such affidavits and other proof as the Company may reasonably request to establish that such proposed transferee is a Permitted Transferee. In addition, upon any purported transfer of shares of Class B Common Stock not permitted under the Amended Certificate, all shares of Class B Common Stock purported to be so transferred will be deemed to be converted into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock will thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms of the Amended Certificate.

   In the event that the number of shares of Class B Common Stock and Class A Common Stock held by the Class B Holders and their Permitted Transferees issued and outstanding at any time shall constitute less than ten percent of the total combined number of shares of Class A Common Stock and Class B Common Stock of the Company, all shares of Class B Common Stock then issued and outstanding will be deemed to be converted into shares of Class A Common Stock, and stock certificates formerly representing such shares of Class B Common Stock will thereupon and thereafter be deemed to represent such number of shares of Class A Common Stock as equals the number of shares of Class A Common Stock into which such shares of Class B Common Stock could be converted pursuant to the terms of the Amended Certificate.


   The Class A Common Stock has been approved for listing on the NYSE under the symbol "CIG," subject to official notice of issuance.


PREFERRED STOCK

   The Board of Directors, without further stockholder authorization, is authorized to issue, from time to time, Preferred Stock in one or more series, to establish the number of shares to be included in any such series and to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, including dividend rights and preferences over dividends on the Common Stock, conversion rights, voting rights, redemption rights, the terms of any sinking fund therefor and rights upon liquidation. The ability of the Board of Directors of the Company to issue Preferred Stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control of the Company or an unsolicited acquisition proposal, since the issuance of Preferred Stock could be used to dilute the share ownership of a person or entity seeking to obtain control of the Company. In addition, because the Board of Directors of the Company has the power to establish the preferences, powers and rights of the shares of any such series of Preferred Stock, it may afford the holders of any Preferred Stock preferences, powers and rights (including voting rights) senior to the rights of the holders of Common Stock, which could adversely affect the rights of holders of Common Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


   Section 203 ("Section 203") of the General Corporation Law of the State of Delaware (the "DGCL") provides, in general, that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to Section 203 (an "Interested Stockholder") but less than 85% of such stock may not engage in certain Business Combinations (as defined in Section 203) with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. The Amended Certificate contains a provision electing not to be governed by
Section 203.


LIMITATIONS ON DIRECTORS' LIABILITY


   The Amended Certificate contains a provision which eliminates the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director
(i) for any breach of such director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or recision based upon a director's breach of his duty of care. The Securities and Exchange Commission (the "Commission") has taken the position that the provision will have no effect on claims arising under the federal securities laws.


   In addition, the Amended Certificate and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

TRANSFER AGENT AND REGISTRAR


   American Stock Transfer & Trust Co. is the transfer agent and registrar for the Common Stock.

                       SHARES ELIGIBLE FOR FUTURE SALE


   Immediately after consummation of the Offerings, the Company will have outstanding 4,500,000 shares of Class A Common Stock and 25,500,000 shares of Class B Common Stock, assuming no exercise of the over-allotment options granted to the Underwriters. Of these shares, the 4,500,000 shares of Class A Common Stock sold in the Offerings (or a maximum of 5,175,000 shares if the over-allotment options are exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act, unless purchased by "affiliates" of the Company (as that term is defined under the Securities Act). The 25,500,000 shares of Class B Common Stock owned by Mafco Consolidated Group are, and the 25,500,000 shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock will be, "restricted securities" as defined in Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act.


   In general, under Rule 144, as currently in effect, (i) a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Class A Common Stock as to which at least two years have elapsed since such shares were sold by the Company or by an affiliate of the Company in a transaction or chain of transactions not involving a public offering ("restricted securities") or (ii) an affiliate of the Company who holds shares of Class A Common Stock that are not restricted securities may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the Company's Class A Common Stock then outstanding or the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding the date on which notice of such sale required under Rule 144 was filed. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Affiliates of the Company must comply with the requirements of Rule 144, including the two-year holding period requirement, to sell shares of Class A Common Stock that are restricted securities. Furthermore, if a period of at least three years has elapsed from the date restricted securities were acquired from the Company or an affiliate of the Company, a holder of such restricted securities who is not an affiliate of the Company at the time of the sale and has not been an affiliate of the Company at any time during the three months prior to such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.


   All shares of Class B Common Stock owned by Mafco Consolidated Group and all shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock will immediately after consummation of the Offerings be eligible (subject to the 180-day lock-up arrangement described below) for sale in the public market pursuant to, and in accordance with the volume, manner of sale and other conditions of, Rule 144 described above. Pursuant to the Registration Rights Agreement, Mafco Consolidated Group has the right to require the Company to register the shares of Class A Common Stock acquired upon conversion of its shares of Class B Common Stock to facilitate their possible sale, although Mafco Consolidated Group has advised the Company that it does not have any present intention to request any such registration. See "Certain Relationships and Related Transactions --Registration Rights Agreement."


   The Company and Mafco Consolidated Group have agreed that, subject to certain exceptions, they will not offer, sell or otherwise dispose of any shares of Class A Common Stock, other than in the Offerings, or any security convertible into or exchangeable or exercisable for shares of Class A Common Stock without the prior written consent of Goldman, Sachs & Co. on behalf of the Underwriters for a period of 180 days after the date of this Prospectus. See "Underwriting."

   The shares of Class A Common Stock authorized for issuance pursuant to Awards that may be granted under the Stock Plan may be either authorized but unissued shares or treasury shares obtained by the Company through market or private purchases. See "Management--Stock Plan." The Company intends to register under the Securities Act the shares of Class A Common Stock issuable upon the exercise of options granted pursuant to the Stock Plan.


   Prior to the Offerings, there has been no public market for the Class A Common Stock. Although the Company can make no prediction as to the effect, if any, that sales of shares of Class A Common Stock by Mafco Consolidated Group would have on the market price prevailing from time to time, sales of substantial amounts of Class A Common Stock or the availability of such shares for sale could adversely affect prevailing market prices. See "Risk Factors--Possible Future Sales of Shares by Mafco Consolidated Group."


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

                     DESCRIPTION OF CERTAIN INDEBTEDNESS

   Each of the following summaries of certain provisions of certain debt instruments of the Company does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of such debt instruments.

CREDIT AGREEMENT


   The Credit Agreement entered into by Consolidated Cigar with The Chase Manhattan Bank (the "Bank") consists of the $60.0 million Revolving Credit Facility and the $20.0 million Working Capital Facility. The Revolving Credit Facility and the Working Capital Facility have final maturities in April 1999. The Revolving Credit Facility is subject to quarterly commitment reductions of $2.5 million during each year of the term of such facility. The Credit Agreement is secured by first priority liens on all of the material assets of Consolidated Cigar and its domestic subsidiaries and pledges of the capital stock of all of Consolidated Cigar's subsidiaries (with certain exceptions for the capital stock of foreign subsidiaries). The Credit Agreement is guaranteed by the Company, and by all of the domestic subsidiaries of Consolidated Cigar. The guarantee by the Company is, and following consummation of the Offerings will continue to be, secured by a pledge of all of the shares of common stock of Consolidated Cigar owned by the Company. As of June 29, 1996, there was approximately $17.4 million unused and available under the Credit Agreement, after taking into account approximately $1.0 million utilized to support letters of credit. Simultaneously with or prior to consummation of the Offerings, the Company intends to pay to Mafco Consolidated Group a cash dividend of approximately $5.6 million funded by borrowings under the Credit Agreement. As of June 29, 1996, after giving effect to the borrowings under the Credit Agreement to fund such dividend, there would have been approximately $11.8 million available under the Credit Agreement.


   Loans outstanding under the Credit Agreement bear interest, at Consolidated Cigar's option, at either (i) the Bank's base rate plus 1.0%;
(ii) the Bank's 30, 60, 90 or 180 day LIBOR rate plus 2.0% or (iii) with respect to loans to Consolidated Cigar's wholly owned subsidiary CIC, and subject to availability, the Bank's "936 Rate" plus 2.0%.


   The Credit Agreement contains various restrictive covenants including, among other things, limitations on the ability of Consolidated Cigar and its subsidiaries to incur debt, create liens, pay dividends, sell assets and make investments, acquisitions and capital expenditures. In addition, the Credit Agreement requires Consolidated Cigar to maintain specified financial ratios and satisfy certain tests, including maximum leverage ratios and minimum interest coverage ratios. The Credit Agreement also contains customary events of default. Prior to the consummation of the Offerings, the Company expects that Consolidated Cigar will enter into an amendment to the Credit Agreement, which would, among other things, permit Consolidated Cigar to pay the $5.6 million dividend to the Company and to pay dividends and make distributions on terms substantially similar to those contained in the Senior Subordinated Notes Indenture.


SENIOR SUBORDINATED NOTES


   In February 1993, Consolidated Cigar sold $90 million aggregate principal amount of its Senior Subordinated Notes and as of June 29, 1996, $90 million aggregate principal amount of Senior Subordinated Notes were outstanding. The Senior Subordinated Notes bear interest at the rate of 10 1/2% per annum, payable semi-annually on March 1 and September 1. The Senior Subordinated Notes mature on March 1, 2003 and Consolidated Cigar is not required to make any sinking fund payments with respect to the Senior Subordinated Notes. The Senior Subordinated Notes are subordinate in right of payment to all senior debt of Consolidated Cigar, including the liabilities of Consolidated Cigar under the Credit Agreement, rank pari passu with all future senior subordinated debt of Consolidated Cigar and rank senior to all future subordinated debt of Consolidated Cigar.


   The Senior Subordinated Notes are redeemable at the option of Consolidated Cigar, on and after March 1, 1998, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) for the 12 month period beginning each March 1: 1998--103.00%; 1999--101.50%;

and 2000 and thereafter--100%, plus, in each case, accrued and unpaid interest to the date fixed for redemption. In addition, the Senior Subordinated Notes are redeemable at any time upon a Change of Control (as defined in the Senior Subordinated Notes Indenture) at the redemption prices set forth in the Senior Subordinated Notes Indenture.

   The Senior Subordinated Notes Indenture contains certain covenants that, among other things, limit the issuance of additional debt and redeemable stock by Consolidated Cigar, the issuance of debt and preferred stock by Consolidated Cigar's subsidiaries, the payment of dividends on and redemption of capital stock of Consolidated Cigar and its subsidiaries and the redemption of certain subordinated obligations of Consolidated Cigar, the sale of assets and stock of Consolidated Cigar's subsidiaries, transactions with affiliates and consolidations, mergers and transfers of all or substantially all of Consolidated Cigar's assets. The Senior Subordinated Notes Indenture also prohibits certain restrictions on distributions from subsidiaries of Consolidated Cigar and contains customary events of default.

   In addition, upon the occurrence of a Change of Control (as defined in the Senior Subordinated Notes Indenture), each holder of the Senior Subordinated Notes has the right, subject to the satisfaction of certain conditions relating to Consolidated Cigar's bank indebtedness, to require Consolidated Cigar to repurchase such holder's Senior Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.


PROMISSORY NOTE

   Simultaneously with or prior to consummation of the Offerings, the Company intends to issue the Promissory Note in an original principal amount of $70 million to Mafco Consolidated Group. The Promissory Note is expected to be noninterest bearing, unsecured, subordinated to senior indebtedness (as defined in the Promissory Note) and repayable in whole or in part at any time or from time to time without premium or penalty. The Promissory Note is payable in quarterly installments of $2.5 million beginning March 30, 1997 with the final installment payable on December 31, 2003.

     CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

   The following is a general summary of certain United States federal income and estate tax consequences expected to result under current law from the purchase, ownership, sale or other taxable disposition of Class A Common Stock by any person or entity other than (a) a citizen or resident of the United States, (b) a corporation created or organized in or under the laws of the United States or of any state thereof, or (c) a person or entity otherwise subject to United States federal income taxation on income from sources outside the United States (a "non-U.S. Holder"). This summary does not address all United States federal income and estate tax considerations that may be relevant to non-U.S. Holders in light of their particular circumstances or to certain non-U.S. Holders that may be subject to special treatment under United States federal income tax laws. Furthermore, this summary does not discuss any aspects of foreign, state or local taxation. This summary is based on current provisions of the Code, existing, temporary and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. Each prospective purchaser of Class A Common Stock is advised to consult their tax advisor with respect to the tax consequences of acquiring, holding and disposing of Class A Common Stock.

DIVIDENDS

   Dividends paid to a non-U.S. Holder of Class A Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) unless the dividend is effectively connected with the conduct of a trade or business of the non-U.S. Holder within the United States, in which case the dividend will be taxed at ordinary federal income tax rates. If the non-U.S. Holder is a corporation, such effectively connected income may also be subject to an additional "branch profits tax." A non-U.S. Holder may be required to satisfy certain certification requirements in order to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding obligation pursuant to the above described rules.

SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK

   A non-U.S. Holder generally will not be subject to United States federal income tax in respect of any gain recognized on the sale or other taxable disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. Holder in the United States; (ii) in the case of a non-U.S. Holder who is an individual and holds the Class A Common Stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and either (a) the individual has a "tax home" for United States federal income tax purposes in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by the individual in the United States; (iii) the non-U.S. Holder is subject to tax pursuant to the provisions of United States federal income tax law applicable to certain United States expatriates; or (iv) the Company is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for United States federal income tax purposes (which the Company does not believe it is or is likely to become) and, assuming that the Class A Common Stock continues to be "regularly traded on an established securities market" for tax purposes, the non-U.S. Holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the outstanding Class A Common Stock.

BACKUP WITHHOLDING AND REPORTING REQUIREMENTS


   DIVIDENDS. United States backup withholding tax will generally not apply to dividends paid on Class A Common Stock to a non-U.S. Holder at an address outside the United States. The Company must report annually to the Internal Revenue Service and to each non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the non-U.S. Holder's country of residence.

   SALE OR OTHER DISPOSITION OF CLASS A COMMON STOCK. Upon the sale or other taxable disposition of Class A Common Stock by a non-U.S. Holder to or through a United States office of a broker, the broker must backup withhold at a rate of 31% and report the sale to the Internal Revenue Service, unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Upon the sale or other taxable disposition of Class A Common Stock by a non-U.S. Holder to or through the foreign office of a United States broker, or a foreign broker with certain types of relationships to the United States, the broker must report the sale to the Internal Revenue Service (but not backup withhold) unless the broker has documentary evidence in its files that the seller is a non-U.S. Holder and/or certain other conditions are met, or the holder otherwise establishes an exemption.

   BACKUP WITHHOLDING IS NOT AN ADDITIONAL TAX. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such non-U.S. Holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service.

   PROPOSED REGULATIONS. On April 22, 1996, the Internal Revenue Service issued proposed regulations relating to withholding, backup withholding and information reporting that, if adopted in their current form, would, among other things, unify current certification procedures and forms and clarify reliance standards. The proposed regulations would, among other things, eliminate the general current law presumption that dividends paid to an address in a foreign country are paid to a resident of that country and would impose certain certification and documentation requirements on non-U.S. Holders claiming the benefit of a reduced withholding rate with respect to dividends under a tax treaty. These regulations generally are proposed to be effective with respect to payments made after December 31, 1997, although in certain cases they are proposed to be effective only with respect to payments made after December 31, 1999. Proposed regulations are subject to change, however, prior to their adoption in final form.


FEDERAL ESTATE TAXES

   Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the time of death will be included in such individual's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

                                LEGAL MATTERS

   Certain legal matters with respect to the validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom, New York, New York. Cravath, Swaine & Moore, New York, New York has acted as counsel for the Underwriters. Skadden, Arps, Slate, Meagher & Flom and Cravath, Swaine & Moore have from time to time represented, and may continue to represent, the Underwriters in connection with various legal matters. Both Skadden, Arps, Slate, Meagher & Flom and Cravath, Swaine & Moore have from time to time represented, and may continue to represent, Mafco Holdings and certain of its affiliates (including the Company) in connection with certain legal matters. Joseph H. Flom, a partner in the firm of Skadden, Arps, Slate, Meagher & Flom, is a director of Revlon Group Incorporated, a wholly owned subsidiary of Mafco Holdings.

                                   EXPERTS

   The Consolidated Financial Statements and schedules of the Company as of December 31, 1994 and 1995 and for the two month period ended March 2, 1993 (the Pre-Acquisition period), the ten month period ended December 31, 1993 and the years ended December 31, 1994 and 1995, appearing in this Prospectus and elsewhere in the Registration Statement (as defined herein), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                            AVAILABLE INFORMATION


   The Company has filed with the Commission in Washington, D.C. a Registration Statement on Form S-1 (as amended, the "Registration Statement") of which this Prospectus is a part under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedules thereto) filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.


   Upon completion of the Offerings, the Company will be subject to the informational requirements of the Exchange Act, and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                         PAGES

                                                                                      ---------

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Auditors ....................................................     F-2

  Consolidated Balance Sheets as of December 31, 1994 and 1995 ......................     F-3

  Consolidated Statements of Operations
   for the two month period ended March 2, 1993, the ten month period ended December
   31, 1993 and the years ended December 31, 1994 and 1995  .........................     F-4

  Consolidated Statements of Stockholder's Equity
   for the two month period ended March 2, 1993, the ten month period ended December
   31, 1993 and the years ended December 31, 1994 and 1995  .........................     F-5

  Consolidated Statements of Cash Flows
   for the two month period ended March 2, 1993, the ten month period ended December
   31, 1993 and the years ended December 31, 1994 and 1995  .........................     F-6

  Notes to Consolidated Financial Statements ........................................     F-8

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

  Unaudited Condensed Consolidated Balance Sheet as of June 29, 1996 ................    F-20

  Unaudited Condensed Consolidated Statements of Operations for the twenty-six week
   periods ended July 1, 1995 and June 29, 1996  ....................................    F-21

  Unaudited Condensed Consolidated Statements of Cash Flows for the twenty-six week
   periods ended July 1, 1995 and June 29, 1996  ....................................    F-22

  Notes to Unaudited Condensed Consolidated Financial Statements ....................    F-23

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Consolidated Cigar Holdings Inc.

   We have audited the accompanying consolidated balance sheets of Consolidated Cigar Holdings Inc. (formerly Consolidated Cigar (Parent) Holdings Inc.) and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholder's equity, and cash flows for the two month period ended March 2, 1993, the ten month period ended December 31, 1993 and the years ended December 31, 1994 and 1995. The two month period ended March 2, 1993 presents historical Pre-Acquisition financial statement amounts of Consolidated Cigar Corporation (the "Pre-Acquisition Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 1994 and 1995, and the consolidated results of the Pre-Acquisition Company's operations and cash flows for the two month period ended March 2, 1993, and the Company's consolidated results of operations and cash flows for the ten month period ended December 31, 1993 and the years ended December 31, 1994 and 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP
New York, New York
January 24, 1996

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                            DECEMBER 31,    DECEMBER 31,
                                                                                1994            1995
                                                                          --------------  --------------
                                  ASSETS
Current assets:
 Cash and cash equivalents ..............................................     $  1,700        $  1,145
 Accounts receivable, less allowances of $3,602 and $4,322, respectively        12,912          14,883
 Inventories ............................................................       37,874          39,022
 Deferred taxes and other ...............................................          524           3,914
                                                                          --------------  --------------
  Total current assets ..................................................       53,010          58,964
Property, plant and equipment, net ......................................       38,025          35,370
Trademarks, less accumulated amortization of $1,587 and $2,453,
 respectively ...........................................................       32,887          32,021
Goodwill, less accumulated amortization of $3,171 and $4,942,
 respectively ...........................................................       67,596          61,374
Other intangibles and assets, less accumulated amortization of $3,244
 and $4,670, respectively ...............................................        5,391           4,001
                                                                          --------------  --------------
  Total assets ..........................................................     $196,909        $191,730
                                                                          ==============  ==============
                   LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
 Accounts payable .......................................................     $  4,073        $  3,797
 Accrued expenses .......................................................       13,985          16,103
 Due to affiliate .......................................................          452           1,685
                                                                          --------------  --------------
  Total current liabilities .............................................       18,510          21,585
Long-term debt ..........................................................      126,200         110,600
Deferred taxes ..........................................................        2,844           4,066
Other liabilities .......................................................        8,792           1,151
                                                                          --------------  --------------
  Total liabilities .....................................................      156,346         137,402
                                                                          --------------  --------------
Commitments and contingencies ...........................................        --              --
Stockholder's equity:
 Common stock, $1.00 par value, 1,000 shares authorized, issued and
  outstanding ...........................................................            1               1
 Additional paid-in capital .............................................       29,999          34,834
 Retained earnings ......................................................       10,563          19,493
                                                                          --------------  --------------
  Total stockholder's equity ............................................       40,563          54,328
                                                                          --------------  --------------
  Total liabilities and stockholder's equity ............................     $196,909        $191,730
                                                                          ==============  ==============


See notes to consolidated financial statements.

               CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                PRE-
                                             ACQUISITION                  POST-ACQUISITION
                                           -------------  ----------------------------------------------
                                             TWO MONTHS      TEN MONTHS      YEAR ENDED      YEAR ENDED
                                             ENDED MARCH   ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                                               2, 1993        31, 1993          1994            1995
                                           -------------  --------------  --------------  --------------
Net sales ................................     $15,563        $110,384        $131,510        $158,166
Cost of sales ............................       9,088          69,871          78,836          94,347
                                           -------------  --------------  --------------  --------------
Gross profit .............................       6,475          40,513          52,674          63,819
Selling, general and administrative
 expenses ................................       4,580          24,956          29,413          32,393
                                           -------------  --------------  --------------  --------------
Operating income .........................       1,895          15,557          23,261          31,426
                                           -------------  --------------  --------------  --------------
Other (expenses) income:
 Interest expense ........................      (1,662)        (10,954)        (12,847)        (12,647)
 Interest income .........................           2              24               9              12
 Minority interest .......................           5             209              78            (262)
 Miscellaneous, net ......................        (226)           (690)           (828)         (1,000)
                                           -------------  --------------  --------------  --------------
                                                (1,881)        (11,411)        (13,588)        (13,897)
                                           -------------  --------------  --------------  --------------
Income before provision for income taxes            14           4,146           9,673          17,529
Provision for income taxes ...............          91           1,267           1,989           3,599
                                           -------------  --------------  --------------  --------------
Net income (loss) ........................     $   (77)       $  2,879        $  7,684        $ 13,930
                                           =============  ==============  ==============  ==============
Pro Forma earnings per
 common share (unaudited) ................                                                    $   0.45
                                                                                          ==============


See notes to consolidated financial statements.

               CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                            (DOLLARS IN THOUSANDS)

                                                ADDITIONAL
                                      COMMON     PAID-IN      RETAINED
                                      STOCK      CAPITAL      EARNINGS     TOTAL
                                    --------  ------------  ----------  ---------
Pre-Acquisition:
Balance at December 31, 1992  .....    $--       $12,294      $ 2,020     $14,314
Net loss for the two months  ......     --            --          (77)        (77)
                                    --------  ------------  ----------  ---------
Balance at March 2, 1993 ..........    $--       $12,294      $ 1,943     $14,237
                                    ========  ============  ==========  =========
Post-Acquisition:
Initial capitalization ............    $ 1       $29,999      $    --     $30,000
Net income for the ten months  ....     --            --        2,879       2,879
                                    --------  ------------  ----------  ---------
Balance at December 31, 1993  .....      1        29,999        2,879      32,879
                                    --------  ------------  ----------  ---------
Net income ........................     --            --        7,684       7,684
                                    --------  ------------  ----------  ---------
Balance at December 31, 1994  .....      1        29,999       10,563      40,563
                                    --------  ------------  ----------  ---------
Net income ........................     --            --       13,930      13,930
Cash dividends paid ...............     --            --       (5,000)     (5,000)
Contribution to capital by parent       --         4,835           --       4,835
                                    --------  ------------  ----------  ---------
Balance at December 31, 1995  .....    $ 1       $34,834      $19,493     $54,328
                                    ========  ============  ==========  =========


See notes to consolidated financial statements.

               CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)

                                                PRE-
                                             ACQUISITION                  POST-ACQUISITION
                                           -------------  ----------------------------------------------
                                             TWO MONTHS      TEN MONTHS      YEAR ENDED      YEAR ENDED
                                             ENDED MARCH   ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                                               2, 1993        31, 1993          1994            1995
                                           -------------  --------------  --------------  --------------
Cash flows from operating activities:
 Net income (loss) .......................     $   (77)         2,879         $ 7,684         $13,930
 Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities:
  Depreciation and amortization ..........       1,123         10,289           7,613           7,699
  Deferred income ........................          --            887            (205)           (205)
  Gain on the sale of fixed assets  ......          --             --            (390)             --
  Changes in assets and liabilities net
   of acquisitions:
   (Increase) decrease in:
    Accounts receivable ..................       3,245         (3,323)         (1,852)         (1,971)
    Inventories ..........................      (3,573)           854            (969)         (1,148)
    Deferred taxes and other .............          (6)           235              44          (1,367)
   Increase (decrease) in:
    Accounts payable .....................         868             48            (326)           (276)
    Accrued expenses and other
     liabilities .........................       1,882         (3,027)          2,660           3,139
                                           -------------  --------------  --------------  --------------
Net cash provided by operating activities        3,462          8,842          14,259          19,801
                                           -------------  --------------  --------------  --------------
Cash flows from investing activities:
 Capital expenditures ....................        (115)          (881)           (788)           (983)
 Proceeds from the sale of fixed assets  .          --            100           5,832               1
 Decrease (increase) in other assets  ....        (132)          (170)             (8)             (7)
                                           -------------  --------------  --------------  --------------
Net cash provided by (used for) investing
 activities ..............................        (247)          (611)          5,036            (989)
                                           -------------  --------------  --------------  --------------

See notes to consolidated financial statements.

               CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)

                                             PRE-
                                          ACQUISITION                  POST-ACQUISITION
                                        -------------  ----------------------------------------------
                                          TWO MONTHS      TEN MONTHS      YEAR ENDED      YEAR ENDED
                                          ENDED MARCH   ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                                            2, 1993        31, 1993          1994            1995
                                        -------------  --------------  --------------  --------------
Cash flows from acquisitions:
 Acquisition financing ................     $    --       $ 156,619        $     --        $     --
 Cost of acquisition ..................          --        (104,180)             --              --
 Deferred financing costs .............          --          (6,406)             --              --
 Accrued fees and expenses ............          --           3,970              --              --
 Initial capitalization ...............          --          30,000              --              --
 Repayment of long term debt ..........          --         (77,375)             --              --
                                        -------------  --------------  --------------  --------------
Net cash provided by acquisitions  ....          --           2,628              --              --
                                        -------------  --------------  --------------  --------------
Cash flow from financing activities:
 Repayment of revolving loan, net  ....      (2,078)        (11,319)        (19,100)        (15,600)
 Dividend paid ........................          --              --              --          (5,000)
 Due to affiliates and other
  borrowings ..........................          --            (824)            290           1,233
                                        -------------  --------------  --------------  --------------
Net cash used for financing activities       (2,078)        (12,143)        (18,810)        (19,367)
                                        -------------  --------------  --------------  --------------
(Decrease) increase in cash and cash
 equivalents ..........................       1,137          (1,284)            485            (555)
Cash and cash equivalents, beginning
 of period ............................       1,362           2,499           1,215           1,700
                                        -------------  --------------  --------------  --------------
Cash and cash equivalents, end of
 period ...............................     $ 2,499       $   1,215        $  1,700        $  1,145
                                        =============  ==============  ==============  ==============
Supplemental disclosures of cash flow
 information:
 Interest paid during the period  .....     $   218       $  10,433        $ 12,921        $ 13,067
 Income taxes paid during the period  .         161             333           1,444           1,477

See notes to consolidated financial statements.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A --BASIS OF PRESENTATION

   Consolidated Cigar Holdings Inc. (formerly Consolidated Cigar (Parent) Holdings Inc.) (the "Company") is a holding company with no business operations of its own and was formed as a Delaware corporation on January 6, 1993 to hold all of the outstanding capital stock of Consolidated Cigar Corporation ("Consolidated Cigar"), through which the Company conducts its business operations. The results of operations and financial position of the Company therefore reflect the consolidated results of operations and financial position of Consolidated Cigar and its predecessors. Unless the context otherwise requires, all references in these notes to the consolidated financial statements of the Company mean Consolidated Cigar Holdings Inc. and its subsidiaries.

   On December 11, 1992, Triple C Acquisition Corp. ("Triple C"), Mafco Holdings Inc. ("Mafco Holdings") and a wholly owned subsidiary of Mafco Holdings entered into an agreement and plan of merger, pursuant to which the wholly owned subsidiary was merged into Triple C, with Triple C being the surviving corporation. Pursuant to the merger which was consummated on March 3, 1993, Mafco Holdings acquired all the outstanding shares of Triple C common stock and warrants to purchase Triple C common stock (the "Acquisition") for an aggregate purchase price of $188.0 million, including fees and expenses. The Acquisition was financed with bank borrowings under an $80.0 million revolving credit agreement with a bank group lead by The Chase Manhattan Bank ("Chase"), the issuance of $90.0 million of 10 1/2% senior subordinated notes due 2003 and a $30.0 million capital contribution from Mafco Holdings. Immediately following the Acquisition, Triple C merged into Consolidated Cigar Corporation ("Consolidated Cigar"), with Consolidated Cigar being the surviving corporation. As a result, Consolidated Cigar became an indirect wholly owned subsidiary of Mafco Holdings.

   Prior to March 3, 1993 (referred to herein as the "Pre-Acquisition" period), Consolidated Cigar was a wholly owned subsidiary of Triple C. The accompanying financial statements for periods subsequent to March 2, 1993 (referred to herein as the "Post Acquisition" period), reflect the results of the Acquisition.

   The Post Acquisition financial statements contained herein are those of the Company and its subsidiaries which have been adjusted to account for the Acquisition under the purchase accounting method (i.e., the assets purchased and liabilities assumed have been adjusted to fair values based upon an allocation of the purchase price). As a result of adjustments related to the Acquisition, the financial statements of the Post Acquisition Company are not directly comparable to the financial statements of the Pre-Acquisition Company. The Pre-Acquisition financial statements reflect Triple C's cost of acquiring Consolidated Cigar in November 1988.

NOTE B --1995 CHANGE IN OWNERSHIP

   On June 15, 1995, Mafco Holdings and Mafco Consolidated Group Inc. ("Mafco Consolidated Group"), formerly known as Abex Inc. ("Abex"), consummated an agreement and plan of merger (the "Merger Agreement") executed between the parties on January 6, 1995. The Merger Agreement provided for, among other things, the merger of C & F Merger Inc., a subsidiary of Mafco Holdings and the indirect parent of both the Company and Mafco Worldwide Corporation ("Mafco Worldwide"), with Mafco Consolidated Group, which was the surviving corporation in the merger. As a result, the Company became an indirect wholly owned subsidiary of Mafco Consolidated Group.

NOTE C --SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

   The Company operates principally in one segment, manufacturing, distributing, and selling cigars in all sections of the industry. The Company also manufactures smoking tobaccos for sale under its own brand names, in bulk to tobacconists as well as private label brands for chain stores and wholesale distributors.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE C --SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
  Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries after the elimination of all significant intercompany accounts and transactions. Cuban Cigar Brands, N.V. ("CCB"), a 51% owned subsidiary, has also been accounted for as a consolidated subsidiary.

 Inventories

   Leaf tobacco is carried at the lower of average cost or market. In accordance with generally recognized industry practice, all leaf tobacco inventory is classified as current although portions of such inventory, because of the duration of the aging process, ordinarily would not be utilized within one year. Cigars and other inventories are generally valued at the lower of cost (using the first-in, first-out method) or market.

 Property, Plant and Equipment

   Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets which range from 10 years to 20 years. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter. Repairs and maintenance are charged to operations as incurred and expenditures for additions and improvements are capitalized.

 Trademarks

   Trademarks consist of registered and unregistered tradenames of cigars or other tobacco brands which are being amortized on a straight-line basis over 40 years.

 Goodwill


   Goodwill represents the excess of cost over fair value of net assets acquired in the Acquisition. Goodwill is being amortized over 40 years on a straight-line basis which is consistent with industry practice. The Company's accounting policy regarding the assessment of the recoverability of the carrying value of goodwill and other intangibles is to review the carrying value of goodwill and other intangibles if the facts and circumstances suggest that they may be impaired. If this review indicates that goodwill and other intangibles will not be recoverable, as determined based on the undiscounted future cash flows of the Company, the carrying value of goodwill and other intangibles will be reduced to its estimated fair value.


   As discussed in Notes I and J, during 1995, goodwill was reduced by $4.4 million due to the reduction in the valuation allowance for deferred tax assets and due to the establishment and transfer of deferred tax assets related to certain pension plan liabilities that were transferred to a related affiliate.

 Impairment of Long-Lived Assets

   In March 1995, Statement of Financial Accounting Standards ("SFAS") issued SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". SFAS 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS 121 is effective for financial statements for fiscal years beginning after December 15, 1995, and therefore the Company will adopt SFAS 121 in the first quarter of 1996. The Company does not believe the effect of this adoption will be material.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE C --SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
  Revenue Recognition

   Revenue is recognized from product sales upon shipment. Allowances for sales returns, customer incentive programs and promotions are recorded at the time of sale.

 Interest Rate Swaps


   Consolidated Cigar entered into interest rate swap agreements to modify the interest characteristics of its outstanding debt from a fixed to a floating rate basis. These agreements involve the receipt of fixed rate amounts in exchange for floating rate interest payments over the life of the agreement without an exchange of the underlying principal amount. The differential to be paid or received is accrued as interest rates change and recognized as an adjustment to interest expense related to the debt. The related amount payable to or receivable from counterparties is included in accrued expenses. To the extent previous interest rate swap agreements have been terminated, the resulting gain is being recognized over the remaining original life of the terminated agreements. The fair values of the swap agreements (which amount is described in Note G) are not recognized in the financial statements.


 Income Taxes

   Effective January 1, 1993 the Company adopted SFAS 109, "Accounting for Income Taxes". SFAS 109 requires the liability method of computing deferred taxes. The cumulative effect of the change was immaterial, as was the effect of the 1% federal income tax increase that resulted from the 1993 Consolidated Omnibus Budget Reconciliation Act passed in August 1993 ("OBRA 1993").

 Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company's customers are geographically dispersed but are concentrated in the tobacco industry. The Company historically has had no material losses on its accounts receivable from customers in the tobacco industry in excess of allowances provided.

 Cash Flow Information

   Cash equivalents are considered to be all highly liquid investments with maturities of three months or less when acquired and exclude restricted cash.

 Use of Estimates

   Preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

 Reclassifications

   Certain reclassifications of 1994 amounts have been made to conform to the 1995 financial statement presentation.


 Pro Forma Earnings per Share (Unaudited)

   Pro forma earnings per share gives effect to the Company's initial public offering (the "Offering") and the payment to Mafco Consolidated Group of a $5.6 million cash dividend funded by borrowings under Consolidated Cigar's Credit Agreement (as defined herein). Pro forma earnings per share is calculated assuming that 30,000,000 shares of common stock are outstanding upon the consummation of the Offering, as a result of the expected conversion of the outstanding shares of the Company's current common stock into approximately 25,500,000 shares of its newly created Class B Common Stock, par value $0.01 per share, and the expected issuance of 4,500,000 shares of Class A Common Stock, par value $0.01 per share, upon consummation of the Offering. On a pro forma basis, net income would have been $13.5 million for the year ended December 31, 1995.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

 NOTE D --INVENTORIES

   The components of inventories are as follows:

                              DECEMBER 31,    DECEMBER 31,
                                  1994            1995
                            --------------  --------------
                                     (IN THOUSANDS)
Raw materials and supplies      $27,337         $27,518
Work in process ...........       1,582           1,692
Finished goods ............       9,716          10,634
                            --------------  --------------
                                 38,635          39,844
Reserve for obsolescence  .        (761)           (822)
                            --------------  --------------
                                $37,874         $39,022
                            ==============  ==============

NOTE E --PROPERTY, PLANT AND EQUIPMENT, NET

   The components of property, plant and equipment, net are as follows:

                            DECEMBER 31,    DECEMBER 31,
                                1994            1995
                          --------------  --------------
                                   (IN THOUSANDS)
Land ....................     $ 1,804         $  1,804
Buildings ...............      13,202           13,254
Machinery and equipment        27,783           28,597
Leasehold improvements  .         276              276
Furniture and fixtures  .       1,475            1,555
                          --------------  --------------
                               44,540           45,486
Accumulated depreciation       (6,515)         (10,116)
                          --------------  --------------
                              $38,025         $ 35,370
                          ==============  ==============

   Depreciation expense was $0.4 million for the two months ended March 2, 1993, $3.2 million for the ten months ended December 31, 1993, $3.7 million for the 1994 fiscal year and $3.6 million for the 1995 fiscal year.

   On September 7, 1994, the Company sold a 250,000 square foot building in Cayey, Puerto Rico for gross proceeds of approximately $5.8 million. The Company realized a gain of approximately $0.4 million as a result of the sale which is included in selling, general and administrative expenses. Net proceeds of approximately $5.0 million were utilized to repay bank debt.

NOTE F --ACCRUED EXPENSES

   Included in accrued expenses are the following:

                                            DECEMBER 31,    DECEMBER 31,
                                                1994            1995
                                          --------------  --------------
                                                   (IN THOUSANDS)
Employee benefits and other compensation      $ 5,436         $ 7,226
Interest ................................       3,667           3,452
Promotional .............................       1,387           1,345
Taxes ...................................       1,295           1,592
Other ...................................       2,200           2,488
                                          --------------  --------------

                                              $13,985         $16,103
                                          ==============  ==============

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE G --LONG-TERM DEBT

   Long-term debt consists of the following:

                                 DECEMBER 31,    DECEMBER 31,
                                     1994            1995
                               --------------  --------------
                                        (IN THOUSANDS)
Bank borrowings (a) ..........     $ 36,200        $ 20,600
Senior subordinated notes (b)        90,000          90,000
                               --------------  --------------
                                   $126,200        $110,600
                               ==============  ==============

(a) Represents borrowings under a credit agreement (the "Credit Agreement") with Chase dated February 23, 1993, providing for a $60.0 million reducing revolving credit facility (the "Revolving Credit Facility") and a $20.0 million working capital facility (the "Working Capital Facility"). The Revolving Credit Facility and the Working Capital Facility have final maturities on April 3, 1999. The Revolving Credit Facility is subject to quarterly commitment reductions of $2.5 million during each year of the term of the facility. The Credit Agreement is secured by perfected first priority liens on all of the material assets of Consolidated Cigar and its domestic subsidiaries and perfected pledges of the stock of all Consolidated Cigar's subsidiaries (with certain exceptions for the stock of foreign subsidiaries). The Credit Agreement is guaranteed by the Company and by all of the domestic subsidiaries of Consolidated Cigar. The guarantee by the Company is secured by a pledge of all the outstanding stock of Consolidated Cigar.

   The Credit Agreement established interest payments at the option of Consolidated Cigar based upon the following rates:

 Base Rate Loans      Prime plus           1 3/4%
936 Loans             936 Rate plus        2 3/4%
Eurodollar Funds      Eurodollar plus      2 3/4%

   Beginning with the fourth quarter of fiscal 1995 the above rates were reduced by 1/4% in accordance with the Credit Agreement.

   The average interest rate under the Credit Agreement was approximately 8.9% at December 31, 1995.

   The Credit Agreement contains various covenants which govern, among other things, the ability to incur indebtedness, pay dividends, incur lease rental obligations, make capital expenditures, use proceeds from asset sales, participate in mergers and other activities. The Credit Agreement also requires Consolidated Cigar to satisfy certain financial covenants related to net worth, capital expenditures and various ratios.

   The maximum amounts of borrowings that are allowed under the Credit Agreement at the end of 1995 through its maturity are as follows:

 YEAR ENDING
DECEMBER 31,     (IN THOUSANDS)
- --------------  --------------
      1995 .......  $52,500
      1996 .......   34,887
      1997 .......   24,887
      1998 .......   14,887

   Outstanding letters of credit of approximately $1.6 million reduced the available borrowings under the Credit Agreement at December 31, 1995.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE G --LONG-TERM DEBT  (Continued)
    (b)Represents $90.0 million in principal amount of 10 1/2% Senior Subordinated Notes Due 2003 (the "Senior Subordinated Notes") issued in connection with the Acquisition.

       The Senior Subordinated Notes bear interest at the rate of 10 1/2% per annum, mature on March 1, 2003 and are redeemable at a premium prior to maturity starting March 1, 1998. The Senior Subordinated Notes are redeemable earlier at a premium in the event of a change of control.

       The indenture relating to the Senior Subordinated Notes limits, among other things, dividends and other distributions, certain types of indebtedness, certain mergers, consolidations and sales of assets.

   The scheduled repayments of long-term debt for the next five years based on the outstanding balances at December 31, 1995 are as follows:

 YEAR ENDING
DECEMBER 31,     (IN THOUSANDS)
- --------------  --------------
      1996 .......  $     0
      1997 .......        0
      1998 .......    5,713
      1999 .......   14,887
      2000 .......        0

   The fair value of the Company's long-term debt at December 31, 1995 is estimated based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt was approximately $2.7 million more than the carrying value of $110.6 million.

   Because judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amounts.

   Consolidated Cigar entered into two five-year interest-rate swap agreements in an aggregate notional amount of $85.0 million. Under the terms of the agreements, Consolidated Cigar receives a fixed interest rate averaging 5 4/5% and pays a variable interest rate equal to the six month LIBOR. Consolidated Cigar entered into such agreements to take advantage of the differential between long-term and short-term interest rates and effectively converted the interest rate on $85.0 million of fixed-rate indebtedness to a variable rate. From inception of the agreements through January 1996 Consolidated Cigar has paid $0.8 million in settlement, which occurs at the end of each six month period of the agreements. Had Consolidated Cigar terminated these agreements, which the Company considers to be held for other than trading purposes, on December 31, 1995, a combined loss of approximately $0.3 million would have been realized. Future positive or negative cash flows associated with these agreements will depend upon the trend of short-term interest rates during the remaining life of the agreements. In the event of non-performance of the counterparties at anytime during the remaining lives of these agreements which expire at December 1998 and January 1999, the Company could lose some or all of any future positive cash flows. However, the Company does not anticipate non-performance by such counterparties.

NOTE H --COMMITMENTS AND CONTINGENCIES

   The Company rents facilities and equipment under operating lease agreements which expire at various dates through 2000. Net rental expense under operating leases was $0.2 million for the two

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE H --COMMITMENTS AND CONTINGENCIES  (Continued)
 months ended March 2, 1993, $1.3 million for the ten months ended December 31, 1993, $1.7 million for the year ended December 31, 1994 and $1.8 million for the year ended December 31, 1995.

   Future minimum rental commitments on a cash basis for all noncancelable operating leases are as follows:

 YEAR ENDING
DECEMBER 31,     (IN THOUSANDS)
- --------------  --------------
      1996 .......    $834
      1997 .......     863
      1998 .......     877
      1999 .......     715
      2000 .......     145

   Additional commitments exist resulting from contracts to purchase tobacco from various suppliers. At the end of fiscal 1995, outstanding contracts to purchase tobacco amounted to $5.3 million which were all U.S. dollar obligations.

   The Company is a party to various pending legal actions. In the opinion of management, based upon the advice of its outside counsel, the liability, if any, from all pending litigation will not materially affect the Company's consolidated financial position or results of operations.

NOTE I --INCOME TAXES

   The Company, Consolidated Cigar and Mafco Holdings entered into a Tax Sharing Agreement effective January 1, 1993, pursuant to which, for all taxable periods beginning on or after the Acquisition, Consolidated Cigar will be included in the consolidated federal and certain state income tax returns of Mafco Holdings. The Company will pay to Mafco Holdings amounts equal to the taxes that the Company would otherwise have to pay if it were to file a separate federal tax return. For all periods presented, federal and state income taxes were provided as if the Company filed its own income tax returns. Pursuant to the Tax Sharing Agreement with Mafco Holdings, tax carryforward losses that arose prior to the Acquisition are not available to the Company on a go-forward basis. Effective with the consummation of the Merger Agreement, the Company, Consolidated Cigar and Mafco Consolidated Group entered into a revised tax sharing agreement which requires the Company to pay to Mafco Consolidated Group an amount equal to the federal and certain state income taxes that the Company would pay if the Company had filed its own federal and state income tax returns. The Company has generated U.S. tax net operating loss carryforwards of $2.9 million subsequent to the Acquisition, which were utilized completely during the 1994 and 1995 fiscal years.

   Prior to the Acquisition, Consolidated Cigar was included in the federal income tax return of Triple C and filed certain state and local tax returns on its own.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE I --INCOME TAXES  (Continued)
    The provision (benefit) for income taxes consists of the following:

               TWO MONTHS     TEN MONTHS      YEAR ENDED      YEAR ENDED
              ENDED MARCH   ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                2, 1993        31, 1993          1994            1995
             ------------  --------------  --------------  --------------
                                     (IN THOUSANDS)
Current:
 Federal  ..      $--           $   --          $  266          $1,880
 State .....       14               86             222             423
 Foreign  ..       77              764           1,494           1,292
             ------------  --------------  --------------  --------------
                   91              850           1,982          $ 3,595
             ------------  --------------  --------------  --------------
Deferred:
 Federal ...       --               --              --            (600)
 Foreign  ..       --              417               7             604
             ------------  --------------  --------------  --------------
                   --              417               7               4
             ------------  --------------  --------------  --------------
                  $91           $1,267          $1,989          $3,599
             ============  ==============  ==============  ==============

   Deferred taxes result from temporary differences in the recognition of income and expenses for financial and income tax reporting purposes and also result from the differences between the fair value of assets acquired in business combinations and their tax basis. The approximate effect of the temporary differences that gave rise to deferred tax balances were as follows:

                                     DECEMBER 31,    DECEMBER 31,
                                         1994            1995
                                   --------------  --------------
                                            (IN THOUSANDS)
Deferred tax assets:
 Accounts receivable .............      $1,159          $1,437
 Accrued expenses ................       1,144           1,628
 Net operating loss carryforwards        1,119              --
 Other ...........................       1,050           1,139
                                   --------------  --------------
  Total deferred tax asset  ......       4,472           4,204
 Valuation allowance .............      (2,622)             --
                                   --------------  --------------
  Net deferred tax asset .........       1,850           4,204
                                   --------------  --------------
Deferred tax liabilities:
 Property, plant and equipment  ..       3,682           3,474
 Unremitted earnings .............         891           1,579
 Other ...........................         121              42
                                   --------------  --------------
  Total deferred tax liability  ..       4,694           5,095
                                   --------------  --------------
  Net deferred tax liability  ....      $2,844          $  891
                                   ==============  ==============

   Of the total valuation allowance of $2.6 million for the 1994 fiscal year, approximately $2.0 million was accounted for as a reduction of goodwill during fiscal 1995.

   The net deferred tax liability relates mainly to the Company's Puerto Rico subsidiary which is not consolidated for federal income tax purposes. This represents the temporary difference attributable to property, plant and equipment at Puerto Rico's effective local tax and toll gate tax rate.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE I --INCOME TAXES  (Continued)
    As discussed in Note J, during fiscal 1995 certain pension liabilities were transferred to an affiliate. In connection with this transaction, a deferred tax asset in the amount of $2.4 million was recorded along with a reduction of goodwill relating to the unfunded pension liability at the date of the Acquisition. This deferred tax asset was then transferred to Mafco Consolidated Group.

   A reconciliation of the statutory U.S. income tax rate and the effective income tax rate is as follows:

                               TWO MONTHS     TEN MONTHS      YEAR ENDED      YEAR ENDED
                              ENDED MARCH   ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                                2, 1993        31, 1993          1994            1995
                             ------------  --------------  --------------  --------------
                                                     (IN THOUSANDS)
Statutory rate .............     $   5         $ 1,451         $ 3,386         $ 6,135
U.S. loss without benefit  .       599             685              --              --
Realization of valuation
 reserve and other .........        --              --            (490)           (666)
Foreign income not subject
 to statutory tax rate  ....      (530)         (1,445)         (1,749)         (2,765)
State income taxes,
 net in 1995 ...............        14              86             222             275
Non-deductible amortization          3             490             620             620
                             ------------  --------------  --------------  --------------
                                 $  91         $ 1,267         $ 1,989         $ 3,599
                             ============  ==============  ==============  ==============

   The domestic and foreign components of income (loss) before income taxes are as follows:

                   TWO MONTHS     TEN MONTHS      YEAR ENDED      YEAR ENDED
                  ENDED MARCH   ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                    2, 1993        31, 1993          1994            1995
                 ------------  --------------  --------------  --------------
                                         (IN THOUSANDS)
United States  .    $(1,933)       $(4,758)        $(2,725)        $    66
Foreign ........      1,947          8,904          12,398          17,463
                 ------------  --------------  --------------  --------------
                    $    14        $ 4,146         $ 9,673         $17,529
                 ============  ==============  ==============  ==============

   Foreign income primarily consists of Puerto Rico income. Pursuant to a grant of industrial tax exemption which expires in 2002, 90% of the income earned from the manufacture of cigars in Puerto Rico is tax exempt from Puerto Rican income taxes. The remaining 10% of such income is taxed at a maximum surtax rate of 45%, resulting in an effective income tax rate of approximately 4.5%. The benefit to the Company amounted to approximately $0.7 million for the two months ended March 2, 1993, $3.1 million for the ten months ended December 31, 1993, $3.5 million for the year ended December 31, 1994 and $5.1 million for the year ended December 31, 1995.

   Funds repatriated to the Company from its Puerto Rico subsidiary are subject to a maximum Puerto Rican tollgate tax of 10%. Legislation enacted in Puerto Rico in 1993 included a provision for prepaying a portion of these tollgate taxes effective for the 1993 fiscal year and subsequent periods.

   Income earned from Puerto Rico operations is generally exempt from federal income tax. Section 936 of the Internal Revenue code allows a "possessions tax credit" against U.S. income tax attributable to the Puerto Rico taxable earnings. As part of the OBRA 1993, the Internal Revenue Service has limited this exemption based upon a percentage of qualified wages in Puerto Rico, plus certain amounts of depreciation. The Company believes that it qualified for the possessions tax credit during each of the fiscal years ended 1993, 1994 and 1995.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE I --INCOME TAXES  (Continued)
    During 1995, proposed legislation was introduced before the U.S. Senate House Committee on Ways and Means regarding tax reform and the possible repeal of Section 936 of the Internal Revenue Code. The proposal, as drafted, in September 1995 called for the repeal for taxable years beginning after December 31, 1995, however a credit would be granted for an additional 10 year phase in period under a special grandfather rule. The credit would be limited to the average annual income, adjusted for inflation, claimed over three of the last five most recent years ended before September 13, 1995, excluding the highest and lowest years. The Company does not believe the effect of the proposal would be material during the phase in period because of the special grandfather rule. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Taxation and Regulation -- Possessions Tax Credit."

   The Company also manufactures cigars in the Dominican Republic pursuant to a 100% tax exemption which expires in 2010.

NOTE J -- PENSION PLANS

   Consolidated Cigar maintains tax qualified non-contributory defined benefit pension plans covering substantially all hourly and salaried employees in the U.S. and Puerto Rico (the "Pension Plans"). In accordance with an agreement between Consolidated Cigar and MCG Intermediate Holdings Inc. ("MCG"), which is a wholly owned subsidiary of Mafco Consolidated Group who maintains the Abex Retirement Plan, the Pension Plans were merged with and into the Abex Retirement Plan, effective December 31, 1995.

   The Abex Retirement Plan will be the surviving plan with all the assets and liabilities of the merged Pension Plans becoming assets and liabilities of the surviving Abex Retirement Plan. The effect of the merger of the Pension Plans was recorded as a contribution to capital of $4.8 million by Mafco Consolidated Group. The capital contribution is net of a $2.4 million deferred tax asset. The Company will continue to record pension expense related to these plans in future years.

   Consolidated Cigar also provides a separate non-contributory defined benefit pension plan for hourly employees in its Richmond, Virginia location and a benefit restoration plan ("BRP") for certain officers.

   The pension plans' benefit formulas generally base payments to retired employees upon their length of service and a percentage of qualifying compensation during the 60 consecutive months in which compensation was highest, in the ten years prior to retirement. Pension benefits are limited to 33 years of credited service and are reduced by the actuarial equivalent of any benefits received under Consolidated Cigar's 401(k) Plans.

   The following table sets forth Consolidated Cigar's remaining pension plans' funded status reflecting the merger with the Abex Retirement Plan. The Richmond, Virginia plan's assets exceed its liabilities and the BRP is unfunded. These amounts are recognized in the consolidated financial statements under the captions "Other Liabilities" and "Accrued Expenses" as unfunded liabilities with the 1995 data based upon actuarial projections:

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE J --PENSION PLANS  (Continued)

                                                          DECEMBER 31,                      DECEMBER 31,
                                                              1994                              1995
                                               --------------------------------  --------------------------------
                                                 ASSETS EXCEED     ACCUMULATED     ASSETS EXCEED     ACCUMULATED
                                                  ACCUMULATED    BENEFITS EXCEED    ACCUMULATED    BENEFITS EXCEED
                                                   BENEFITS          ASSETS          BENEFITS          ASSETS
                                               ---------------  ---------------  ---------------  ---------------
                                                                          (IN THOUSANDS)
Plan assets at fair value ....................       $478            $11,027           $462             $  --
Actuarial present value of
 benefit obligation:
 Vested benefits .............................        353             14,180            368               139
 Non-vested benefits .........................         43                910             32                 8
                                               ---------------  ---------------  ---------------  ---------------
Accumulated benefit obligations ..............        396             15,090            400               147
Effect of projected future
 salary increases ............................         --              4,620             --               148
                                               ---------------  ---------------  ---------------  ---------------
                                                      396             19,710            400               295
                                               ---------------  ---------------  ---------------  ---------------
Funded status-over (under) ...................         82             (8,683)            62              (295)
Unrecognized net loss (gain) .................        (11)               290              6              (249)
Prior service cost not yet recognized in net
 periodic pension cost .......................         28                 69             27               309
Adjustment for minimum liability .............         --                 (7)            --                --
Unrecognized net transition asset ............        (71)                --            (67)               --
                                               ---------------  ---------------  ---------------  ---------------
Net asset (liability) included in the Balance
 Sheet .......................................       $ 28            $(8,331)          $ 28             $(235)
                                               ===============  ===============  ===============  ===============

   The discount rate used in determining the actuarial present value of the projected benefit obligation was 8 1/4% in 1994 and 7 1/4% in 1995. The rate of increase in future compensation levels reflected in such determinations was 5.0% and 4 1/2% for the U.S. and Puerto Rico Plans, respectively in 1994 and 4 1/2% and 4.0% respectively in 1995. The assumed long-term rate of return on assets was 8 1/4% in 1993, 1994 and 1995. Consolidated Cigar's funding policy is to contribute annually an amount necessary to satisfy the Internal Revenue Service's minimum funding standards. Plan assets consist principally of equity, fixed income and money market funds.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

NOTE J --PENSION PLANS  (Continued)
    The following table sets forth the periodic net pension expense:

                           TWO MONTHS     TEN MONTHS      YEAR ENDED      YEAR ENDED
                          ENDED MARCH   ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                            2, 1993        31, 1993          1994            1995
                         ------------  --------------  --------------  --------------
                                                 (IN THOUSANDS)
Service cost --benefits
 earned during the
 period ................     $ 103          $  510          $  615         $   490
Interest cost on
 projected benefit
 obligation ............       222           1,111           1,506           1,644
Actual return on
 plan assets ...........      (130)           (649)           (942)         (2,598)
Net amortizations
 and deferrals .........       (11)            (56)             42           1,661
                         ------------  --------------  --------------  --------------
Net pension expense  ...     $ 184          $  916          $1,221         $ 1,197
                         ============  ==============  ==============  ==============

   Consolidated Cigar has adopted two deferred compensation plans pursuant to
Section 401(k) of the Internal Revenue Code for all domestic salaried employees and certain union employees who have a minimum of six months of service (the "401(k) Plans"). It has been Consolidated Cigar's policy to contribute 2% of each domestic salaried employee's compensation into their 401(k) Plan. Consolidated Cigar does not contribute to the union employees 401(k) Plan. Amounts expensed under the 401(k) Plans for the two months ended March 2, 1993 were $30,800, for the ten months ended December 31, 1993 were $154,200, for the year ended December 31, 1994 were $192,000 and for the year ended December 31, 1995 were $202,000.

NOTE K --RELATED PARTY TRANSACTIONS

   Pursuant to a Reimbursement Agreement between Mafco Holdings and Consolidated Cigar, Mafco Holdings provides the Company with certain allocated services upon request. In addition, as discussed in Note I, the Company has agreed to pay Mafco Holdings and Mafco Consolidated Group certain amounts related to income tax expense. Amounts due to affiliates totaled $452,000 and $1.7 million at December 31, 1994 and 1995 respectively, principally relating to income taxes.

   The Company purchases certain raw materials from Mafco Worldwide Corporation which amounted to $110,000, $265,000 and $269,000 for the ten months ended December 31, 1993 and the years ended December 31, 1994 and 1995, respectively. The Company also provides services for Revlon, Inc., a subsidiary of Mafco Holdings which amounted to $481,000, $763,000 and $874,000 for the ten months ended December 31, 1993 and the years ended December 31, 1994 and 1995, respectively. Amounts due to and from these affiliates were not significant at December 31, 1994 and 1995.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEET
                  (Dollars in thousands, except share data)


                                                                                      PRO FORMA
                                                                                      JUNE 29,
                                                                         JUNE 29,       1996
                                                                           1996      (UNAUDITED)
                                                                        (UNAUDITED)    NOTE D
                                                                       -----------  -----------
                                ASSETS
Current assets:
 Cash and cash equivalents ...........................................   $    947     $    947
 Accounts receivable, less allowance of $4,499 .......................     18,241       18,241
 Inventories .........................................................     42,915       42,915
 Prepaid expenses and other ..........................................      4,568        4,568
                                                                       -----------  -----------
   Total current assets ..............................................     66,671       66,671
Property, plant and equipment, net ...................................     37,275       37,275
Trademarks, less accumulated amortization of $2,887 ..................     31,588       31,588
Goodwill, less accumulated amortization of $5,768 ....................     60,549       60,549
Other intangibles and assets, less accumulated amortization of $4,205       4,435        4,435
                                                                       -----------  -----------
   Total assets ......................................................   $200,518     $200,518
                                                                       ===========  ===========
            LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
 Current Portion of Promissory Note ..................................   $     --     $  5,000
 Accounts payable ....................................................      6,579        6,579
 Accrued expenses ....................................................     16,595       16,595
 Due to affiliate ....................................................        637          637
                                                                       -----------  -----------
   Total current liabilities .........................................     23,811       28,811
Long-term debt .......................................................    111,500      117,088
Promissory Note ......................................................         --       65,000
Deferred tax and other liabilities ...................................      6,882        6,882
                                                                       -----------  -----------
   Total liabilities .................................................    142,193      217,781
                                                                       -----------  -----------
Commitments and contingencies ........................................
Stockholder's equity:
 Common stock, $1.00 par value, 1,000 shares authorized, issued
  and outstanding ....................................................          1            1
Additional paid-in capital (capital deficiency) ......................     34,834      (17,264)
Retained earnings ....................................................     23,490           --
                                                                       -----------  -----------
   Total stockholder's equity (deficit) ..............................     58,325      (17,263)
                                                                       -----------  -----------
   Total liabilities and stockholder's equity ........................   $200,518     $200,518
                                                                       ===========  ===========



     See notes to unaudited condensed consolidated financial statements.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                 (UNAUDITED)



                                                   TWENTY-SIX WEEKS ENDED
                                               -----------------------------
                                                JULY 1, 1995   JUNE 29, 1996
                                               -------------  --------------
Net sales ....................................     $71,449        $92,200
Cost of sales ................................      42,166         53,416
                                               -------------  --------------
Gross profit .................................      29,283         38,784
Selling, general and administrative expenses        15,295         17,578
                                               -------------  --------------
Operating income .............................      13,988         21,206
Other expenses:
 Interest expense, net .......................      (6,650)        (5,301)
 Minority interest ...........................         (45)          (141)
 Miscellaneous, net ..........................        (438)          (444)
                                               -------------  --------------
Income before provision for income taxes  ....       6,855         15,320
Provision for income taxes ...................       1,266          4,143
                                               -------------  --------------
Net income ...................................     $ 5,589        $11,177
                                               =============  ==============
Pro forma earnings per
 common share ................................                    $  0.37
                                                              ==============


See notes to unaudited condensed consolidated financial statements.

               CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)
                                 (Unaudited)


                                                                     TWENTY-SIX      TWENTY-SIX
                                                                    WEEKS ENDED      WEEKS ENDED
                                                                    JULY 1, 1995    JUNE 29, 1996
                                                                  --------------  ---------------
Cash flows from operating activities:
 Net income .....................................................     $ 5,589          $11,177
Adjustments to reconcile net income to net cash provided by
 (used for) operating activities:
 Depreciation and amortization ..................................       3,742            3,647
 Deferred income ................................................        (103)            (102)
Changes in assets and liabilities:
 (Increase) decrease in:
  Accounts receivable ...........................................      (2,256)          (3,358)
  Inventories ...................................................      (2,331)          (3,893)
  Prepaid expenses and other ....................................        (450)            (654)
 Increase in:
  Accounts payable ..............................................       1,227            2,782
  Accrued expenses and other liabilities ........................         910            1,069
                                                                  --------------  ---------------
Net cash provided by operating activities .......................       6,328           10,668
                                                                  --------------  ---------------
Cash flows used for investing activities:
 Capital expenditures ...........................................        (370)          (3,170)
 Investment in joint venture ....................................          --             (482)
 Increase in other assets .......................................         200              114
                                                                  --------------  ---------------
Net cash used for investing activities ..........................        (170)          (3,538)
                                                                  --------------  ---------------
Cash flows (used for) provided by financing activities:
 (Repayment) borrowings of revolving loan, net ..................        (700)             900
 Dividends paid .................................................      (5,000)          (7,180)
 Due from affiliates and other borrowings .......................        (384)          (1,048)
                                                                  --------------  ---------------
Net cash used for financing activities ..........................      (6,084)          (7,328)
                                                                  --------------  ---------------
Increase (decrease) in cash and cash equivalents ................          74             (198)
Cash and cash equivalents, beginning of period ..................       1,700            1,145
                                                                  --------------  ---------------
Cash and cash equivalents, end of period ........................     $ 1,774          $   947
                                                                  ==============  ===============
Supplemental disclosures of cash flow information:
 Interest paid during the period ................................     $ 6,819          $ 5,521
 Income taxes paid during the period ............................         314            4,830



     See notes to unaudited condensed consolidated financial statements.

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A --BASIS OF PRESENTATION

   Consolidated Cigar Holdings Inc. (formerly Consolidated Cigar (Parent) Holdings Inc.) (the "Company") is a holding company with no business operations of its own and was formed as a Delaware corporation on January 6, 1993 to hold all of the outstanding capital stock of Consolidated Cigar Corporation ("Consolidated Cigar"), through which the Company conducts its business operations. The results of operations and financial position of the Company therefore reflect the consolidated results of operations and financial position of Consolidated Cigar.

   On June 15, 1995, Mafco Holdings Inc. ("Mafco Holdings") and Mafco Consolidated Group Inc. ("Mafco Consolidated Group"), formerly known as Abex Inc. ("Abex"), consummated an agreement and plan of merger (the "Merger Agreement") executed between the parties on January 6, 1995. The Merger Agreement provided for, among other things, the merger of C&F Merger Inc., a subsidiary of Mafco Holdings and the indirect parent of both the Company and Mafco Worldwide Corporation ("Mafco Worldwide") with Mafco Consolidated Group, which was the surviving corporation in the merger. As a result, the Company became an indirect wholly owned subsidiary of Mafco Consolidated Group.


   The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and accordingly include all adjustments (consisting only of normal recurring accruals) which, in the opinion of management, are necessary for a fair statement of the operations for the periods presented. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The fiscal year of the Company is comprised of four quarters with each quarter consisting of thirteen weeks ending on Saturday except the last quarter which ends on December 31st. The statements should be read in conjunction with the consolidated financial statements of the Company and notes thereto for the fiscal year ended December 31, 1995 included elsewhere herein. The results of operations for the twenty-six week periods ended July 1, 1995 and June 29, 1996 are not necessarily indicative of the results for the entire year.


NOTE B --INVENTORIES

   The components of inventories are as follows:


                             JUNE 29, 1996
                            --------------
                             (IN THOUSANDS)
Raw materials and supplies      $29,684
Work in process ...........       2,276
Finished goods ............      11,964
                            --------------
                                 43,924
Reserve for obsolescence  .      (1,009)
                            --------------
                                $42,915
                            ==============


NOTE C --INITIAL PUBLIC OFFERING


   On June 26, 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to an initial public offering (the "Offering") of approximately 15% of its common stock. If the Offering is consummated, the net proceeds are expected to be distributed as a dividend to Mafco Consolidated Group.

NOTE D --PRO FORMA EARNINGS PER SHARE

   Pro forma earnings per share gives effect to the Offering and the payment to Mafco Consolidated Group of a $5.6 million cash dividend funded by borrowings under Consolidated Cigar's credit agreement. Pro forma earnings per share is calculated assuming that 30,000,000 shares of common stock are outstanding upon the consummation of the Offering, as a result of the expected conversion of the outstanding shares of the Company's current common stock into approximately 25,500,000 shares of its newly created Class B Common Stock, par value $0.01 per share, and the expected issuance of 4,500,000 shares of Class A Common Stock, par value $0.01 per share, upon consummation of the Offering. On a pro forma basis, net income would have been $11.0 million for the twenty-six weeks ended June 29, 1996.

 NOTE E --PRO FORMA BALANCE SHEET

   The Pro Forma Balance Sheet as of June 29, 1996 gives pro forma effect to the expected issuance by the Company of a promissory note (the "Promissory Note") in the aggregate principal amount of $70.0 million to Mafco
Consolidated Group in connection with the Offering and the payment to Mafco Consolidated Group of a $5.6 million cash dividend funded by borrowings under Consolidated Cigar's credit agreement. The Promissory Note is expected to be payable in quarterly installments of $2.5 million beginning March 30, 1997 with the final installment payable on December 31, 2003.

                                 UNDERWRITING

   Subject to the terms and conditions of the U.S. Underwriting Agreement, the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Chase Securities Inc. are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:


                                           NUMBER OF SHARES
                                              OF CLASS A
               UNDERWRITER                   COMMON STOCK
- ----------------------------------------  ----------------
Goldman, Sachs & Co. ....................
Merrill Lynch, Pierce, Fenner & Smith
         Incorporated ...................
Morgan Stanley & Co. Incorporated  ......
Chase Securities Inc. ...................

                                          ----------------
  Total .................................     3,500,000
                                          ================


   Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.


   The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers at such
price less a concession of $     per share. The U.S. Underwriters may allow,
and such dealers may reallow, a concession not in excess of $     per share
to certain brokers and dealers. After the shares of Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

   The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters") providing for the concurrent offer and sale of 1,000,000 shares of Class A Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the U.S. Offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International and Chase Manhattan International Limited.

   Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered as a part of the International Offering and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a)
 in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

   Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

   The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 525,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,500,000 shares of Class A Common Stock offered hereby. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 150,000 additional shares of Class A Common Stock.

   The Company and Mafco Consolidated Group have agreed that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option or purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Class A Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Class A Common Stock without the prior written consent of Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offerings.

   The U.S. Underwriters have reserved up to 450,000 shares of Class A Common Stock offered hereby for sale to certain employees of the Company at the initial public offering price. The number of shares available to the general public will be reduced to the extent such employees purchase reserved shares. Any reserved shares that are not so purchased by such employees will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered hereby.

   The representatives of the U.S. Underwriters and the International Underwriters have informed the Company that they do not expect sales to accounts over which the U.S. Underwriters and the International Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

   Prior to the Offerings, there has been no public market for the Class A Common Stock. The public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the public offering price.

   The Class A Common Stock has been approved for listing on the NYSE under the symbol "CIG," subject to official notice of issuance. In order to meet one of the requirements for listing the Class A Common Stock on the NYSE, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


   The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.


   Certain of the U.S. Underwriters and the International Underwriters and their affiliates participate on a regular basis in various general financing and banking transactions for the Company and its affiliates. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank, which is agent bank and a lender under the Credit Agreement.

                               [INSIDE BACK COVER

                     GRAPHIC OF MONTECRISTO CIGAR OMITTED]

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                              TABLE OF CONTENTS


                                                PAGE
                                             --------
Prospectus Summary .........................      3
Risk Factors ...............................      9
Use of Proceeds ............................     15
Dividend Policy ............................     15
Dilution ...................................     16
Capitalization .............................     17
Selected Historical and Pro Forma Financial
 Data ......................................     18
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ................................     21
Business ...................................     28
Management .................................     39
Ownership of Common Stock ..................     47
Certain Relationships and Related
 Transactions ..............................     47
Description of Capital Stock ...............     49
Shares Eligible for Future Sale ............     52
Description of Certain Indebtedness  .......     53
Certain United States Tax Consequences to
 Non-United States Holders .................     54
Legal Matters ..............................     56
Experts ....................................     56
Available Information ......................     56
Index to Consolidated Financial Statements      F-1
Underwriting ...............................    U-1


 THROUGH AND INCLUDING           , 1996 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                               4,500,000 SHARES


                              CONSOLIDATED CIGAR
                                HOLDINGS INC.


                             CLASS A COMMON STOCK
                         (PAR VALUE $0.01 PER SHARE)
                                  PROSPECTUS

                             GOLDMAN, SACHS & CO.


                             MERRILL LYNCH & CO.

                             MORGAN STANLEY & CO.
                                 INCORPORATED

                            CHASE SECURITIES INC.

                     REPRESENTATIVES OF THE UNDERWRITERS

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS
                  SUBJECT TO COMPLETION, DATED JULY 30, 1996

                               4,500,000 SHARES


                       CONSOLIDATED CIGAR HOLDINGS INC.

                             CLASS A COMMON STOCK

                         (PAR VALUE $0.01 PER SHARE)


   All of the 4,500,000 shares of Class A Common Stock offered hereby are being sold by the Company. Of the 4,500,000 shares of Class A Common Stock offered, 1,000,000 shares are being offered hereby in an international offering outside the United States and 3,500,000 shares are being offered in a concurrent United States offering. The initial public offering price and the aggregate underwriting discount per share will be identical for both offerings. See "Underwriting."

   Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), of the Company entitles its holder to ten votes. All of the shares of Class B Common Stock are owned by Mafco Consolidated Group Inc. (NYSE:MFO) ("Mafco Consolidated Group"), a corporation 85% owned by Ronald O. Perelman, through his ownership of Mafco Holdings Inc. Immediately after consummation of the Offerings (assuming no exercise of the over-allotment options granted to the Underwriters), Mafco Consolidated Group will beneficially own shares of Class B Common Stock representing approximately 98.3% of the combined voting power of the outstanding shares of Common Stock. The net proceeds from the Offerings will be paid as a dividend to Mafco Consolidated Group. See "Use of Proceeds."

   Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price per share will be between $18.00 and $21.00. For factors to be considered in determining the initial public offering price, see "Underwriting."

   SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.

   The Class A Common Stock has been approved for listing on the New York Stock Exchange under the symbol "CIG," subject to official notice of issuance.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                   INITIAL PUBLIC      UNDERWRITING      PROCEEDS TO
                   OFFERING PRICE      DISCOUNT(1)       COMPANY(2)
                ------------------  ----------------  ---------------
Per Share .....          $                  $                 $
Total(3) ...... $                   $                 $

- ------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


(2)    Before deducting estimated expenses of $      payable by the Company.

(3) The Company has granted the International Underwriters an option for 30 days to purchase up to an additional 150,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the U.S. Underwriters a similar option with respect to an additional 525,000 shares as part of the concurrent U.S. offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to Company
       will be $    , $     and $    , respectively. See "Underwriting."





   The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New
York, New York, on or about          , 1996, against payment therefor in
immediately available funds.


 GOLDMAN SACHS INTERNATIONAL
             MERRILL LYNCH INTERNATIONAL
                       MORGAN STANLEY & CO. INTERNATIONAL
                                   CHASE MANHATTAN INTERNATIONAL


                   The date of this Prospectus is       , 1996.

                 ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS


               [GRAPHIC OF HAND HOLDING H. UPMANN CIGAR OMITTED]



   This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the shares in any jurisdiction in which such offer or solicitation is unlawful. There are restrictions on the offer and sale of the shares in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the shares, in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting."

   In this Prospectus, references to "dollars", "U.S.$" and "$" are to United States dollars.

   IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                 ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS

                                 UNDERWRITING


   Subject to the terms and conditions of the International Underwriting Agreement, the Company has agreed to sell to each of the International Underwriters named below, and each of such International Underwriters, for whom Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International and Chase Manhattan International Limited are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:



                                          NUMBER OF
                                          SHARES OF
                                        CLASS A COMMON
                                            STOCK
                                       --------------
              UNDERWRITER
- -------------------------------------
Goldman Sachs International ..........
Merrill Lynch International ..........
Morgan Stanley & Co. International  ..
Chase Manhattan International Limited

                                       --------------
  Total ..............................    1,000,000
                                       ==============



   Under the terms and conditions of the International Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.


   The International Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain
dealers at such price less a concession of $     per share. The International
Underwriters may allow, and such dealers may reallow, a concession not in
excess of $     per share to certain brokers and dealers. After the shares of
Class A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.


   The Company has entered into an underwriting agreement (the "U.S. Underwriting Agreement") with the underwriters of the U.S. Offering (the "U.S. Underwriters") providing for the concurrent offer and sale of 3,500,000 shares of Class A Common Stock in a U.S. offering in the United States. The offering price and aggregate underwriting discounts and commissions per share for the Offerings are identical. The closing of the International Offering made hereby is a condition to the closing of the U.S. Offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Chase Securities Inc.

   Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters has agreed that, as a part of the distribution of the shares offered as part of the U.S. Offering and subject to certain exceptions, it

                 ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS


 will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters named herein has agreed pursuant to the Agreement Between that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

   Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

   The Company has granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 150,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,000,000 shares of Class A Common Stock offered hereby. The Company has granted the U.S. Underwriters a similar option to purchase up to an aggregate of 525,000 additional shares of Class A Common Stock.

   The Company and Mafco Consolidated Group have agreed that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option or purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Class A Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Class A Common Stock without the prior written consent of Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offerings.

   Each International Underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of Class A Common Stock will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom, and
(c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of shares of Class A Common Stock to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

   Buyers of shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.

                 ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS


    The U.S. Underwriters have reserved up to 450,000 shares of Class A Common Stock offered as part of the U.S. Offering for sale to certain employees of the Company at the public offering price. The number of shares available to the general public will be reduced to the extent such employees purchase reserved shares. Any reserved shares that are not so purchased by such employees will be offered by the U.S. Underwriters to the general public on the same terms as the other shares offered as part of the U.S. Offering.

   The representatives of the International Underwriters and the U.S. Underwriters have informed the Company that they do not expect sales to accounts over which the International Underwriters and the U.S. Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

   Prior to the Offerings, there has been no public market for the Class A Common Stock. The public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses. There can be no assurance that an active trading market will develop for the Class A Common Stock or that the Class A Common Stock will trade in the public market subsequent to the Offerings at or above the public offering price.

   The Class A Common Stock has been approved for listing on the NYSE under the symbol "CIG," subject to official notice of issuance. In order to meet one of the requirements for listing the Class A Common Stock on the NYSE, the U.S. Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


   The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.


   Certain of the International Underwriters and U.S. Underwriters and their affiliates participate on a regular basis in various general financing and banking transactions for the Company and its affiliates. Chase Securities Inc. is an affiliate of The Chase Manhattan Bank, which is agent bank and a lender under the Credit Agreement.

                 ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS


 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                              TABLE OF CONTENTS


                                                PAGE
                                             --------
Prospectus Summary .........................      3
Risk Factors ...............................      9
Use of Proceeds ............................     15
Dividend Policy ............................     15
Dilution ...................................     16
Capitalization .............................     17
Selected Historical and Pro Forma Financial
 Data ......................................     18
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ................................     21
Business ...................................     28
Management .................................     39
Ownership of Common Stock ..................     47
Certain Relationships and Related
 Transactions ..............................     47
Description of Capital Stock ...............     49
Shares Eligible for Future Sale ............     52
Description of Certain Indebtedness  .......     53
Certain United States Tax Consequences to
 Non-United States Holders .................     54
Legal Matters ..............................     56
Experts ....................................     56
Available Information ......................     56
Index to Consolidated Financial Statements      F-1
Underwriting ...............................    U-1



 THROUGH AND INCLUDING           , 1996 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               4,500,000 SHARES


                              CONSOLIDATED CIGAR
                                HOLDINGS INC.


                             CLASS A COMMON STOCK
                         (PAR VALUE $0.01 PER SHARE)
                                  PROSPECTUS


                         GOLDMAN SACHS INTERNATIONAL

                         MERRILL LYNCH INTERNATIONAL

                             MORGAN STANLEY & CO.
                                INTERNATIONAL

                        CHASE MANHATTAN INTERNATIONAL

                     REPRESENTATIVES OF THE UNDERWRITERS

                                   PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:


 Securities and Exchange Commission Registration Fee   $   37,475
National Association of Securities Dealers  .........      11,000
New York Stock Exchange .............................     183,000
Blue Sky Fees .......................................      25,000
Printing and Engraving Expenses .....................     900,000
Legal Fees and Expenses .............................   1,000,000
Accounting Fees and Expenses ........................     200,000
Transfer Agent and Registrar Fees ...................       5,000
Miscellaneous .......................................      38,525
                                                      -----------
  Total .............................................  $2,400,000
                                                      ===========


- ------------

   * To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


   The Registrant is empowered by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), subject to the procedures and limitations therein, to indemnify any person against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Amended and Restated By-laws of the Registrant provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

   The foregoing statements are subject to the detailed provisions of the DGCL, the Registrant's Amended and Restated Certificate of Incorporation and the Registrant's Amended and Restated By-laws.

   Article IX of the Registrant's Amended and Restated By-laws allow the Registrant to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Registrant or such person who serves or served as a director, officer, agent or employee, at another corporation, partnership or other enterprise at the request of the Registrant.

   Pursuant to Section 102(b)(7) of the DGCL, Article Fifth of the Amended and Restated Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of his fiduciary duty as a director; provided, however, that such clause shall not apply to any liability of a director (1) for any breach of his duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


   There have been no sales of unregistered securities by the Registrant within the past three years.

 ITEM 16. EXHIBITS AND SCHEDULES.

   (a) Exhibits:


   EXHIBIT NO.     DESCRIPTION
- -----------------  -----------------------------------------------------------------------------
       *1.1        Form of Underwriting Agreement.
       *3.1        Form of Amended and Restated Certificate of Incorporation.
       *3.2        Form of Amended and Restated By-laws.
       *4.1        Specimen Certificate of Class A Common Stock.
       *5.1        Opinion of Skadden, Arps, Slate, Meagher & Flom as to legality of the Class A Common
                   Stock.
       10.1        Credit Agreement between Consolidated Cigar Corporation and The Chase Manhattan
                   Bank, N.A., dated as of February 23, 1993 (incorporated by reference from Exhibit
                   10.2 to Amendment No. 2 of Consolidated Cigar Corporation's Registration Statement
                   on Form S-1 (Registration No. 33-56902)).
       10.2(a)     Amendment No. 1 to the Credit Agreement, dated as of March 2, 1993 (incorporated by reference from Exhibit 10.2(a) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
       10.2(b)     Amendment No. 2 to the Credit Agreement, dated as of March 12, 1993 (incorporated by reference from Exhibit 10.2(b) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
       10.2(c)     Amendment No. 3 to the Credit Agreement, dated as of March 17, 1993 (incorporated by reference from Exhibit 10.2(c) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
       10.2(d)     Amendment No. 4 to the Credit Agreement, dated as of April 5, 1993 (incorporated by reference from Exhibit 10.2(d) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
       10.2(e)     Amendment No. 5 to the Credit Agreement, dated as of June 15, 1993 (incorporated by reference from Exhibit 10.2(e) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
       10.2(f)     Amendment No. 6 to the Credit Agreement, dated as of September 12, 1994 (incorporated by reference from Exhibit 10.2(f) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1994).
       10.2(g)     Amendment No. 7 to the Credit Agreement, dated as of May 31, 1995 (incorporated by reference from Exhibit 10.2(g) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1995).
       10.2(h)     Amendment No. 8 to the Credit Agreement dated as of October 18, 1995 (incorporated by reference from Exhibit 10.2(h) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1995).
       10.2(i)     Amendment No. 9 to the Credit Agreement dated as of March 13, 1996.
      *10.2(j)     Amendment No. 10 to the Credit Agreement dated as of August  , 1996.
       10.3        Indenture by and between Consolidated Cigar Corporation and Continental Bank, National
                   Association, as Trustee, relating to the Senior Subordinated Notes due 2003.
       10.4(a)     Employment Agreement, dated July 1, 1995, between Mafco Consolidated Group and
                   Theo W. Folz (incorporated by reference from Exhibit 10.34 to Mafco Consolidated
                   Group Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31,
                   1995).

    [FN]

- ------------

   * To be filed by amendment.

   + Previously filed.

 EXHIBIT NO. DESCRIPTION
- -----------  -----------------------------------------------------------------------------
    10.4(b)  First Amendment, dated February 29, 1996, to the Employment Agreement, dated July
             1, 1995, between Consolidated Cigar Corporation and Theo W. Folz (incorporated by reference from Exhibit 10.35 to Mafco Consolidated Group Inc.'s Annual Report
             on Form 10-K for the fiscal year ended December 31, 1995).
    10.5     Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and Richard L. DiMeola (incorporated by reference from Exhibit 10.3 to Consolidated
             Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
             31, 1995).
    10.6     Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and Gary R. Ellis (incorporated by reference from Exhibit 10.6) to Consolidated
             Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
             31, 1995).
    10.7     Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and James L. Colucci (incorporated by reference from Exhibit 10.5 to Consolidated
             Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
             31, 1995).
    10.8     Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and George F. Gershel, Jr. (incorporated by reference from Exhibit 10.4 to Consolidated
             Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
             31, 1995).
    10.9     Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and Denis F. McQuillen (incorporated by reference from Exhibit 10.7 to Consolidated
             Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
             31, 1995).
    10.10    Reimbursement Agreement between Consolidated Cigar Corporation and Mafco Holdings
             Inc.
    10.11    Amended and Restated Tax Sharing Agreement entered into as of June 15, 1995 by and among Mafco Holdings Inc., Mafco Consolidated Group Inc., the Registrant and
             Consolidated Cigar Corporation and its subsidiaries (incorporated by reference from Exhibit 10.10(a) to Consolidated Cigar Corporation's Annual Report on Form
             10-K for the fiscal year ended December 31, 1995).
   *10.12    Form of Consolidated Cigar Holdings Inc. 1996 Stock Plan.
   *10.13    Form of Registration Rights Agreement dated as of    , 1996 between the Registrant
             and Mafco Consolidated Group Inc.
   *10.14    Form of Registrant's Promissory Note.
    10.15    Pension Plan Merger Agreement into Abex Retirement Plan (incorporated by reference from Exhibit 10.1 to Consolidated Cigar Corporation's Annual Report on Form 10-K
             for the fiscal year ended December 31, 1995).
    22.1     Subsidiaries of the Registrant.
    23.1     Consent of Ernst & Young LLP.
   *23.2     Consent of Skadden, Arps, Slate, Meagher & Flom (included in the opinion filed as Exhibit 5.1 hereto).
   +24.1     Powers of Attorney.

    [FN]

- ------------


   * To be filed by amendment.


   + Previously filed.


   (b) Financial Statement Schedules:

     Schedule I--Condensed Financial Information of Registrant

     Schedule II--Valuation and Qualifying Accounts.

 ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that:

        (1) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 30, 1996.


                                          CONSOLIDATED CIGAR HOLDINGS INC.
                                          By: /s/ Theo W. Folz
                                              Theo W. Folz
                                              President and Chief Executive
                                              Officer

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                           TITLE                       DATE

- ----------------------------  -----------------------------------  -----------------

              *               Chairman of the Board of  Directors  July 30, 1996
 ----------------------------
      Ronald O. Perelman

              *               Director                             July 30, 1996
 ----------------------------
         Howard Gittis

       /s/ Theo W. Folz       President, Chief Executive  Officer  July 30, 1996
 ---------------------------  and Director  (Principal Executive
         Theo W. Folz         Officer)

      /s/ Gary R. Ellis       Senior Vice President and  Chief     July 30, 1996
 ---------------------------- Financial Officer  (Principal
         Gary R. Ellis        Financial Officer)

  /s/ James M. Parnofiello    Vice President and                   July 30, 1996

 ----------------------------  Controller
     James M. Parnofiello      (Principal Accounting Officer)

   * Glenn P. Dickes, by signing his name hereto, does hereby execute this Registration Statement on behalf of the directors and officers of the Registrant indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as exhibits to the Registration Statement.

                                          By: /s/ Glenn P. Dickes
                                              Glenn P. Dickes
                                              Attorney-in-Fact

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholder
Consolidated Cigar Holdings Inc.

   We have audited the consolidated financial statements of Consolidated Cigar Holdings Inc. (formerly Consolidated Cigar (Parent) Holdings Inc.) and subsidiaries as of December 31, 1994 and 1995 and for the two month period ended March 2, 1993, the ten month period ended December 31, 1993 and the years ended December 31, 1994 and 1995, and have issued our report thereon dated January 24, 1996 (included elsewhere in this Registration Statement). The two month period ended March 2, 1993 presents historical Pre-Acquisition financial statement amounts of Consolidated Cigar Corporation. Our audits also included the financial statement schedules listed in Item 16(b) of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

New York, New York
January 24, 1996

                                                                    SCHEDULE I

                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                         BALANCE SHEETS (PARENT ONLY)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     DECEMBER 31,
                                                                --------------------
                                                                   1994       1995
                                                                ---------  ---------
                             ASSETS
Investment in subsidiary including cumulative income and net
 of distributions .............................................   $40,563    $54,328
                                                                ---------  ---------
                                                                  $40,563    $54,328
                                                                =========  =========
              LIABILITIES AND STOCKHOLDER'S EQUITY
Common stock, par value $1, 1,000 shares authorized, issued
 and outstanding ..............................................   $     1    $     1
Additional paid-in capital ....................................    29,999     34,834
Retained earnings .............................................    10,563     19,493
                                                                ---------  ---------
    Total stockholder's equity ................................    40,563     54,328
                                                                ---------  ---------
                                                                  $40,563    $54,328
                                                                =========  =========

                                                                    SCHEDULE I

                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    STATEMENTS OF OPERATIONS (PARENT ONLY)
                            (DOLLARS IN THOUSANDS)


                                          PRE-ACQUISITION                 POST-ACQUISITION
                                         ---------------  ----------------------------------------------
                                            TWO MONTHS
                                               ENDED         TEN MONTHS      YEAR ENDED        ENDED
                                             MARCH 2,      ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                                               1993           31, 1993          1994            1995
                                         ---------------  --------------  --------------  --------------
Equity in (loss) earnings of subsidiary        $(77)           $2,879          $7,684         $13,930
                                         ---------------  --------------  --------------  --------------
 Net (loss) income .....................       $(77)           $2,879          $7,684         $13,930
                                         ===============  ==============  ==============  ==============

                                                                    SCHEDULE I

                CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    STATEMENTS OF CASH FLOWS (PARENT ONLY)
                            (DOLLARS IN THOUSANDS)

                                                    PRE-
                                                 ACQUISITION                  POST-ACQUISITION
                                               -------------  ----------------------------------------------
                                                 TWO MONTHS      TEN MONTHS      YEAR ENDED      YEAR ENDED
                                                 ENDED MARCH   ENDED DECEMBER   DECEMBER 31,    DECEMBER 31,
                                                   2, 1993        31, 1993          1994            1995
                                               -------------  --------------  --------------  --------------
Cash flows from operating activities:
 Net (loss) income ...........................      $(77)         $  2,879        $ 7,684         $13,930
 Adjustments to reconcile net (loss) income
  to net cash flows from operating
  activities:
   Equity in (earnings) loss of subsidiary in
   excess of distributions ...................        77            (2,879)        (7,684)         (8,930)
                                               -------------  --------------  --------------  --------------
                                                      77            (2,879)        (7,684)         (8,930)
                                               -------------  --------------  --------------  --------------
Net cash flows from operating activities  ....        --                --             --           5,000
                                               -------------  --------------  --------------  --------------
Cash flows from investing activities:
 Investment in subsidiary ....................        --           (30,000)            --              --
                                               -------------  --------------  --------------  --------------
  Net cash flows from investing activities  ..        --           (30,000)            --              --
Cash flows from financing activities:
 Dividend paid ...............................        --                --             --          (5,000)
 Capital contribution by parent ..............        --            30,000             --              --
                                               -------------  --------------  --------------  --------------
  Net cash flows from financing activities  ..        --            30,000             --          (5,000)
                                               -------------  --------------  --------------  --------------
  Net increase in cash and cash equivalents  .        --                --             --              --
  Cash and cash equivalents at beginning of
   period  ...................................        --                --             --              --
                                               -------------  --------------  --------------  --------------
  Cash and cash equivalents at end of period        $ --          $     --        $    --         $    --
                                               =============  ==============  ==============  ==============

                                                                   SCHEDULE II

              CONSOLIDATED CIGAR HOLDINGS INC. AND SUBSIDIARIES
                      VALUATION AND QUALIFYING ACCOUNTS
                            (DOLLARS IN THOUSANDS)


                                                               ADDITIONS
                                                      --------------------------
                                          BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE AT
                                         BEGINNING OF   COSTS AND      OTHER 1)                      END OF
              DESCRIPTION                   PERIOD       EXPENSES      ACCOUNTS    2) DEDUCTIONS     PERIOD
- --------------------------------------  ------------  ------------  ------------  --------------  -----------
PRE-ACQUISITION
TWO MONTHS ENDED MARCH 2, 1993:
Allowance for doubtful accounts
 (deducted from accounts receivable)  .     $  614         $ 34          $ --           $ --         $  648
                                        ============  ============  ============  ==============  ===========
Allowance for cash discounts and sales
 returns (deducted from accounts
 receivable) ..........................     $2,134         $ --          $ --           $ --         $2,134
                                        ============  ============  ============  ==============  ===========
Inventory reserves (deducted from
 inventory) ...........................     $  610         $ --          $ --           $ --         $  610
                                        ============  ============  ============  ==============  ===========
POST-ACQUISITION
TEN MONTHS ENDED DECEMBER 31, 1993:
Allowance for doubtful accounts
 (deducted from accounts receivable)  .     $  648         $133          $ --           $ 27         $  754
                                        ============  ============  ============  ==============  ===========
Allowance for cash discounts and sales
 returns (deducted from accounts
 receivable) ..........................     $2,134         $ --          $600           $ --         $2,734
                                        ============  ============  ============  ==============  ===========
Inventory reserves (deducted from
 inventory) ...........................     $  610         $ --          $ --           $ 96         $  514
                                        ============  ============  ============  ==============  ===========
YEAR ENDED DECEMBER 31, 1994:
Allowance for doubtful accounts
 (deducted from accounts receivable)  .     $  754         $200          $ --           $ 86         $  868
                                        ============  ============  ============  ==============  ===========
Allowance for cash discounts and sales
 returns (deducted from accounts
 receivable) ..........................     $2,734         $ --          $ --           $ --         $2,734
                                        ============  ============  ============  ==============  ===========
Inventory reserves (deducted from
 inventory) ...........................     $  514         $247          $ --           $ --         $  761
                                        ============  ============  ============  ==============  ===========
YEAR ENDED DECEMBER 31, 1995:
Allowance for doubtful accounts
 (deducted from accounts receivable)  .     $  868         $150          $ --           $ 80         $  938
                                        ============  ============  ============  ==============  ===========
Allowance for cash discounts and sales
 returns (deducted from accounts
 receivable) ..........................     $2,734         $650          $ --           $ --         $3,384
                                        ============  ============  ============  ==============  ===========
Inventory reserves (deducted from
 inventory) ...........................     $  761         $198          $ --           $137         $  822
                                        ============  ============  ============  ==============  ===========


- ------------

   1)  Purchase accounting


   2)  Write-off against reserve

                                EXHIBIT INDEX

   EXHIBIT NO.                                      DESCRIPTION                                     PAGE NO.
- -----------------  -----------------------------------------------------------------------------  ------------
     *   1.1       Form of Underwriting Agreement.
<F1>
     *   3.1       Form of Amended and Restated Certificate of Incorporation.
     *   3.2       Form of Amended and Restated By-laws.
     *   4.1       Specimen Certificate of Class A Common Stock.
<F2>
     *   5.1       Opinion of Skadden, Arps, Slate, Meagher & Flom as to legality of the Class A Common
                   Stock.
        10.1       Credit Agreement between Consolidated Cigar Corporation and The Chase Manhattan
                   Bank, N.A., dated as of February 23, 1993 (incorporated by reference from Exhibit
                   10.2 to Amendment No. 2 of Consolidated Cigar Corporation's Registration Statement
                   on Form S-1 (Registration No. 33-56902)).
      10.2(a)      Amendment No. 1 to the Credit Agreement, dated as of March 2, 1993 (incorporated by reference from Exhibit 10.2(a) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
      10.2(b)      Amendment No. 2 to the Credit Agreement, dated as of March 12, 1993 (incorporated by reference from Exhibit 10.2(b) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
      10.2(c)      Amendment No. 3 to the Credit Agreement, dated as of March 17, 1993 (incorporated by reference from Exhibit 10.2(c) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
      10.2(d)      Amendment No. 4 to the Credit Agreement, dated as of April 5, 1993 (incorporated by reference from Exhibit 10.2(d) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
      10.2(e)      Amendment No. 5 to the Credit Agreement, dated as of June 15, 1993 (incorporated by reference from Exhibit 10.2(e) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1993).
      10.2(f)      Amendment No. 6 to the Credit Agreement, dated as of September 12, 1994 (incorporated by reference from Exhibit 10.2(f) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1994).
      10.2(g)      Amendment No. 7 to the Credit Agreement, dated as of May 31, 1995 (incorporated by reference from Exhibit 10.2(g) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1995).
      10.2(h)      Amendment No. 8 to the Credit Agreement dated as of October 18, 1995 (incorporated by reference from Exhibit 10.2(h) to Consolidated Cigar Corporation's Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1995).
      10.2(i)      Amendment No. 9 to the Credit Agreement dated as of March 13, 1996.
     *10.2(j)      Amendment No. 10 to the Credit Agreement dated as of August  , 1996.
        10.3       Indenture by and between Consolidated Cigar Corporation and Continental Bank, National
                   Association, as Trustee, relating to the Senior Subordinated Notes due 2003.
      10.4(a)      Employment Agreement, dated July 1, 1995, between Mafco Consolidated Group and
                   Theo W. Folz (incorporated by reference from Exhibit 10.34 to Mafco Consolidated
                   Group Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31,
                   1995).

- ------------

   * To be filed by amendment.

   + Previously filed.








   EXHIBIT NO.                                      DESCRIPTION                                     PAGE NO.
- -----------------  -----------------------------------------------------------------------------  ------------
      10.4(b)      First Amendment, dated February 29, 1996, to the Employment Agreement, dated July
                   1, 1995, between Consolidated Cigar Corporation and Theo W. Folz (incorporated by reference from Exhibit 10.35 to Mafco Consolidated Group Inc.'s Annual Report
                   on Form 10-K for the fiscal year ended December 31, 1995).
        10.5       Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and Richard L. DiMeola (incorporated by reference from Exhibit 10.3 to Consolidated
                   Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
                   31, 1995).
        10.6       Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and Gary R. Ellis (incorporated by reference from Exhibit 10.6) to Consolidated
                   Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
                   31, 1995).
        10.7       Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and James L. Colucci (incorporated by reference from Exhibit 10.5 to Consolidated
                   Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
                   31, 1995).
        10.8       Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and George F. Gershel, Jr. (incorporated by reference from Exhibit 10.4 to Consolidated
                   Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
                   31, 1995).
        10.9       Employment Agreement, dated July 1, 1995, between Consolidated Cigar Corporation and Denis F. McQuillen (incorporated by reference from Exhibit 10.7 to Consolidated
                   Cigar Corporation's Annual Report on Form 10-K for the fiscal year ended December
                   31, 1995).
       10.10       Reimbursement Agreement between Consolidated Cigar Corporation and Mafco Holdings
                   Inc.
       10.11       Amended and Restated Tax Sharing Agreement entered into as of June 15, 1995 by and among Mafco Holdings Inc., Mafco Consolidated Group Inc., the Registrant and
                   Consolidated Cigar Corporation and its subsidiaries (incorporated by reference from Exhibit 10.10(a) to Consolidated Cigar Corporation's Annual Report on Form
                   10-K for the fiscal year ended December 31, 1995).
     * 10.12       Form of Consolidated Cigar Holdings Inc. 1996 Stock Plan.
     * 10.13       Form of Registration Rights Agreement dated as of    , 1996 between the Registrant
                   and Mafco Consolidated Group Inc.
     * 10.14       Form of Registrant's Promissory Note.
       10.15       Pension Plan Merger Agreement into Abex Retirement Plan (incorporated by reference from Exhibit 10.1 to Consolidated Cigar Corporation's Annual Report on Form 10-K
                   for the fiscal year ended December 31, 1995).
        22.1       Subsidiaries of the Registrant.
        23.1       Consent of Ernst & Young LLP.
     *  23.2       Consent of Skadden, Arps, Slate, Meagher & Flom (included in the opinion filed as Exhibit 5.1 hereto).
       +24.1       Powers of Attorney.

- ------------

   * To be filed by amendment.

   + Previously filed.